EXECUTION VERSION

U.S. $100,000,000
CREDIT AGREEMENT
dated as of June 13, 2011
among
PICO Northstar Hallock, LLC, as the Borrower,
PICO Northstar, LLC, as the Parent Guarantor
VARIOUS LENDERS,
ING CAPITAL LLC,
as Agent for the Lenders,
and
ING CAPITAL LLC,
as Sole Lead Arranger and Bookrunner

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SCHEDULES AND EXHIBITS

Schedules
Schedule 1.1(a) Locations of Inventory
Schedule 1.1(b) Project Construction Completion Requirements
Schedule 1.1(c) Construction Schedule
Schedule 1.1(d) Construction Budget
Schedule 1.1(e) Project Site
Schedule 1.1(f) Initial Commitments
Schedule 1.1(g) Standard Hedge Contract Terms and Conditions
Schedule 3.1 Borrower’s Account
Schedule 3.6 Agent’s Account
Schedule 4.1.5 Necessary Project Approvals
Schedule 4.1.16 Insurance Requirements
Schedule 5.10 Taxes
Schedule 5.11 Benefit Plans
Schedule 5.13 Existing Liens
Schedule 5.14 Intellectual Property
Schedule 5.16 Insurance
Schedule 5.18 Environmental Matters
Schedule 5.21 Major Project Documents
Schedule 5.22 Employment Contracts
Schedule 5.26 Existing Leases

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Exhibit A-1 Form of Term Note
Exhibit A-2 Form of Working Capital Facility Note
Exhibit A-3 Form of Additional Term Note
Exhibit B-1 Form of Working Capital Facility Borrowing Request
Exhibit B-2 Form of Term Loan Borrowing Request
Exhibit B-3 Form of Additional Term Loan Borrowing Request
Exhibit B-4 Form of Cost Overrun Account Disbursement Request
Exhibit C Form of Borrowing Base Certificate
Exhibit D Form of Compliance Certificate
Exhibit E Form of Continuation/Conversion Notice
Exhibit F Form of Letter of Credit Request
Exhibit G Form of Project Party Consent
Exhibit H Form of Transfer Supplement

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of June 13, 2011 (this “Agreement”), among PICO Northstar Hallock, LLC (the “Borrower”), PICO Northstar, LLC (the “Parent Guarantor”), the various lenders from time to time party hereto (the “Lenders”), ING Capital LLC, a Delaware limited liability company (“ING”), as agent for the Secured Parties (in such capacity, the “Agent”).
W I T N E S S E T H:
RECITALS.
     WHEREAS, the Borrower has requested that the Lenders (i) make loans available to the Borrower from time to time under a delayed draw term loan facility in an aggregate principal amount of up to Eighty-Nine Million Five Hundred Thousand and No/100 Dollars ($89,500,000) to finance in part the construction of the Project, and (ii) extend credit in the form of a working capital facility in an aggregate principal amount of up to Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000); and
     WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth (including, without limitation, Articles 2 and 4), to extend such credit facilities and make extensions of credit pursuant thereto; and
     WHEREAS, the credit facilities will be used in the manner described in Section 3.9 below;
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Accounts” means “accounts”, “instruments”, “contract rights”, “chattel paper”, “documents”, and “general intangibles” (including “payment intangibles”), as each term is defined in the UCC, and the proceeds thereof, arising directly or indirectly from the sale or lease of goods or the providing of services in the ordinary course of business and shall include, without limitation the Land O’Lakes Accounts.
     “Account Debtor” means any Person who is or may become obligated under, with respect to, or on account of, an Account.

     “Additional Equity Contributions” shall mean all contributions of equity made by the Sponsor from time to time after the Closing Date pursuant to the Agreement to Contribute Capital.
     “Additional Lender” means any bank or other financial institution that agrees to make an Additional Term Loan or to provide an Additional Working Capital Facility Commitment and that at the time it agrees to extend such credit is not a Lender hereunder.
     “Additional Term Loan” means a loan made by the Lenders to the Borrower pursuant to Section 2.1.3.
     “Additional Term Loan Amendment” has the meaning set forth in Section 2.1.3.
     “Additional Term Loan Facility Availability Period” means the period (a) beginning on April 30, 2011, and (b) ending on the Additional Term Loan Maturity Date.
     “Additional Term Loan Facility Commitment” means any commitment that hereafter may be obtained from the Additional Term Loan Lenders to make Additional Term Loans pursuant to Section 2.1.3.
     “Additional Term Loan Facility Commitment Amount” means up to $10,500,000, as such amount may be reduced from time to time upon repayment of the Additional Term Loans.
     “Additional Term Loan Lender” means a Lender or an Additional Lender that agrees to provide an Additional Term Loan Facility Commitment in accordance with Section 2.1.3.
     “Additional Term Loan Maturity Date” means the earliest of:
     (a) the fifth anniversary of the Closing Date;
     (b) immediately and without further action, the date on which any Event of Default described in Section 7.1.4 occurs;
     (c) the date on which any Event of Default other than any Event of Default described Section 7.1.4 shall have occurred and be continuing and either:
          (i) any Loans are declared to be due and payable pursuant to Section 7.3; or
          (ii) in the absence of such declaration, the Agent, acting at the direction of the Required Lenders, shall give notice to Borrower that the Term Loan Facility Commitments, the Additional Term Loan Facility Commitments and the Working Capital Facility Commitments have been terminated; and
     (d) the date on which a Change in Control occurs.
     “Additional Term Loan Mortgage Amendment” has the meaning set forth in Section 4.4.
     “Additional Term Loan Percentage” means as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Additional Term Loan

Facility Commitment and the denominator of which is the aggregate amount of the Additional Term Loan Facility Commitments of all Lenders.
     “Additional Term Note” means a promissory note of the Borrower, dated the date hereof, and substantially in the form of Exhibit A-3 attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and shall also refer to all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Additional Working Capital Facility Commitment” has the meaning set forth in Section 2.1.5.
     “Additional Working Capital Facility Commitment Amendment” has the meaning set forth in Section 2.1.5.
     “Additional Working Capital Facility Commitment Amount” has the meaning set forth in Section 2.1.5.
     “Additional Working Capital Facility Lender” has the meaning set forth in Section 2.1.5.
     “Additional Working Capital Facility Mortgage Amendment” has the meaning set forth in Section 2.1.5.
     “Affected Lender” has the meaning set forth in Section 2.6.
     “Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by or under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power:
     (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person; or
     (b) to direct or cause the direction of the management or policies of such Person whether by contract or otherwise;
provided, however, that no Lender (other than a Sponsor Lender) shall be deemed to be an Affiliate of the Borrower.
     “Agent” means ING, as agent for the Secured Parties pursuant to the terms of this Agreement, or such other Person as shall have subsequently been appointed as the successor agent pursuant to Section 8.4.
     “Agreement” means this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, restated, supplemented, or otherwise modified from time to time.
     “Agreement to Contribute Capital” means that certain Agreement to Contribute Capital, dated as of the Closing Date made by the Sponsor in favor of the Agent, for the benefit of the Secured Parties, pursuant to which the Sponsor has agreed to make the PICO Equity

Contribution, the Financial Covenant Default Contribution and the Cost Overrun Contributions, as such Agreement to Contribute Capital may be amended, restated, supplemented or otherwise modified from time to time.
     “Alternate Base Rate” means a fluctuating rate of interest per annum equal to the higher of:
     (a) the arithmetic average of rates of interest announced by each of the Reference Lenders from time to time at such Reference Lender’s principal New York City office as its prime (or base) rate for U.S. domestic commercial loans;
     (b) the Federal Funds Rate from time to time in effect plus one half of one percent (0.50%); and
     (c) the Eurodollar Base Rate for a one-month interest period from time to time in effect plus 1.00% per annum.
The Alternate Base Rate shall be calculated as of each date. If the Alternate Base Rate as of any given date shall change from the immediately prior date, the interest rate applicable to Base Rate Loans shall change effective on such date.
     “Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
     “Applicable Margin” means, (a) at all times prior to the Project Construction Completion Date, as to Base Rate Loans, 3.00% per annum and as to Eurodollar Loans, 4.00% per annum, and (b) from and after the Project Construction Completion Date, (i) for the first ninety (90) days following the Project Construction Completion Date, as to Base Rate Loans, 2.75% per annum and as to Eurodollar Loans, 3.75% per annum, and (ii) thereafter, the margins applicable to Base Rate Loans and Eurodollar Loans, respectively, shall be based upon the Debt to Capitalization Ratio determined on the applicable Debt to Capitalization Ratio Determination Date, in accordance with the following grid:

	Debt to	Eurodollar Base	Base Rate
Category	Capitalization Ratio	Rate Margin	Margin
1	Greater than 55%	3.75%	2.75%
2	Greater than 45% and less than or equal to 55%	3.00%	2.00%
3	Greater than 35% and less than or equal to 45%	2.50%	1.50%
4	Less than or equal to 35%	2.00%	1.00%

The Applicable Margin shall be calculated on each Debt to Capitalization Ratio Determination Date and shall be effective with respect to all Loans and Letters of Credit outstanding from and including such date up to and excluding the next succeeding Debt to Capitalization Ratio Determination Date; provided, however, that, if it is not possible to calculate the Applicable Margin as a result of the Borrower’s failure to deliver financial statements and Compliance Certificate when so required by Section 6.1.1(a) and (b) or the Compliance Certificate when so required by Section 6.1.1(d), respectively, the Applicable Margin shall be at Category 1 of the grid set forth above until such time as such financial statements and Compliance Certificates are delivered, at which time the Applicable Margin shall be determined as provided above. In the event that the determination of the Debt to Capitalization Ratio is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin under the grid set forth above for any period, then (i) the Borrower shall immediately deliver to the Agent a corrected Compliance Certificate for such period, (ii) the Applicable Margin shall be at the Applicable Margin under the grid for such period determined on the basis of such corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Agent, for the account of the Lenders, the accrued additional interest owing as a result of the increased Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Agent and the Lenders with respect to Section 3.4.3 or Article 7.
     “Approval” means each and every approval, consent, filing and registration by or with any federal, state or other regulatory authority (domestic or foreign) necessary to authorize or permit the execution, delivery or performance of this Agreement, the Notes or any other Loan Document, the granting of any security contemplated hereby or thereby, the validity or enforceability hereof or thereof, or the consummation of the transactions contemplated by the Loan Documents and shall include, without limitation, the Necessary Project Approvals.
     “Authorized Officer” means, relative to any Loan Party, those officers of such Loan Party whose signatures, incumbency and authority shall have been certified to the Agent and the Lenders pursuant to Section 4.1.2(a) or which are certified after the Closing Date in a certificate conforming to the requirements of Section 4.1.2(a) and, with respect to the Borrower, shall include the chief operating officer, president, chief financial officer, or chief legal officer of the Borrower.
     “Base Rate Loans” means Loans, or portions thereof, that bear interest on the basis of the Alternate Base Rate.
     “Blocked Person” means any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) that is named as a “specially designated national” or “blocked person” on the most current OFAC Lists.

     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrower’s Tax-Paying Entities” has the meaning set forth in Section 6.2.8.
     “Borrowing” means any group of Loans, or portions thereof, of the same type and, in the case of Eurodollar Loans, having the same Interest Period, in each case made, converted or continued by the Lenders on the same Business Day pursuant to the same Borrowing Request or Continuation/Conversion Notice in accordance with Sections 3.1 or 3.4.2, respectively.
     “Borrowing Base” means, on any date of determination, an amount equal to: (a) the sum of (i) 80% of Eligible Accounts plus (ii) 70% of Eligible Finished Goods Inventory plus (iii) 80% of Eligible Hedged Seed Inventory, plus (iv) 70% of Eligible Unhedged Seed Inventory plus (v) 50% of Eligible Canadian Inventory, plus (vi) 70% of Eligible Crude Canola Oil Inventory plus (vii) 50% of Eligible Other Inventory plus (viii) 100% of Eligible Margin Deposits minus (b) such reserves as may be established from time to time pursuant to Section 2.2 hereof.
     “Borrowing Base Certificate” means a certificate of the chief operating, accounting or financial Authorized Officer of the Borrower in the form of Exhibit C attached hereto.
     “Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower in the form of Exhibit B-1 with respect to Borrowings of Working Capital Facility Loans, in the form of Exhibit B-2 with respect to Borrowings of Term Loans, and in the form of Exhibit B-3 with respect to Borrowings of Additional Term Loans.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Stock” of any Person means any and all Stock of such Person, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) Stock of such Person or other equity participations in such Person, in each case whether general or limited, voting or non-voting, preferred or common.
     “Capitalized Lease Liabilities” means all monetary obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, are or would be classified as capitalized leases.
     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation issued or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or issued by any state or political subdivision or public instrumentality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or (ii) which is subject to a repurchase agreement with a Lender or any Eligible Lending Institution exercisable within one year from the time of purchase so long as such direct obligation remains in the possession of the Borrower or in the possession of a Lender and (iii) which, in the case of obligations of any state or political subdivision or public instrumentality thereof, is rated AA or better by Moody’s;
     (b) certificates of deposit, time deposits, demand deposits and bankers’ acceptances, having a remaining maturity at the time of purchase of not more than one year, issued by a Lender or by any Eligible Lending Institution;
     (c) corporate obligations rated Prime-1 by Moody’s or A-1 by S&P, having a remaining maturity at the time of purchase of not more than one year; and
     (d) shares of funds registered under the Investment Company Act of 1940, as amended, having assets of at least $100,000,000 which invest only in obligations described above and which shares are rated by Moody’s or S&P in one of the two highest rating categories assigned by such agencies for obligations of such nature.
     “Certificate Regarding Capital Contributions” means a certificate duly executed by the chief operating, accounting or financial Authorized Officer of the Borrower as to receipt by the Borrower of (i) the Pre-Closing Equity Contributions, and (ii) the PICO Equity Contribution.
     “Change in Control” means the occurrence of one or more of the following:
     (a) the failure of the Parent Guarantor to own and hold, beneficially and of record, and to control, 100% of the Stock of the Borrower;
     (b) the failure of the Sponsor to own and hold, directly or indirectly, beneficially and of record, not less than eighty-eight percent (88%) of the Common Stock and 100% of the Qualified Preferred Equity Interests of the Parent Guarantor;
     (c) the failure of the Original Member to own and hold, beneficially and of record, not less than twelve percent (12%) of the Common Stock of the Parent Guarantor, other than as a result of any Additional Equity Contributions;
     (d) the sale, transfer or other disposition by the Sponsor or any of its Subsidiaries, or by the Original Member of any Stock of the Parent Guarantor;
     (e) during any consecutive twelve-month period, individuals who at the beginning of such period constituted the board of directors of the Sponsor (together with any new directors whose election by the board of directors of the Sponsor or whose nomination for election by the stockholders of the Sponsor was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved shall cease for any reason to constitute a majority of the board of directors of the Sponsor then in office; or
     (f) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty percent (30%) of the outstanding membership interests of the Sponsor.

     “Change Order” means a request by the Borrower to amend, modify, supplement or otherwise alter the scope of work under any Construction Contract where the effect of such amendment, modification, supplementation or alteration would be to materially increase the cost payable by the Borrower under such Construction Contract or to materially extend or delay the period originally provided to the Project Party under such Construction Contract for the achievement or delivery of any material item under such Construction Contract.
     “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) (a) taxes at the time due and payable, and (b) levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the Borrower’s and its Subsidiaries’ employees, payroll, income or gross receipts, (iv) the Borrower’s and its Subsidiaries’ ownership or use of their assets, or (v) any other aspect of the Borrower’s and its Subsidiaries’ business.
     “Closing Date” means June 13, 2011.
     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Subsidiary on which a Lien is granted to secure the Obligations.
     “Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans pursuant to Section 2.1 and to participate in Letters of Credit pursuant to Section 3.10.
     “Commodity Account” means any commodity account, as such term is defined in the UCC.
     “Commodity Account Control Agreement” means any control agreement executed by and among the Borrower, the Agent, for the benefit of the Secured Parties, and the commodity intermediary at which the Borrower maintains a Commodity Account, in form and substance satisfactory to the Agent.
     “Commonly Controlled Entity” means an entity, trade or business, whether or not incorporated, which is from time to time a member of a controlled group or a group under common control with the Borrower within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the IRC or Section 4001(a)(14) of ERISA.
     “Compliance Certificate” means a certificate duly executed by the chief operating, accounting or financial Authorized Officer of the Borrower in the form of Exhibit D attached hereto.
     “Consolidated Capital Expenditures” means, for any period, without duplication, the sum of (a) the gross dollar amount of additions during such period to property, plant, equipment and other fixed assets of the Borrower and its Subsidiaries, including those additions made in the ordinary course of business, plus (b) (to the extent not otherwise included in clause (a) of this definition) the aggregate amount of Capitalized Lease Liabilities incurred during such period by the Borrower and its Subsidiaries.

     “Construction Budget” means the budget identified as the “Construction Budget” on Schedule 1.1(d) that sets forth the projected Construction Expenses, with a categorization of each anticipated material Construction Expense, and presented in a manner that reflects each of the key dates in the Construction Schedule.
     “Construction Contracts” means the agreements identified as “Construction Contracts” on Schedule 5.21, as such agreements may be amended, restated, supplemented or otherwise modified from time to time, together with such additional Contractual Obligations for the development, engineering, design, construction, permitting, insuring, environmental compliance, procurement and installation of materials, supplies and equipment, start-up and testing of, or the provision of consulting services in connection with, the Project; provided, however, that “Construction Contracts” shall not include any Loan Document.
     “Construction Expenses” means all items of costs and expenses required in connection with the acquisition, development, engineering, design, construction, permitting, insuring, environmental compliance, procurement and installation of materials, supplies and equipment, start-up, testing and financing (including without limitation, interest, fees and expenses related to financing) with respect to the Project, as more particularly described on Schedule 1.1(d).
     “Construction Schedule” means the schedule for construction of the Project described in Schedule 1.1(c).
     “Consulting Contracts” means the agreements identified as “Consulting Contracts” on Schedule 5.21, as such agreements may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that “Consulting Contracts” shall not include any agreement with the Lender Consultants.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by the chief operating, accounting or financial Authorized Officer of the Borrower in the form of Exhibit E attached hereto.
     “Contractual Obligation” means, relative to any Person, any provision of any security issued by such Person or any provision of any Instrument or undertaking to which such Person is a party or by which it or any of its property is bound, excluding, in the case of the Borrower and any of its Subsidiaries, the Loan Documents.
     “Contribution Documents” means (i) the Certificate Regarding Capital Contributions, and (ii) the Agreement to Contribute Capital, in each case as amended, restated, supplemented or otherwise modified from time to time.
     “Contributions” means the contributions to the equity capital of the Parent Guarantor and the Borrower made pursuant to, or described in, the Contribution Documents.
     “Cost Overrun” means the amount, if any, by which Construction Expenses exceed the sum of (a) the budgeted amount of Construction Expenses, including the budgeted contingency amount, as reflected in the Construction Budget, and (b) the amount of cash on deposit in the Cost Overrun Account.

     “Cost Overrun Account” means the deposit account which is established for the payment of Construction Expenses, which shall be subject to a Deposit Account Control Agreement in favor of the Agent for the benefit of the Secured Parties, and into which shall be deposited the proceeds of the Cost Overrun Contributions.
     “Cost Overrun Account Disbursement Request” means a request and certificate duly executed by an Authorized Officer of the Borrower in the form of Exhibit B-4.
     “Cost Overrun Contribution” means any and all contributions made by the Sponsor directly or indirectly to the Borrower in satisfaction of the requirements of Section 2(a) of the Agreement to Contribute Capital.
     “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding Indebtedness due from Affiliates and cash and Cash Equivalent Investments.
     “Current Liabilities” means, with respect to any Person, (i) all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities, excluding the current portion of long-term debt.
     “Debt Service” means, for any period, the sum of (a) Interest Expense for such period, plus (b) scheduled principal repayments of Indebtedness (including, without limitation, scheduled payments of principal in respect of Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period; provided, however, (i) Debt Service for the four Fiscal Quarter period ending on the last day of the second full Fiscal Quarter following the Project Construction Completion Date shall be deemed to be (x) Debt Service for the first and second full Fiscal Quarters following the Project Construction Completion Date multiplied by (y) 2.0; and (ii) Debt Service for the four Fiscal Quarter period ending on the last day of the third full Fiscal Quarter following the Project Construction Completion Date shall be deemed to be (x) Debt Service for the first, second and third full Fiscal Quarters following the Project Construction Completion Date multiplied by (y) 1.33.
     “Debt Service Coverage Ratio” means, for any period, the ratio of (a) EBITDA of the Borrower and its Subsidiaries for such period less (i) Consolidated Capital Expenditures for such period (excluding that portion of Consolidated Capital Expenditures that is financed by Indebtedness (other than the Obligations)) less (ii) Permitted Tax Distributions with respect to such period less (iii) any other distributions made by the Parent Guarantor to its members during such period to (b) Debt Service for such period.
     “Debt Service Reserve Account” means a Deposit Account established by the Borrower on or prior to the Project Construction Completion Date, in the name of the Agent for the benefit of the Lenders into which the Borrower shall, from and after the Closing Date, remit and maintain an amount on deposit at all times that is not less than the Debt Service Reserve Amount in accordance with Section 6.1.19.
     “Debt Service Reserve Amount” means as of any given date, the greater of (x) an amount equal to $5,000,000, and (y) projected debt service for the Loans for the immediately following six-month period. For the avoidance of doubt, the Debt Service Reserve Amount shall be in addition to, and shall not include, the amount of any Financial Covenant Default Contribution.
     “Debt to Adjusted Capitalization Ratio” means, as of any date, the ratio of (a) Total Debt as of such date to (b) the sum of (i) Total Debt as of such date plus (ii) the Parent Guarantor’s consolidated shareholders’ or member’s equity as of such date plus (iii) an amount equal to the difference of (x) an amount equal to development expenses in an amount not to exceed $8,350,000 incurred in connection with the Project but solely to the extent such development expenses are treated as current expenses (and are not capitalized) on the financial statements of the Borrower in accordance with GAAP minus (y) the amount of development expenses referenced in clause (x) above that would have been amortized as of such date in accordance with GAAP had such development expenses been capitalized and not currently expensed.
     “Debt to Capitalization Ratio” means, as of any date, the ratio of (a) Total Debt as of such date to (b) the sum of (i) Total Debt as of such date plus (ii) the Parent Guarantor’s consolidated shareholders’ or member’s equity as of such date.
     “Debt to Capitalization Ratio Determination Date” means the date of determination of the Debt to Capitalization Ratio, which shall be the date upon which the Borrower has delivered to the Agent the financial statements and Compliance Certificate required pursuant to Section 6.1.1(a) and (b) or the Compliance Certificate required pursuant to Section 6.1.1(d), or, in the event the Borrower should fail to deliver any such financial statements or Compliance Certificate, as applicable, the date such financial statements or Compliance Certificate were required to be delivered.
     “Default” means any condition that constitutes an Event of Default, or that, with the giving of any notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in the Letters of Credit required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has been, or its parent company has been, deemed insolvent, (d) has given verbal or written notice to Agent, Borrower, or any other Lender, or has otherwise announced, that such Lender believes it will not, or fails to promptly provide to Agent upon request reasonably satisfactory assurance that such Lender will, comply with its funding obligations under this Agreement, or (e) has become, or its parent company has become, the subject of a bankruptcy, receivership, conservatorship, or insolvency proceeding.
     “Deferral Period” means each Fiscal Quarter with respect to which a Quarterly Payment has been declared to be a Deferred Payment.
     “Deferred Payment” means a payment of principal due with respect to the Term Loan which is deferred pursuant to the provisions of Section 3.3.1(c).

     “Deferred Payment Date” means a Quarterly Payment Date on which a Deferred Payment would have been due had it not been declared to be a Deferred Payment.
     “Deposit Account” means any deposit account, as such term is defined in the UCC.
     “Deposit Account Control Agreement” means any control agreement executed by and among the Borrower, the Agent, for the benefit of the Secured Parties, and the depository institution at which the Borrower maintains a Deposit Account, in form and substance satisfactory to the Agent.
     “Disbursement Instruction” means an instruction given by the Agent at the request of the Borrower, from time to time, to the bank at which the Cost Overrun Account is maintained, to disburse proceeds maintained in the Cost Overrun Account for payment or reimbursement of Construction Expenses.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Downgraded Lender” means any Lender (other than a Farm Credit System Lender) during any period for which such Lender or, if such Lender does not have a long term unsecured debt rating, such Lender’s parent company, fails to maintain both a long term unsecured debt rating by S&P of not less than BBB and a long term unsecured debt rating by Moody’s of not less than Baa.
     “EBITDA” means, for any period for any Person and its Subsidiaries determined on a consolidated basis, an amount equal to Net Income plus (to the extent deducted in determining Net Income) Interest Expense, provisions for income taxes, depreciation and amortization expense, and all unrealized non-cash losses minus (to the extent included in determining Net Income) all unrealized non-cash gains, with each such component of EBITDA to be determined in accordance with GAAP; provided, however, (i) EBITDA for the four Fiscal Quarter period ending on the last day of the second full Fiscal Quarter following the Project Construction Completion Date shall be deemed to be (x) EBITDA for the first and second full Fiscal Quarters following the Project Construction Completion Date plus (y) $15,148,557; and (ii) EBITDA for the four Fiscal Quarter period ending on the last day of the third full Fiscal Quarter following the Project Construction Completion Date shall be deemed to be (x) EBITDA for the first, second and third full Fiscal Quarters following the Project Construction Completion Date plus (y) $6,381,481.
     “Eligible Accounts” means the net outstanding balance, less all finance charges, late fees and other fees which are unearned, of all Land O’Lakes Accounts of the Borrower and its Subsidiaries; provided however, that the following Accounts shall not be Eligible Accounts:
     (a) any Account as to which any representation or warranty contained in this Agreement, the Security Agreement or any of the other Loan Documents applicable either to Accounts in general or to any such specific Account is not true as of any date made in any material respect;
     (b) all Accounts if more than twenty percent (20%) of such Accounts do not constitute Eligible Accounts by virtue of clause (e) of this definition;

     (c) all Accounts if Land O’Lakes has (i) become insolvent or generally failed to pay, or admitted in writing its inability to pay, debts as they become due, (ii) applied for, consented to, or acquiesced in, the appointment of a trustee, receiver, sequestrator or other custodian for Land O’Lakes or any property thereof or made a general assignment for the benefit of creditors, (iii) in the absence of such application, consent or acquiescence, permitted or suffered to exist the appointment of a trustee, receiver, sequestrator or other custodian for Land O’Lakes or for a substantial part of its property, or (iv) permitted or suffered to exist the commencement and continuance of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding in respect of Land O’Lakes;
     (d) any Account that is billed with terms that exceed fifteen (15) days;
     (e) any Account that, as of any date of determination, remains unpaid fifteen (15) days past original due date;
     (f) any Account that is subject to set-off (including, without limitation, the amount of all commissions owing to Land O’Lakes under the Land O’Lakes Agreements), provided that only a portion of such Account in the amount by which such Account may be set off shall not be deemed an Eligible Account;
     (g) any Account that is denominated in any currency other than Dollars;
     (h) any Account that is subject to any claim or dispute by Land O’Lakes;
     (i) any Account that arises from a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment may be conditional;
     (j) any Account that is not subject to a valid and perfected, first priority Lien in favor of the Agent, for the benefit of the Secured Parties, or that is subject to any Lien whatsoever, other than such Lien in favor of the Agent, for the benefit of the Secured Parties and other than Qualified Liens;
     (k) any Account that is not evidenced by an invoice or other writing in form acceptable to the Agent;
     (l) any Account that is evidenced by chattel paper or an instrument unless such chattel paper or instrument is pledged to the Agent, for the benefit of the Secured Parties, pursuant to documentation in form and substance satisfactory to the Agent;
     (m) any Account as to which the Borrower may be, in order to be entitled to collect such Account (or, if such Account is evidenced by multiple invoices, the amount of such Account evidenced by any such invoice), required to perform any additional service or perform or incur any additional obligation in respect of such Account (or amount so invoiced);
     (n) any Account as to which the Borrower has not submitted all necessary documentation or supplied all necessary information to Land O’Lakes for payment of such

Account or has not fulfilled all other obligations in respect thereof, including verification of the eligibility of the Account for payment by Land O’Lakes; or
     (o) any Account that contravenes (or as to which any related contract contravenes) in any material respect any laws, rules or regulations applicable thereto or as to which any party to any such related contract is in violation of any such law, rule or regulation in any material respect.
The determination by the Agent that any Account shall be deemed ineligible by virtue of its being described by one of such categories shall not be deemed to indicate that such Account may not also be deemed ineligible by virtue of being described by any other such category or to preclude the Agent from reclassifying such Account into such other category, should the Account cease to be described by the first such category.
     “Eligible Canadian Inventory” means Inventory consisting of canola seed that would constitute Eligible Inventory but for the fact that it is not located in the United States so long as (i) such Inventory is located in Manitoba, Canada, in a bonded warehouse acceptable to the Agent, and (ii) such Inventory is evidenced by negotiable documents of title which have been delivered to the Agent; provided that “Eligible Canadian Inventory” shall exclude any Inventory acquired within 30 days of the date of determination which is subject to the currently exercisable rights of unpaid suppliers or farmers under section 81.1 or 81.2 of the Bankruptcy and Insolvency Act (Canada) or the comparable provision of any other applicable law.
     “Eligible Crude Canola Oil Inventory” means Inventory consisting of crude canola oil that satisfies the criteria for Eligible Inventory set forth in the definition thereof.
     “Eligible Finished Goods Inventory” means Finished Goods Inventory (valued at cost or, if such Eligible Finished Goods Inventory is subject to a binding sales contract, the contract price for such Eligible Finished Goods Inventory as provided in such binding sales contract) that satisfies the criteria for Eligible Inventory set forth in the definition thereof.
     “Eligible Futures Contracts” means written contracts between the Borrower and third-party counterparties for sale at a future date for a specific already determined price or prices that seek to eliminate or reduce volatility in (i) price (or cost) and (ii) performance which would otherwise affect the Borrower in its normal daily operations in cash-basis (or spot) markets, provided that (a) such contracts are exchange-traded contracts with counterparties that are futures exchanges regulated by the Commodities Futures Trading Commission or the Manitoba Securities Commission, or such contracts are traded over-the-counter with counterparties that have been approved by the Agent, and (b) such contracts constitute commodity contracts carried in a Commodity Account that is subject to a Commodity Account Control Agreement.
     “Eligible Hedged Seed Inventory” means Eligible Inventory consisting of canola seed (valued at fair market value) with respect to which the Borrower has entered into Eligible Futures Contracts.
     “Eligible Inventory” means Inventory that complies with each of the representations and warranties with respect to any specific item of Inventory or to Inventory generally made by the

Borrower in the Loan Documents, and that the Agent shall have determined to be eligible for inclusion in the Borrowing Base at any particular time; provided, however, that the value of such Eligible Inventory shall be the lower of the cost and fair market value of such Eligible Inventory, such cost determined on a first-in, first-out basis (except that (x) Eligible Hedged Seed Inventory shall be valued at fair market value and (y) Eligible Finished Goods Inventory shall be valued at cost or, if such Eligible Finished Goods Inventory is subject to a binding sales contract, the contract price for such Eligible Finished Goods Inventory as provided in such binding sales contract). Without limitation of the Agent’s right to determine that an item of Inventory does not constitute Eligible Inventory, an item of Inventory shall not constitute Eligible Inventory if:
     (a) the Borrower does not have good, valid, and marketable title thereto;
     (b) it is not located at one of the locations in the United States set forth on Schedule 1.1(a) hereto;
     (c) it is located on real property leased by the Borrower, in a contract warehouse, in transit in the possession of a third party carrier, or otherwise in the possession of a third party, in each case, unless (i) such Inventory is subject to a landlord’s waiver, warehouseman’s agreement, bailee agreement, freight forwarder’s agreement or similar agreement, in each case in form and substance satisfactory to the Agent, executed by the landlord, warehouseman, bailee, or other third party, as the case may be, or (ii) the Agent has established rent or other appropriate reserves with respect to such Inventory;
     (d) it bears trademarks owned by any third party as to which there are restrictions (other than the payment of royalties) on the Borrower’s or any assignee’s rights to re-sell such Inventory (unless such third party has provided a trademark licensor consent in favor of the Agent in form and substance satisfactory to the Agent);
     (e) it is not subject to a valid and perfected first priority Lien in favor of the Agent, for the benefit of the Secured Parties, or it is subject to any Lien whatsoever, other than such Lien in favor of the Agent, for the benefit of the Secured Parties and other than Qualified Liens;
     (f) it consists of goods returned or rejected by the Account Debtors;
     (g) it consists of goods that are obsolete or slow-moving, excess, restrictive or custom items, work-in-process, or goods that constitute packaging and shipping materials, bill and hold goods, defective goods, or Inventory acquired on consignment;
     (h) it consists of Finished Goods Inventory that does not meet the specifications set forth in the Sales and Marketing Contracts, including without limitation, the Land O’Lakes Agreements, as modified from time to time; or
     (i) it consists of crude canola oil that does not meet the commercial standards established by the Oil Seed Processors Association for crude canola oil or established by other similar and generally accepted industry organizations identified by the Agent from time to time.

     “Eligible Lending Institution” means a financial institution having a branch or office in the United States and having capital and surplus and undivided profits aggregating at least $100,000,000 and rated Prime-1 or better by Moody’s or A-1 or better by S&P.
     “Eligible Margin Account” means any Commodity Account of the Borrower: (i) through which the Borrower has entered into Eligible Futures Contracts, (ii) which is maintained with a registered commodities broker who has entered into a Commodity Account Control Agreement with the Agent and the Borrower, (iii) in which the Agent has a first priority perfected Lien, and (iv) which is subject to no other Lien, other than Permitted Liens.
     “Eligible Margin Deposits” means the net liquidation value maintained in all Eligible Margin Accounts.
     “Eligible Other Inventory” means Inventory, other than Finished Goods Inventory, Eligible Hedged Seed Inventory, Eligible Unhedged Seed Inventory, Eligible Canadian Inventory and Eligible Crude Canola Oil Inventory, that satisfies the criteria for Eligible Inventory set forth in the definition thereof.
     “Eligible Unhedged Seed Inventory” means Eligible Inventory consisting of canola seed that is not Eligible Hedged Seed Inventory.
     “Environment” means soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.
     “Environmental Laws” means all federal, state, local and foreign laws and regulations, codes, common law, consent agreements, orders and decrees, and judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of the Environment, natural resources or human health and safety.
     “Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated as of the Closing Date, made by the Borrower in favor of the Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, settlement costs, sanctions and interest, incurred as a result of any claim or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, any Environmental Law, permit, order, variance or agreement with a Governmental Authority or other Person, arising from or related to the administration of any Environmental Law or arising from environmental, health or safety conditions or a release or threatened release resulting from the past, present or future operations of the Borrower or any of its Subsidiaries or affecting any of their properties, or any release or threatened release for which the Borrower or any of its Subsidiaries is otherwise responsible under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (i) one percent (1.0%) per annum, and (ii) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period as reported on Reuters Screen LIBOR01 Page (or any successor source) as of 11:00 A.M., London time, three (3) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which the Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, three (3) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loans” means Loans, or portions thereof, that bear interest on the basis of the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to (i) the Eurodollar Base Rate for such Borrowing for such Interest Period divided by (ii) one (1) minus the Reserve Requirement. The Eurodollar Rate for any Interest Period will be determined initially by the Agent on the basis of the Reserve Requirement in effect on the date three (3) Business Days prior to the commencement of such Interest Period and, from time to time thereafter during such Interest Period, such Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement during such Interest Period.
     “Event of Abandonment” means any of the following shall have occurred: (a) the abandonment by the Borrower of the development, engineering, construction, use, testing, start-up, operation or maintenance of the Project, or (b) the suspension of all or any substantial part of the Borrower’s activities with respect to the Project, except as expressly permitted under the Loan Documents or in connection with any event of force majeure, a Loss, or an emergency affecting the Project which the Borrower is using commercially reasonable efforts to overcome, or any maintenance or repair of the Project (whether scheduled or unscheduled) which the Borrower is using commercially reasonable efforts in undertaking.
     “Event of Default” means any of the events set forth in Section 7.1.
     “Excess Cash Flow” means, for any Fiscal Year, an amount equal to: EBITDA for such Fiscal Year minus (b) the sum of (i) cash Interest Expense paid during such Fiscal Year, plus (ii) taxes and Permitted Tax Distributions paid in cash during such Fiscal Year, plus (iii) the amount of actual Consolidated Capital Expenditures made during such Fiscal Year which are not financed (other than with the proceeds of Loans), plus (iv) scheduled repayments of principal under any Indebtedness plus (v) prepayments of the Term Loan during any such Fiscal Year (other than prepayments pursuant to Section 3.3.1(l)) plus (vi) any increase in Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year, minus (vii) any decrease in Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year.
     “Excess Cash Flow Recapture Percentage” means, as to each Fiscal Year, the applicable percentage set forth below the applicable Debt to Capitalization Ratio as of the last day of such Fiscal Year:

Debt to		Less than or	Less than or
Capitalization		equal to 55% and	equal to 45% and	Less than or
Ratio	Greater than 55%	greater than 45%	greater than 35%	equal to 35%
Excess Cash Flow Recapture Percentage	75%	50%	25%	0%
     “Excess Contingency Funds Certificate” means a certificate given by the Borrower and confirmed by the Independent Engineer stating that after giving effect to the making of any Borrowing of Term Loans all or any portion of the proceeds of which are to be used to purchase canola seed, the undrawn amount of the Term Loan Commitment, together with the amounts in the Cost Overrun Account, are sufficient to satisfy the Project Construction Completion Requirements on or prior to the Project Construction Completion Deadline.
     “Excluded Issuances” means the proceeds of any (a) issuance of any Capital Stock of the Parent Guarantor to any employees, officers, directors or consultants of any Loan Party under, or upon the exercise of options granted under, any stock-based incentive plan of any Loan Party, (b) any issuance of Capital Stock of the Parent Guarantor under any employee stock purchase plan of any Loan Party, and (c) Qualified Preferred Equity Issuances.
     “Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, under any Note or any other Loan Document, (a) Taxes imposed on or measured by the net income (however denominated), gross margins, profits or gains of, and franchise Taxes imposed (in lieu of net income Taxes) on, such recipient by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office (or, in the case of a Lender, its applicable lending office) is located or with which it has a permanent or former connection (other than a connection resulting in whole or in part from any Loan Document or any actions related thereto), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located or under the laws of which such recipient is organized or in which its principal office (or, in the case of a Lender, its applicable lending office) is located, (c) any backup withholding Tax required to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.5(f)(ii), and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts that are payable (directly or indirectly) to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (ii) is attributable to any failure or inability of such Foreign Lender (other than as a result of a change in law after such Foreign Lender becomes a party hereto) to comply with clause (B) of Section 3.5(f)(ii) or Section 9.11(e) (or to any inaccuracy or deficiency of any documentation provided by such Foreign Lender under clause (B) of Section 3.5(f)(ii) or Section 9.11(e)), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.5(a).
     “Existing Leases” shall have the meaning set forth in Section 6.2.6.
     “Farm Products” means farm products as such term is defined in the Food Security Act and the regulations promulgated pursuant thereto or the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction.
     “Farm Products Seller” has the meaning set forth in Section 6.1.16.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:
     (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (b) if such rate is not so published for any day which is a Business Day, the arithmetic average of the quotations for such transactions received by the Agent, in its sole discretion, either from (i) three federal funds brokers of recognized standing selected by the Agent in its sole discretion or (ii) the Reference Lenders.
     “Fee Letter” means that certain confidential letter agreement dated the Closing Date among the Agent and the Borrower.
     “Financial Covenant Default Contribution” means an additional one-time contribution to the Borrower in the amount of $5,000,000 made by the Sponsor for deposit into the Debt Service Reserve Account upon failure of the Borrower to comply with any financial covenant set forth in Section 6.2.4.
     “Financing Statements” means the UCC-1 financing statements filed with respect to the Security Documents pursuant to clause (a) of Section 4.1.13.
     “Finished Goods Inventory” means Inventory that constitutes finished goods and products produced at the Project Site consisting of canola meal, oil and other by-products of processed canola seed, but excluding Inventory that constitutes raw materials, work-in-process and crude canola oil.
     “Fiscal Quarter” means any quarter of a Fiscal Year ending March 31, June 30, September 30 or December 31.

     “Fiscal Year” means, subject to Sections 6.2.16 and 9.14, each twelve month accounting period of the Borrower ending on December 31.
     “Food Security Act” means the Food Security Act, 7 U.S.C. § 1631.
     “Food Security Act Notices” shall have the meaning set forth in Section 6.1.16.
     “Foreign Lender” means any Lender that is organized (or that is otherwise resident for Tax purposes) under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes. The United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction for purposes of this definition.
     “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System (or any successor).
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States.
     “General Contractor” means McGough Industrial Construction, LLC.
     “General Contractor Agreement” means that certain Agreement dated November 16, 2007, between Northstar Agri Industries Hallock, LLC and the General Contractor, for a Canola Crushing Facility, as amended by that certain Amendment No. 1 to Agreement Between Owner and Contractor dated September 20, 2010, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hedge Contract” means any “floor”, “hedge”, “swap”, “collar”, “cap”, “futures”, or similar agreement between a Borrower and any other Person, including any Lender Party or Affiliate of any Lender Party, intended to fix the relative amount of such Borrower’s risk in respect of changes in interest rates, commodity prices and/or foreign currency exchange.
     “Hedge Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender) or, if no such readily available quotations are available, the termination value(s) determined in accordance with such Hedge Contracts.
     “Hedging Reserve” means, at any time, an amount equal at such time to the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if all Eligible Futures Contracts were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular section, subsection, clause or provision of this Agreement or such other Loan Document.
     “including” means including without limiting the generality of any description preceding or following such term.
     “Indebtedness” of any Person means, without duplication,
     (a) all obligations of such Person for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid;
     (b) all obligations, contingent or otherwise, relative to the stated amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person and the net obligations under all Hedge Contracts of such Person;
     (c) all Capitalized Lease Liabilities of such Person (to the extent required by GAAP to be included on the balance sheet of such Person);
     (d) whether or not so included as liabilities in accordance with GAAP:
     (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business) and Indebtedness secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; and
     (ii) all obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness of another Person of the type described in clause (a), (b), (c) or (d)(i), above, or clause (e) below;
     (e) all obligations of such Person to redeem, purchase or otherwise retire or extinguish any of its Capital Stock at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely with the control of such Person (e.g., redemption from future earnings).

     “Indemnified Liabilities” means any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred by or asserted or awarded against any Lender Party and against which the Borrower has indemnified the Lender Parties as provided in Section 9.4.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Independent Engineer” means SAIC Energy, Environment & Infrastructure, LLC, a Delaware limited liability company, successor to R.W. Beck, Inc., a Washington corporation, or any replacement appointed by the Agent and, unless an Event of Default shall have occurred and be continuing, consented to by the Borrower, such consent not to be unreasonably withheld or delayed.
     “ING” means ING Capital LLC, a Delaware limited liability company.
     “Insolvency” or “Insolvent” means, at any particular time, with respect to any Multiemployer Pension Plan that such Multiemployer Pension Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Instrument” means any contract, agreement, letter of credit, indenture, mortgage, warrant, deed, certificate of title, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, any Lien (or right or interest therein) is granted or perfected, or any property (or right or interest therein) is conveyed.
     “Insurance Consultant” means Moore-McNeil, LLC, a Tennessee limited liability company, or any replacement appointed by the Agent and, unless an Event of Default shall have occurred and be continuing, consented to by the Borrower, such consent not to be unreasonably withheld or delayed.
     “Intellectual Property” means, collectively, (a) patents, patent rights and patent applications, copyrights and copyright applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, applications for registration of trademarks, trade names and service marks, fictitious names registrations and trademarks, trade name and service mark registrations, domain names and domain name registration agreements, and (b) patent licenses, trademark licenses, copyright licenses and other licenses to use any of the items described in clause (a), and any other similar items necessary to conduct or operate the business of the Borrower and its Subsidiaries.
     “Interest Expense” means, for any period, the interest expense accrued during such period in respect of Indebtedness of the Borrower and its Subsidiaries, measured on a consolidated basis in accordance with GAAP.
     “Interest Period” means, relative to any Eurodollar Loans comprising part of the same Borrowing, the period beginning on (and including) the date on which such Eurodollar Loans are made or continued as, or converted into, Eurodollar Loans pursuant to Section 3.1 or Section 3.4.2 and ending on (but excluding) the date which numerically corresponds to such date three or six months thereafter (or, if such month has no numerically corresponding date, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 3.1 or Section 3.4.2; provided, however, that:
     (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four (4) different dates;
     (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding date);
     (c) (i) no such Interest Period with respect to Term Loans may end later than the Term Loan Maturity Date, (ii) no such Interest Period with respect to Additional Term Loans may end later than the Additional Term Loan Maturity Date, and (iii) no such Interest Period with respect to Working Capital Facility Loans may end later than the Working Capital Facility Maturity Date; and
     (d) in the case of Interest Periods for the Term Loans or Additional Term Loans consisting of Eurodollar Loans, no such Interest Period may end later than the date of any principal repayment with respect to the Term Loans or Additional Term Loans as set forth in clause (c) of Section 3.3.1, if on such date the Borrower otherwise would be required to repay any portion of any Borrowing prior to the end of the Interest Period relative to such Borrowing.
     “Internal Revenue Service” means the Internal Revenue Service of the United States of America.
     “Inventory” means “inventory” (as such term is defined in the UCC).
     “Investment” means, relative to any Person:
     (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);
     (b) any ownership or similar interest held by such Person in any other Person; and
     (c) the purchase of any debt or equity securities or instruments issued by any other Person (including, without limitation, Capital Stock, notes, debentures, drafts and acceptances, and trust certificates).
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     “IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of the IRC also refer to any successor sections.
     “knowledge” means, with respect to an individual, that such individual has knowledge of the particular fact or other matter at the applicable time of determination, and with respect to an entity, that any director, manager or other person performing similar functions of such entity, or any officer or employee of such entity at a vice-president level or above, has knowledge of the particular fact or other matter at the applicable time of determination.
     “Land O’Lakes” means Land O’Lakes Purina Feed, LLC, a wholly owned subsidiary of Land O’Lakes Inc.
     “Land O’Lakes Accounts” means Accounts for which Land O’Lakes is the Account Debtor and which (i) arise from the purchase of the Borrower’s Inventory by Land O’Lakes for its own account as Account Debtor (whether for its own use, for resale or otherwise), or (ii) consist of the payment obligations of Land O’Lakes arising under the Land O’Lakes Agreements with respect to purchases of the Borrower’s Inventory by third parties.
     “Land O’Lakes Agreements” means (i) that certain Canola Oil Exclusive Product Marketing and Off Take Agreement dated February 9, 2010, between Land O’Lakes and Northstar Agri Industries Hallock, LLC, a Delaware limited liability company, and (ii) that certain Canola Meal Exclusive Product Marketing and Off Take Agreement dated February 9, 2010, between Land O’Lakes and Northstar Agri Industries Hallock, LLC, a Delaware limited liability company, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.
     “Lead Arranger” means ING in its capacity as Lead Arranger for the credit facilities provided under this Agreement.
     “Lender” means any of the various lenders as are, or hereafter become, parties to this Agreement.
     “Lender Consultants” means the Independent Engineer, the Insurance Consultant and any other advisors in connection with the construction or operation of the Project, including without limitation, the development, engineering, construction, start-up, permitting, environmental compliance and testing of the Project, which are selected and engaged by the Agent.
     “Lender Parties” means, collectively, the Agent, any issuer of a Letter of Credit and each Lender, each of their respective successors and assigns, and each of their respective officers, directors, employees, attorneys and agents and each of their respective successors and assigns.
     “Letter of Credit” means an irrevocable standby letter of credit issued pursuant to the Working Capital Facility Commitment for the account of the Borrower or one of its Subsidiaries pursuant to Section 3.10.

     “Letter of Credit Obligation” means, in respect of each Letter of Credit, the undrawn stated amount of such Letter of Credit, plus the amount of all drawings under such Letter of Credit for which any Lender has not been reimbursed by the Borrower.
     “Letter of Credit Request” means a request and certificate for the issuance of a Letter of Credit, duly executed by the chief operating, accounting or financial Authorized Officer of the Borrower in the form of Exhibit F, delivered by the Borrower to the Agent pursuant to Section 3.10.1, together with the letter of credit application accompanying such request.
     “Letter of Credit Sub-Facility” means the letter of credit facility provided by the Lenders to the Borrower pursuant to Section 2.1.2 and Section 3.10.
     “Letter of Credit Sub-Facility Amount” means the maximum amount of the Working Capital Facility Availability which may be used by the Borrower under the Letter of Credit Sub-Facility for Letters of Credit, which shall initially be $5,000,000, as such amount may be reduced from time to time pursuant to Section 3.3.3.
     “Lien” means any mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), adverse claim or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction.
     “Liquidity” means, as to the Borrower, an amount equal to the sum of (i) the Borrower’s unrestricted cash and Cash Equivalent Investments plus (ii) Working Capital Facility Availability.
     “LLC Agreement” means the Agreement of Limited Liability Company dated as of December 23, 2010, of the Borrower, as it may be amended, restated, supplemented, or otherwise modified from time to time.
     “Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, the Fee Letter, the Post-Closing Syndication Letter Agreement, each Borrowing Request, each Cost Overrun Account Disbursement Request, and each other Instrument executed in favor of the Agent or any issuer of a Letter of Credit that is delivered by any Loan Party, on or prior to the date hereof or at any time hereafter, in connection with the transactions contemplated by this Agreement, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Loan Party” means any of the Borrower, the Parent Guarantor, the Parent Guarantor’s Subsidiaries and any Affiliate of any of them which is a party to any of the Loan Documents, other than the Sponsor.
     “Loans” means, relative to a Lender, the Term Loans, the Additional Term Loans and the Working Capital Facility Loans made by such Lender to the Borrower pursuant to Section 2.1.1, Section 2.1.2, Section 2.1.3, and Section 3.10.3(c).

     “Loss” means any loss, damage, destruction, theft, or seizure of, or any other casualty with respect to, or any condemnation of, any property or asset of the Borrower or any Subsidiary in an amount in excess of $500,000 individually or $500,000 in the aggregate for any Fiscal Year; and the “amount” of any Loss means the greater of (i) the costs to repair or replace the property or asset that was the subject of such Loss and (ii) the amount of insurance proceeds or condemnation awards payable as a result of such Loss.
     “Major Construction Contracts” means the General Contractor Agreement, the Project Architect-Engineer Agreement, the other Construction Contracts identified as “Major Construction Contracts” on Schedule 5.21, and each additional Construction Contract entered into by or on behalf of the Borrower (a) that provides for payments in an aggregate amount in excess of $2,000,000, or (b) that the Independent Engineer has determined in good faith and in consultation with the Borrower is material to the Project and has designated as a “Major Construction Contract”.
     “Major Environmental Event” means (i) prior to the Project Construction Completion Date, any event, release, occurrence or other matter arising as a result of the failure of any Loan Party to be in compliance with all applicable Environmental Laws or the discovery of the existence of any condition governed by applicable Environmental Laws (each, an “Environmental Event”), which, singly or in the aggregate with all other Environmental Events, could reasonably be expected to result in a Project Delay, a Cost Overrun, or Environmental Liabilities and Costs in excess of $500,000, and (ii) on or after the Project Construction Completion Date, the occurrence of any Environmental Event, which, singly or in the aggregate with all other Environmental Events, could reasonably be expected to result in Environmental Liabilities and Costs in excess of $500,000.
     “Major Loss” means a Loss or Losses to the extent that such Loss or Losses exceed $2,500,000 during the term of this Agreement, provided that such Loss or Losses do not constitute a Total Loss.
     “Major Permitted Replacement Expenses” means, with respect to a Major Loss, the sum of (i) expenses required to repair or replace the property and assets that are the subject of such Major Loss, plus (ii) the Borrower’s Debt Service and operating expenses for the Major Replacement Construction Period with respect to such Major Loss.
     “Major Project Documents” means the Major Construction Contracts, the Consulting Contracts, the Sales and Marketing Contracts and the Project Party Consents and each additional Major Construction Contract or Replacement Contract entered into by or on behalf of the Borrower after the Closing Date, and includes, without limitation, the agreements identified as “Major Project Documents” on Schedule 5.21, and if a Major Replacement is undertaken by the Borrower, shall also include the Major Replacement Project Documents.
     “Major Replacement” means the repair and replacement of any portion of the Project that becomes subject to a Major Loss and for which each of following conditions has been satisfied: (i) the Insurance Consultant has conducted a review of the available proceeds of insurance with respect to such Loss, including the amount and duration for which delay in start-up insurance proceeds or business interruption insurance proceeds will be available during the

Major Replacement Construction Period, and the Agent in consultation with the Insurance Consultant has determined that the sum of (a) such insurance proceeds, plus (b) the lesser of the amount of any applicable deductibles with respect to such insurance proceeds and the Deductible Coverage Amount, will be available in amounts not less than the aggregate projected Major Permitted Replacement Expenses with respect to such Major Loss, (ii) the Borrower has submitted to the Agent and the Independent Engineer a Major Replacement Construction Schedule and a Major Replacement Construction Budget, and in each case the Independent Engineer has conducted a review thereof and of the proposed repair or replacement and has notified the Agent in writing of the Independent Engineer’s approval thereof, (iii) no Material Adverse Change could reasonably be expected to result from such repair or replacement, including as a result of the delay in operations during the Major Replacement Construction Period, (iv) such expenses are incurred within three hundred sixty-five (365) days following receipt by the Borrower or such Subsidiary of any insurance proceeds or condemnation award with respect to such Loss, (v) the Major Replacement Construction Period described in the Major Replacement Construction Schedule shall not extend beyond a date which is two hundred seventy (270) days prior to the scheduled Term Loan Maturity Date, (viii) the Sponsor shall have executed in favor of the Agent an agreement satisfactory to the Agent pursuant to which the Sponsor agrees to make contributions directly or indirectly to the Borrower to cover cost overruns with respect to all Major Permitted Replacement Expenses, (ix) each of the Major Replacement Project Documents shall be in form and substance satisfactory to the Agent and the Independent Engineer, and the Borrower and each party to each Major Replacement Project Document shall have entered into a Project Party Consent in form and substance satisfactory to the Agent, and (x) if such Major Loss occurs prior to the Project Construction Completion Date, such Major Loss could not reasonably be expected to result in a Cost Overrun or a Project Delay. For purposes of the foregoing, “Deductible Coverage Amount” means (i) with respect to a Major Loss that occurs prior to the Project Construction Completion Date, the sum of (a) the amount of any unused contingency in the Construction Budget, plus (b) amounts deposited into the Cost Overrun Account with respect to such Major Loss, and (ii) with respect to a Major Loss that occurs on or after the Project Construction Completion Date, the amount by which Borrower’s Liquidity exceeds $3,000,000.
     “Major Replacement Construction Budget” means a budget prepared with respect to any Major Replacement (i) which is prepared by the Borrower and approved by the Independent Engineer and the Agent, (ii) which shall be in a form substantially similar to the budget identified as the “Construction Budget” on Schedule 1.1(d), and (iii) which sets forth projected Major Permitted Replacement Expenses and presented in a manner that reflects each of the key dates in the Major Replacement Construction Schedule.
     “Major Replacement Construction Deadline” means the date designated in writing by the Agent following the Agent’s review of the Major Replacement Construction Schedule by which the Major Replacement Construction Requirements must be satisfied (which date may not be later than two hundred seventy (270) days prior to the Term Loan Maturity Date), as such date may be extended thereafter by the Required Lenders in their sole and absolute discretion.
     “Major Replacement Construction Period” means a period of not greater than three hundred sixty-five (365) days beginning on the date of any Major Loss and ending on the date that the Agent receives, with respect to any Major Replacement for such Major Loss, evidence satisfactory to the Agent that the Major Replacement Construction Requirements have been satisfied, which shall be in the form of (a) a certificate from the Borrower certifying that each of the matters described on the Major Replacement Construction Requirements Report and identified as to be certified by the Borrower are true and correct in all respects with respect to the Major Replacement Construction Requirements for such Major Loss, and (b) a certificate of the Independent Engineer certifying that each of the matters described on the Major Replacement Construction Requirements Report and identified as to be certified by the Independent Engineer are true and correct in all respects with respect to the Major Replacement Construction Requirements for such Major Loss.
     “Major Replacement Construction Requirements” means the requirements established by the Agent and the Independent Engineer with respect to any Major Replacement, and in any event specifying that the Project after such Major Replacement shall meet the specifications set forth in Schedule 1.1(b).
     “Major Replacement Construction Requirements Report” means a report prepared by the Independent Engineer in consultation with the Borrower and approved by the Agent, which shall be in the form similar to Schedule 1.1(b), setting forth the Major Replacement Construction Requirements and such other matters with respect to the Major Replacement as the Agent may request.
     “Major Replacement Construction Schedule” means the schedule established by the Borrower and approved by the Independent Engineer and the Agent for any Major Replacement, which shall be substantially in the form of the schedule set forth on Schedule 1.1(c), and which shall set forth the Major Replacement Construction Deadline.
     “Major Replacement Project Documents” means the construction contracts, the consulting contracts, and the Project Party Consents entered into by or on behalf of the Borrower with respect to any Major Replacement.
     “Material Adverse Change” means a material adverse change in (a) the condition (financial or otherwise), operations, performance, business, properties or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole, or, prior to the Project Construction Completion Date, of the Sponsor, (b) the Project, (c) the rights and remedies of the Lenders or the Agent under the Loan Documents, (d) the ability of the Borrower to repay the Obligations or the ability of the Borrower, any Subsidiary of the Borrower, the Parent Guarantor or the Sponsor to perform their respective obligations under the Loan Documents, (e) the legality, validity or enforceability of any Loan Document, or (f) the Liens granted to the Agent for the benefit of the Secured Parties pursuant to the Security Documents.
     “Maturity” means (i) relative to any Term Loan or portion thereof, the earlier of the Term Loan Maturity Date or such other date when such Loan or portion thereof shall be or become due and payable in accordance with the terms of this Agreement, whether by required repayment, prepayment, declaration, acceleration or otherwise, (ii) relative to any Additional Term Loan or portion thereof, the earlier of the Additional Term Loan Maturity Date or such other date when such Loan or portion thereof shall be or become due and payable in accordance with the terms of this Agreement, whether by required repayment, prepayment, declaration, acceleration or otherwise, and (iii) relative to any Working Capital Facility Loan or portion thereof, the earlier of the Working Capital Facility Maturity Date or such other date when such Working Capital Facility Loan or portion thereof shall be or become due and payable in accordance with the terms of this Agreement, whether by required repayment, prepayment, declaration, acceleration or otherwise.
     “Maximum Lawful Rate” has the meaning set forth in Section 9.18.
     “Monthly Progress Report” means, collectively, (a) a written progress report prepared by the General Contractor, in form and substance satisfactory to the Agent and reviewed and certified by the Independent Engineer, detailing (i) construction progress as compared with the Construction Schedule, (ii) remaining projected Construction Expenses, (iii) the estimated Project Construction Completion Date, (iv) progress of payments as compared with the remaining projected Construction Expenses and to the Construction Budget, and (v) the status of any Change Orders under any of the Construction Contracts, and (b) a written report prepared by the Project Architect-Engineer, in form and substance satisfactory to the Agent and reviewed and certified by the Independent Engineer, detailing Construction Expenses expended and a description of the status of design, engineering and procurement.
     “Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.
     “Mortgage” means any mortgage, leasehold mortgage, deed of trust, deed to secure debt and other instrument, from time to time executed by a Loan Party for the purpose of granting the Agent, for the benefit of the Secured Parties, a Lien on real property, or any interest therein or rights with respect thereto, of such Loan Party, in form and substance satisfactory to the Agent; and “Mortgages” means each and every Mortgage.
     “Mortgaged Property” means the real property and related rights and interests described in the Mortgages and includes, without limitation, the fee interest of the Borrower in the Project Site and Project Improvements.
     “Multiemployer Pension Plan” means a Multiemployer Plan which is subject to Subtitle E of Title IV of ERISA.
     “Multiemployer Plan” means a Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
     “Necessary Project Approvals” has the meaning set forth in Section 4.1.5.
     “Necessary Project Expansion Approvals” has the meaning set forth in Section 4.4.
     “Net Disposition Proceeds” means, with respect to any sale or disposition of assets (other than sales of inventory in the ordinary course of business), (A) the gross cash proceeds received from such sale or disposition minus (B) the sum of (x) all reasonable out-of-pocket fees and expenses incurred in connection with such sale or disposition plus (y) all taxes incurred in connection with such sale or disposition plus (z) all amounts used to repay Indebtedness (other than the Loans) secured by Liens permitted by Section 6.2.3 on the assets subject to such sale or disposition.
     “Net Income” means, as to any Person for any period, the net income (or loss) of such Person for such period, determined in accordance with GAAP.
     “Net Indebtedness Proceeds” means, with respect to the issuance or incurrence by any Loan Party of any Indebtedness, the excess of: (a) the gross cash proceeds received by such Loan Party from the issuance or incurrence such Indebtedness, minus (b) all reasonable out-of-pocket fees and expenses incurred in connection with such issuance or incurrence and paid or payable to Persons that are not Affiliates of any Loan Party.
     “Net Securities Proceeds” means, with respect to the issuance or sale by the Parent Guarantor of any securities representing Stock of the Parent Guarantor or contribution to the equity capital of the Parent Guarantor (other than any Excluded Issuance and any issuance of securities described in or made pursuant to the Contribution Documents), the excess of (a) the gross cash proceeds received by the Parent Guarantor from such issuance and sale, minus (b) all reasonable out-of-pocket fees and expenses incurred in connection with such issuance and sale and paid or payable to Persons that are not Affiliates of the Parent Guarantor.
     “Net Worth” means, as of any date, with respect to any Person, the amount by which such Person’s total assets exceed its total liabilities, determined on a consolidated basis in accordance with GAAP.
     “Notes” means, collectively, all of the Term Notes, any Additional Term Notes, and all of the Working Capital Facility Notes.
     “Obligations” means and includes any and all of the Loan Parties’ Indebtedness, obligations and/or liabilities to the Agent, Lenders, each other Lender Party (or any Affiliate of any Lender Party) and each other Secured Party, of every kind, nature and description, whether direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated arising under this Agreement, any other Loan Document or any Secured Hedge Contract, and all obligations of the Loan Parties to the Agent, Lenders or any other Lender Party (or any Affiliate of a Lender Party) to perform acts or refrain from taking any action hereunder, under any other Loan Document or under any such Secured Hedge Contract. Without limitation of the foregoing, the term “Obligations” extends to and includes all Loans, all Letter of Credit Obligations, all accrued (but unpaid) interest thereon and all fees payable hereunder and any Loan Document.
     “OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control and its successors.
     “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

     “Organizational Document” means, relative to any Person, its articles or certificate of incorporation, certificate of limited liability company or formation, or certificate of limited partnership or organization, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, member agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other ownership interests, in each case, as amended.
     “Original Member” means Northstar Founders, LLC, f/k/a Northstar Agri Industries, LLC, a Delaware limited liability company.
     “OSHA” means the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
     “Parent Guarantor” means PICO Northstar, LLC, a Delaware limited liability company.
     “Parent Guarantor’s LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Parent Guarantor dated as of December 23, 2010, by and between PICO Northstar Management, LLC and the Original Member, as it may be amended, restated, supplemented, or otherwise modified from time to time.
     “Parent Guaranty” means that certain Parent Guaranty, dated as of the Closing Date, made by the Parent Guarantor in favor of the Agent, for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Parent Pledge Agreement” means that certain Parent Pledge Agreement, dated as of the Closing Date, made by the Parent Guarantor in favor of the Agent, for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Participant” means the banks or other entities that purchase participating interests in any Loan, Note, Commitment, Letter of Credit Obligation or other interest hereunder, as provided in subsection (a) of Section 9.11.
     “Pass-Through Entity” means a Person which is an “S corporation” within the meaning of Section 1361 of the IRC, a “qualified subchapter S subsidiary” within the meaning of Section 1361 (b)(3)(B) of the IRC, a partnership (including a limited liability company) within the meaning of Section 7701(a)(2) of the IRC (other than one electing to be taxed as a corporation), or an entity with a single owner that is disregarded pursuant to Treasury Reg. §301.7701-3.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means any Plan which is subject to the provisions of Title IV of ERISA, or to the provisions of Section 302 of ERISA or Section 412 of the IRC.

     “Perfection Certificate” means that certain Perfection Certificate executed by the Borrower and delivered to the Agent in connection with the transactions contemplated herein.
     “Permitted Amendment” means any amendment, modification or change to a Project Document (other than a Project Document that is a Loan Document) that (a) does not adversely affect the rights and privileges of the Borrower or its Subsidiaries in any material respect, (b) does not adversely affect the ability of the Borrower to perform its obligations hereunder or under the other Loan Documents or Major Project Documents, (c) does not restrict the ability of the Borrower or its Subsidiaries to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, (d) does not adversely affect the interests of the Agent or the Lenders in any material respect, (e) would not reasonably be expected to result in a Project Delay or a Cost Overrun and (f) in the case of the Land O’Lakes Agreements, does not shorten the duration of the “Initial Term” (as such quoted term is defined in each of the Land O’Lakes Agreements as in effect on the Closing Date); provided, however, in each case that no such amendment, modification or change shall constitute a “Permitted Amendment” if at the time of such amendment, modification or change, a Default or an Event of Default has occurred and is continuing or would result therefrom.
     “Permitted Hedge Contract” means (a) any Hedge Contract that is required to be entered into pursuant to the terms hereof on or subsequent to the Closing Date, (b) the Qualified Commodity Hedge Contract, and (c) any other Hedge Contract that has been approved by the Required Lenders and the Agent.
     “Permitted Investments” means cash and Cash Equivalent Investments and other investments selected by the Agent and approved by the Borrower.
     “Permitted Liens” means Liens permitted under Section 6.2.3.
     “Permitted Replacement Expenses” means expenses incurred by the Borrower or any Subsidiary to repair or replace any property and assets that are subject to Losses that do not exceed $2,500,000 in the aggregate with other such Losses during the term of this Agreement and that satisfy each of the following conditions: (i) the amount of such expenses does not exceed available funds for such use (including any insurance and condemnation proceeds with respect to such Loss), (ii) if such Loss occurs prior to the Project Construction Completion Date, the Independent Engineer has conducted a review of the proposed repair or replacement satisfactory to the Agent and has approved such repair or replacement, (iii) no Material Adverse Change could reasonably be expected to result from such repair or replacement, and (iv) such expenses are incurred within one hundred and eighty (180) days following receipt by the Borrower or such Subsidiary of any insurance proceeds or condemnation award with respect to such Loss.
     “Permitted Tax Distributions” has the meaning set forth in Section 6.2.8.
     “Person” means any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

     “PICO Equity Contribution” shall mean the equity contribution to the Parent Guarantor made by the Sponsor on or prior to the Closing Date, in the aggregate amount of not less than $60,000,000, all of which has been contributed by the Parent Guarantor to the Borrower.
     “Plan” means, at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA), which is covered by ERISA and in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Post-Closing Syndication Letter Agreement” means the letter agreement dated the Closing Date among the Borrower, the Parent Guarantor, the Sponsor, PICO Northstar Management, LLC, the Lenders, and ING.
     “Post-Default Rate” means the sum of (i) the highest rate per annum applicable to any Loans from time to time plus (ii) two percent (2%) per annum.
     “Pre-Closing Equity Contributions” shall mean equity contributions to the Parent Guarantor made by the Original Member prior to the Closing Date, in the aggregate amount of not less than $8,350,000, all of which has been contributed by the Parent Guarantor to the Borrower.
     “Project” means the Project Improvements and the Project Site.
     “Project Architect-Engineer” means Karge-Faulconbridge, Inc.
     “Project Architect-Engineer Agreement” means that certain Agreement dated November 16, 2007, between Northstar Agri Industries Hallock, LLC and the Project Architect-Engineer, for a Canola Crushing Facility, as amended by that certain Amendment No. 1 to Agreement Between Owner and Architect dated September 20, 2010, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
     “Project Construction Completion Date” shall mean the date on which the Agent receives (a) a certificate from the Borrower certifying that each of the matters described on Schedule 1.1(b) and identified as to be certified by the Borrower are true and correct in all respects, and (b) a certificate of the Independent Engineer certifying that each of the matters described on Schedule 1.1(b) and identified as to be certified by the Independent Engineer are true and correct in all respects.
     “Project Construction Completion Deadline” means April 15, 2013, as such date may be extended by the Required Lenders in their sole and absolute discretion.
     “Project Construction Completion Requirements” means the requirements established by the Independent Engineer and set forth in Schedule 1.1(b).
     “Project Delay” means (i) the failure of the Project Construction Completion Requirements to be satisfied on or before the Project Construction Completion Deadline, and (ii) if a Major Replacement is undertaken by the Borrower, shall also include the failure of the Major

Replacement Construction Completion Requirements to be satisfied on or before the Major Replacement Construction Completion Deadline.
     “Project Documents” means the Major Project Documents plus all other documents and agreements entered into by the Borrower with respect to the design, development, procurement, construction and operation of the Project, including without limitation, the documents and agreements for which copies are provided to the Agent pursuant to Section 6.1.1(g) or which are included on any of the lists provided to the Agent pursuant to Section 6.1.1(g).
     “Project Expansion” means the expansion of the Project Improvements to increase the capacity of the Project Improvements to process up to 1,650 short tons per day of canola seed into canola meal, oil and other by-products.
     “Project Improvements” means the canola seed processing plant and integrated refinery which is to be constructed at the Project Site near Hallock, Minnesota and which initially will have the capacity to process up to 1,000 short tons per day of canola seed into canola meal, oil and other by-products.
     “Project Title Insurance Policy” has the meaning set forth in Section 4.1.13(c).
     “Project Party” means each Person (other than the Borrower or any Subsidiary thereof) who is a party to a Major Project Document.
     “Project Party Consent” means a Project Party Consent executed by the Borrower and a Project Party in favor of the Agent for the benefit of the Secured Parties substantially in the form of Exhibit G (with such changes and modifications to which the Agent in its discretion may agree).
     “Project Site” means the real property located in Kittson County, Minnesota, near Hallock, Minnesota, described on Schedule 1.1(e) on which the Project is located.
     “Projections” means, collectively, the projected balance sheets, statements of operations and changes in cash flows of the Borrower and any of its Subsidiaries for the Fiscal Years 2011 through 2018 inclusive, delivered to the Agent from time to time, prepared by or on behalf of the Borrower on an annual basis, together with supporting details and a statement of underlying assumptions. On the Closing Date, “Projections” shall refer to the Projections prepared by Christianson & Associates, PLLP and dated January 18, 2011.
     “Punch List Certificate” means the certificate from the Borrower and approved by the Independent Engineer as described on Schedule 1.1(b) as the “Punch List Certificate”.
     “Purchase Money Indebtedness” means Indebtedness incurred to finance part or all of (but not more than) the purchase price of equipment in which neither the Borrower nor any of its Subsidiaries had an interest at any time prior to such purchase.
     “Purchasing Lender” means any Person purchasing all or any part of the rights and obligations under this Agreement and the Notes of any Lender in accordance with Section 9.11.

     “Qualified Commodity Hedge Contract” means “over-the-counter” Hedge Contracts between the Borrower and a Qualified Counterparty with respect to commodity prices having terms substantially as set forth on Schedule 1.1(g) provided that (a) the Borrower and such Qualified Counterparty shall have provided the Agent prior written notice thereof and copies of all documentation related thereto, and (b) the Loan Parties, the Qualified Counterparty to such Hedge Contracts, and the Agent shall have executed and delivered the Qualified Commodity Hedge Intercreditor Agreement.
     “Qualified Commodity Hedge Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, the Qualified Counterparties to all commodities-related Secured Hedge Contracts and the Agent, having terms and conditions substantially as set forth on Schedule 1.1(g).
     “Qualified Commodity Hedge Related Amendment” means (i) any amendment or modification of the definitions of “Major Loss”, “Qualified Commodity Hedge Contract”, “Qualified Commodity Hedge Intercreditor Agreement” or “Total Loss”, including defined terms included in the foregoing, or any amendment or modification of Section 8.8 or Section 9.1(a) (iv) or (vi), in each case in any manner adverse to the rights of a Qualified Counterparty to a Qualified Commodity Hedge Contract, or (ii) any amendment or modification of Section 3.3.1 the effect of which would be to require prepayment of the Loans from Net Disposition Proceeds or the proceeds of a Loss in an amount that would be greater or at a time that would be earlier than the amount and time otherwise required under Section 3.3.1 as in effect on the Closing Date; provided, however, that any amendment or modification of the definition of “Project Delay”, or defined terms included therein, the effect of which is to extend the Project Construction Completion Deadline or a Major Replacement Construction Deadline shall not constitute a Qualified Commodity Hedge Related Amendment.
     “Qualified Counterparty” means any counterparty to a Permitted Hedge Contract (other than the Borrower and its Subsidiaries) that was a Lender or an Affiliate of a Lender at the time it entered into such Permitted Hedge Contract.
     “Qualified Liens” means Liens permitted by Sections 6.2.3(c) and (e).
     “Qualified Preferred Equity Interests” means preferred equity membership interests in the Parent Guarantor, which preferred equity membership interests (i) are in addition to any Additional Equity Contributions required under the terms of the Agreement to Contribute Capital, (ii) provide for the payment of dividends and the making of distributions solely at the discretion of the board of directors of the Parent Guarantor or upon liquidation of the Parent Guarantor, (iii) do not require redemption, purchase or otherwise retirement or extinguishment at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at the holder’s or member’s option, or upon the occurrence of any event other than liquidation of the Parent Guarantor, and (iv) otherwise does not contain any terms or conditions that would adversely effect the Agent’s or the Lender’s rights under the Loan Documents or such Loan Party’s capacity or ability to meet its obligations under this Agreement or any Loan Document.
     “Qualified Preferred Equity Issuance” means the issuance on or prior to the Project Construction Completion Date by the Parent Guarantor to the Sponsor or any of its Subsidiaries,

other than the Parent Guarantor and its Subsidiaries, of Qualified Preferred Equity Interests for cash the proceeds of which are contributed by the Parent Guarantor to the common equity capital of the Borrower and which proceeds are used by the Borrower to make a mandatory prepayment pursuant to Section 3.3.1(g).
     “Quarterly Payment” means a payment of principal on the Term Loans due on a Quarterly Payment Date in the amount of the Quarterly Principal Payment Amount pursuant to Section 3.3.1(c).
     “Quarterly Payment Date” means the last day of each March, June, September or December, or, if such day is not a Business Day, the immediately preceding Business Day.
     “Quarterly Principal Payment Amount” means $1,491,667.
     “Reference Lenders” means, collectively, JPMorgan Chase Bank, N.A., Citibank, N.A. and Bank of America, N.A.
     “Register” has the meaning set forth in Section 9.11(c).
     “Regulatory Change” means, as to any or all of the Lenders or the Agent, any change (including, without limitation, any change in the interpretation) occurring after the Closing Date in, or the adoption after the Closing Date of, (i) any United States federal, state or foreign law applicable to the Agent or such Lender, or (ii) any regulation, interpretation, directive, guideline or request (whether or not having the force of law) applicable to the Agent or such Lender of any court or Governmental Authority charged with the interpretation or administration of any law referred to in clause (i) or of any central bank or fiscal, monetary or other authority having jurisdiction over the Agent or such Lender; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder issued in connection therewith shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued; and further provided, that notwithstanding anything herein to the contrary, the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) or any law or other regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Loan Party, Lender, or any of their respective Affiliates) shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued; and further provided, that notwithstanding anything herein to the contrary, each of the agreements reached on July 26, 2010 and September 12, 2010 by the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision, the paper “The Basel Committee’s response to the financial crisis: report to the G20” published by the Basel Committee on Banking Supervision in October 2010, the documents “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by that committee in December 2010 or any follow-up agreement or paper from that committee, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

     “Related Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
     “Reorganization” means with respect to any Multiemployer Pension Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Replacement Contract” means, in respect of a Project Document (other than a Project Document which is a Loan Document), a replacement of such Project Document with a contract in form and substance, and executed by parties, reasonably acceptable to the Agent as evidenced by its written consent thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that if such Project Document is a Major Project Document, the Project Party to such Replacement Contract shall have executed a Project Party Consent in form and substance satisfactory to the Agent.
     “Reportable Event” means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder (other than any Reportable Event described in Section 4043(c)(2) or (7) for which notice is waived), (ii) a withdrawal by a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA) from a Single Employer Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than twenty percent (20%) of participants under a Single Employer Plan to be separated from employment, as referred to in Section 4062(e) of ERISA.
     “Required Lenders” means, (a) Lenders having, in the aggregate, more than 50% of the aggregate Commitments or (b) if the Commitments shall have been terminated, whether pursuant to this Agreement or otherwise, Lenders having, in the aggregate, more than 50% of the aggregate outstanding principal amount of the Loans and Letter of Credit Obligations; provided that (i) the Commitment of, and the portion of the outstanding principal amount of the Loans and Letter of Credit Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) the Commitment of, and the portion of the outstanding principal amount of the Loans and Letter of Credit Obligations held by any Sponsor Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirements of Law” means, as to any Person, the Organizational Documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority, including all disclosure and other requirements of ERISA, the requirements of Environmental Laws and environmental permits, and the requirements of OSHA, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Requirement” means, relative to any Interest Period for any Eurodollar Loans, from time to time during such Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including

“Eurodollar Liabilities”, as currently defined under Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Sales and Marketing Contracts” means the Land O’Lakes Agreements and each other agreement identified as a “Sales and Marketing Agreement” on Schedule 5.21, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns.
     “Schedule” means each Schedule attached hereto, as each may be amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Required Lenders as provided in Section 4.2.2.
     “Secured Hedge Contract” means any Permitted Hedge Contract between the Borrower and a Qualified Counterparty.
     “Secured Hedge Related Amendment” means (i) any amendment or modification of the definitions of “Obligations”, “Secured Hedge Contract” or “Secured Party”, including defined terms included in the foregoing, the effect of which is that the Obligations of the Borrower under a Secured Hedge Contract shall cease to be Obligations or otherwise cease to be secured by the Collateral, or a Secured Hedge Contract or a Qualified Counterparty to a Secured Hedge Contract shall cease to have the rights and privileges accorded a Secured Hedge Contract or Qualified Counterparty under this Agreement and the Security Documents, or (ii) any amendment or modification of Section 9.1(a)(vii).
     “Secured Parties” means the collective reference to (i) the Agent, the Lenders, and the issuers of the Letters of Credit, and (ii) any Qualified Counterparty to a Secured Hedge Contract, and (iii) the respective successors, indorsees, transferees, and assigns of each of the foregoing.
     “Securities Account” means any securities account, as such term is defined in the UCC.
     “Securities Account Control Agreement” means any control agreement executed by and among the Borrower, the Agent, for the benefit of the Secured Parties, and the securities intermediary at which the Borrower maintains a Securities Account, in form and substance satisfactory to the Agent.
     “Security Agreement” means the Security Agreement, dated as of the Closing Date, made by the Borrower in favor of the Agent, for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Security Documents” means, collectively, the Security Agreement, the Trademark Security Agreement, the Parent Guaranty, the Parent Pledge Agreement, the Financing Statements, the Perfection Certificate, each of the Deposit Account Control Agreements, the Project Party Consents, each Mortgage, each assignment of insurance, and each other Instrument at any time delivered in connection with the foregoing to secure the Obligations.

     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, other than a Multiemployer Plan.
     “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (ii) such Person is able to pay all liabilities of such Person as they mature, and (iii) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Sponsor” means PICO Holdings, Inc., a California corporation.
     “Sponsor Lender” has the meaning set forth in Section 9.1(f).
     “Sponsor Loan” means a loan made to the Borrower by the Sponsor solely for use by the Borrower to refinance that portion of the Sponsor Temporary Working Capital Loan which is not repaid with advances of the Working Capital Facility on the Project Construction Completion Date and which (i) shall at all times be unsecured, (ii) shall be subordinated to the prior payment in full in cash of all Obligations on terms and conditions satisfactory to the Agent, (iii) shall mature not earlier than six months after the scheduled Term Loan Maturity Date, (iv) shall not require any payments of principal prior to its maturity, (v) shall bear interest payable-in-kind and not in cash, (vi) shall be subject to documentation in form and substance satisfactory to the Agent which, among other things, shall not contain any restrictive covenants or events of default, other than for the failure to pay at maturity, and (vii) may not be prepaid, unless (a) any such prepayment made in any Fiscal Year is in an amount that does not exceed the Borrower’s Excess Cash Flow with respect to the immediately prior Fiscal Year (beginning with the first full Fiscal Year ending after the Project Construction Completion Date) multiplied by the Excess Cash Flow Recapture Percentage for such immediately preceding Fiscal Year, and (b) such prepayment satisfies each of the Sponsor Loan Prepayment Requirements.
     “Sponsor Loan Prepayment Requirements” means the satisfaction of each of the following requirements: (i) the Borrower shall have provided the Agent with not less than ten (10) days prior written notice of its desire to prepay all or any portion of the Sponsor Loan, (ii) the Borrower shall have provided written evidence satisfactory to the Agent of the amount of the Borrower’s Excess Cash Flow based upon which such prepayment will be made, (iii) both before and after giving effect to such prepayment, but without taking into account any prepayment required under Section 3.3.1(l), the Borrower’s Liquidity shall not be less than $3,000,000, (iv) both before and after giving effect to such prepayment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (v) both before and after giving effect to such prepayment, all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects.
     “Sponsor Temporary Working Capital Loan” means a loan made to the Borrower by the Sponsor solely for use by the Borrower to purchase canola seed for processing at the Project, which loan may be secured solely by the Borrower’s interest in such canola seed and in identifiable cash proceeds thereof and which shall have terms, including interest rates and tenor, satisfactory to the Agent and shall be subject to documentation and an intercreditor agreement in form and substance satisfactory to the Agent; provided, however, that the principal amount of such loan shall not exceed at any time $10,500,000.
     “Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.
     “Subsidiary” of any Person (other than a natural Person) means a corporation, partnership or limited liability company of which greater than 50% of the outstanding shares of Stock or other ownership interests having ordinary voting power for the election of directors (or others serving equivalent functions) is owned directly or indirectly by such Person. Except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Borrower.
     “Tangible Net Worth” means, as of any date, with respect to the Sponsor, the Net Worth of the Sponsor less amounts attributable to goodwill arising from the acquisition of a Person or business unit of a Person.
     “Taxes” means all taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.
     “Term Loan” means a loan made by the Lenders to the Borrower pursuant to Section 2.1.1.
     “Term Loan Facility Availability Period” means the period (a) beginning on April 30, 2011, and (b) ending on the earliest to occur of (i) the Project Construction Completion Date, (ii) the Project Construction Completion Deadline or (iii) the Term Loan Maturity Date.
     “Term Loan Facility Commitment” means the commitment of a Lender to make Term Loans pursuant to Section 2.1.1.
     “Term Loan Facility Commitment Amount” means $89,500,000, as such amount may be reduced from time to time.
     “Term Loan Maturity Date” means the earliest of:
     (a) the earlier to occur of (i) the fifth anniversary of the Project Construction Completion Date, and (ii) April 15, 2018;
     (b) the date on which any Event of Default described in Section 7.1.4 occurs;
     (c) the date on which any Event of Default other than any Event of Default described Section 7.1.4 shall have occurred and be continuing and either:
          (i) any Loans are declared to be due and payable pursuant to Section 7.3; or

          (ii) in the absence of such declaration, the Agent, acting at the direction of the Required Lenders, shall give notice to the Borrower that the Term Loan Facility Commitments, the Additional Term Loan Facility Commitments (if any) and the Working Capital Facility Commitments have been terminated; and
     (d) the date on which a Change in Control occurs.
     “Term Loan Percentage” means as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Term Loan Facility Commitment and the denominator of which is the aggregate amount of the Term Loan Facility Commitments of all Lenders.
     “Term Note” means a promissory note of the Borrower substantially in the form of Exhibit A-1 attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and shall also refer to all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Total Debt” means, as of any date, the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Total Loss” means, with respect to the Project, (a) a Loss affecting all or substantially all of the Project, (b) a Loss for which the cost to repair or replace is projected by the Independent Engineer to exceed 90% of the original Construction Budget, (c) if such Loss occurs prior to the Project Construction Completion Date, a Loss which is projected by the Independent Engineer to result in a Project Delay, or (d) if such Loss occurs on or after the Project Construction Completion Date, a Loss which is reasonably expected (or which the Independent Engineer has determined is reasonably expected) to result in the Project ceasing to operate substantially in accordance with the Project Construction Completion Requirements for a period of more than 365 days.
     “Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Closing Date, made by the Borrower and each of its Subsidiaries in favor of the Agent, for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
     “Transfer Supplement” has the meaning set forth in Section 9.11.
     “UCC” means the Uniform Commercial Code of the State of New York, as in effect from time to time.
     “United States” or “U.S.” means the United States of America, its 50 states and the District of Columbia.
     “Working Capital” means an amount equal to (a) (i) Current Assets less (ii) cash and Cash Equivalent Investments, less (b) (i) Current Liabilities less (ii) the current portion of long-term debt required to be paid within one year.

     “Working Capital Facility” means the revolving credit facility provided by the Lenders to the Borrower pursuant to Section 2.1.2.
     “Working Capital Facility Availability” means, on any date, the amount available to the Borrower under the Working Capital Facility, which shall be an amount equal to (a) the lesser of (i) the Working Capital Facility Commitment Amount or (ii) the Borrowing Base minus (b) the then aggregate outstanding principal amount of Working Capital Facility Loans minus (c) the then aggregate outstanding amount of Letter of Credit Obligations.
     “Working Capital Facility Availability Period” means the period (a) beginning with the Project Construction Completion Date, and (b) ending on the Working Capital Facility Maturity Date.
     “Working Capital Facility Commitment” means the commitment of a Lender to make Working Capital Facility Loans pursuant to Section 2.1.2 and to cause the issuance of Letters of Credit pursuant to Section 3.10.
     “Working Capital Facility Commitment Amount” means $10,500,000, as such amount may be increased pursuant to Section 2.1.5 or reduced from time to time pursuant to Section 3.3.3.
     “Working Capital Facility Loan” means, relative to any Lender, any Loan made by such Lender to the Borrower pursuant to Section 2.1.2.
     “Working Capital Facility Maturity Date” means the earliest of:
     (a) the earlier to occur of (i) the fifth anniversary of the Project Construction Completion Date, and (ii) April 15, 2018;
     (b) the date on which any Event of Default described in Section 7.1.4 occurs;
     (c) the date on which any Event of Default other than an Event of Default described in Section 7.1.4 shall have occurred and be continuing and either:
     (i) any Loans are declared to be due and payable pursuant to Section 7.3; or
     (ii) in the absence of such declaration, the Agent, acting at the direction of the Required Lenders, shall give notice to Borrower that the Term Loan Facility Commitments, the Additional Term Loan Facility Commitments (if any) and the Working Capital Facility Commitments have been terminated; and
     (d) the date on which a Change in Control occurs.
     “Working Capital Facility Note” means a promissory note of the Borrower, dated the date hereof, and substantially in the form of Exhibit A-2 attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and shall also refer to all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     “Working Capital Facility Percentage” means, as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Working Capital Facility Commitment and the denominator of which is the aggregate amount of the Working Capital Facility Commitments of all Lenders.
     “written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
     SECTION 1.2 Construction and Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules and each Note, Borrowing Request, Compliance Certificate, Borrowing Base Certificate, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document. Unless otherwise indicated, the use of any gender includes all genders. References to any time of the day in this Agreement shall refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.
     SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified, references in any Article, Section, or definition to any subsection or clause are references to such subsection or clause of such Section, Article or definition.
     SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.
ARTICLE 2
COMMITMENTS
     SECTION 2.1 Commitments. Subject to the terms and conditions of this Agreement (including Article 4), each Lender agrees to provide: (a) its Working Capital Facility Commitment, and (b) its Term Loan Facility Commitment, each as more fully described in this Section 2.1. The Commitments of each initial Lender as of the Closing Date are set forth on Schedule 1.1(f).
     SECTION 2.1.1 Term Loan Facility Commitments. Subject to the limitations set forth in this Agreement, from time to time on any Business Day occurring during the Term Loan Facility Availability Period, each Lender severally will make its Term Loan Facility Percentage of any Borrowing of Term Loans on such Business Day as the Borrower shall request in accordance with Section 3.1. Once repaid, Term Loans may not be reborrowed.
     SECTION 2.1.2 Working Capital Facility Commitments. Subject to the limitations set forth in this Agreement, from time to time on any Business Day occurring during the Working Capital Facility Availability Period, each Lender severally will make its Working Capital

Facility Percentage of any Borrowing of Working Capital Facility Loans on such Business Day as the Borrower shall request in accordance with Section 3.1 and shall endeavor to arrange for the issuance of any Letters of Credit as the Borrower shall request in accordance with Section 3.10. Subject to the terms hereof, the Borrower may from time to time borrow, repay, and reborrow Working Capital Facility Loans pursuant to the Working Capital Facility Commitment.
     SECTION 2.1.3 Additional Term Loan Facility Commitments. The Borrower may, on one occasion during the Additional Term Loan Facility Availability Period by written notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), request additional term loans (the “Additional Term Loans”) in an aggregate principal amount not to exceed the Additional Term Loan Facility Commitment Amount, provided that (i) both at the time of any such request and upon the date that any such Additional Term Loans are made (and after giving effect thereto), no Default or Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in compliance with each of the covenants set forth in Section 6.2.4, determined on a pro forma basis as if such Additional Term Loans were incurred on the last day of the most recently ended Fiscal Quarter of the Borrower. The Additional Term Loans (a) shall rank pari passu in right of payment and of security with the Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date (but may be amortized prior to such date), and (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments and the deferral surcharge with respect to any Deferred Payments of any Additional Term Loan); provided that (x) the terms and conditions applicable to Additional Term Loans may be materially different from those of the Term Loans to the extent such differences are acceptable to the Agent and the Borrower, and (y) the interest rates and amortization schedule applicable to the Additional Term Loans shall be determined by the Borrower and the Additional Term Loan Lenders; provided, that the yield to maturity with respect to the Additional Term Loans (taking into account upfront fees paid to Additional Term Loan Lenders) may be no more than 25 basis points (0.25% per annum) greater than the yield to maturity with respect to the Term Loans (taking into account upfront fees paid to the original Lenders making the Term Loans)(it being understood that the pricing of the Term Loans may be increased or additional fees may be paid to such original Lenders, without the consent of such original Lenders, to the extent necessary to satisfy such requirement). Any notice from the Borrower pursuant to this Section 2.1.3 shall set forth the requested amount and proposed terms of the Additional Term Loans. Additional Term Loans may be made by any existing Lender (and each existing Lender will have the right to make a portion of the Additional Term Loans on terms permitted in this Section 2.1.3 and otherwise on terms acceptable to the Agent and the Borrower) or by any Additional Lender, provided that the Agent shall have consented to such Lender’s or Additional Lender’s making such Additional Term Loans if such consent would be required under Section 9.11 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Additional Term Loans shall become Commitments under this Agreement pursuant to an amendment (“Additional Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Guarantor, the Borrower, each Additional Term Loan Lender and the Agent. Each Lender shall have the right for a period of fifteen (15) days following receipt of notice from the Agent of the Borrower’s request for an Additional Term Loan to elect by written notice to the Agent and the Borrower to provide an Additional Term Loan Facility Commitment in a principal amount equal to its pro rata share of the Additional Term Loan Facility Commitment Amount. No Lender shall be obligated to provide any Additional Term Loan Facility Commitment unless it so agrees. If any Lender shall not elect to provide an Additional Term Loan Facility Commitment, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to provide an Additional Term Loan Facility Commitment, and in the case of an Additional Lender, to become a party to this Agreement. The Additional Term Loan Amendment may, without the consent of any Lenders other than the Additional Term Loan Lenders and the Agent, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.1.3. The effectiveness of any Additional Term Loan Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and Section 4.4 and such other conditions as the Additional Term Loan Lenders or the Agent shall require, together with such evidence of appropriate authorization on the part of the Borrower with respect to the Additional Term Loan Facility Commitment and such opinions of counsel and other items as the Agent may reasonably request. The Borrower will use the proceeds of the Additional Term Loans for the Project Expansion. Once repaid, Additional Term Loans may not be reborrowed.
     SECTION 2.1.4 Agent and Lenders Not Required to Extend Credit under Working Capital Facility Commitments. The Agent and the Lenders shall not be required to make any Working Capital Facility Loan or issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding principal amount of all Working Capital Facility Loans plus the outstanding amount of all Letter of Credit Obligations would exceed the lesser of (i) the Working Capital Facility Commitment Amount and (ii) the Borrowing Base. The Agent and the Lenders shall not be required to issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding amount of all Letter of Credit Obligations would exceed the Letter of Credit Sub-Facility Amount.
     SECTION 2.1.5 Additional Working Capital Facility Commitments. The Borrower may, at any time prior to the Working Capital Facility Maturity Date, by written notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), request an increase in the Working Capital Facility Commitment (such increased commitment, an “Additional Working Capital Facility Commitment”, and the amount of any such increase, the “Additional Working Capital Facility Commitment Amount”) in an aggregate principal amount not to exceed $10,000,000; provided that (i) both at the time of any such request and upon the effective date of such increase, no Default or Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in compliance with each of the covenants set forth in Section 6.2.4 determined on a pro forma basis as if such increase and any Working Capital Facility Loans were made as of the last day of the most recently ended Fiscal Quarter of the Borrower. Additional Working Capital Facility Commitments may be made by any existing Lender or by any Additional Lender, provided that the Agent shall have consented to such Lender’s or Additional Lender’s providing such Additional Working Capital Facility Commitment if such consent would be required under Section 9.11 for an assignment of Loans to such Lender or Additional Lender. Each Lender shall have the right for a period of fifteen (15) days following receipt of notice from the Agent of the Borrower’s request for an increase in the Working Capital Facility Commitment to elect by written notice to the Agent and the Borrower to increase its Working Capital Facility Commitment by a principal amount equal to its pro rata share (in proportion to their existing Working Capital Facility Commitments) of the Additional Working Capital Facility Commitment Amount. No Lender shall be obligated to provide any

Additional Working Capital Facility Commitment unless it so agrees. If any Lender shall not elect to increase its Working Capital Facility Commitment, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any existing Lender, increase its Working Capital Facility Commitment, or in the case of an Additional Lender, to become a party to this Agreement (each such Lender or Additional Lender agreeing to provide an Additional Working Capital Facility Commitment, an “Additional Working Capital Facility Lender”). An increase in the aggregate amount of the Working Capital Facility Commitments shall become effective upon the receipt by the Agent of each of the following items which shall be in form and substance satisfactory to the Agent and each Additional Working Capital Facility Lender: (i) an amendment (“Additional Working Capital Facility Commitment Amendment”) to this Agreement which shall have been authorized and executed by the Borrower, the Agent, and the Additional Working Capital Facility Lenders, and acknowledged by the Parent Guarantor, (ii) an amendment to the Mortgage increasing the maximum principal amount secured by the Mortgage by the amount of the Additional Working Capital Facility Commitment (“Additional Working Capital Facility Mortgage Amendment”) which shall have been authorized and executed by the Borrower and the Agent, (iii) confirmation that all additional mortgage taxes with respect to the Additional Working Capital Facility Mortgage Amendment have been paid, (iv) an endorsement to the Project Title Insurance Policy to bring forward the date of the Project Title Insurance Policy, including all endorsements thereto, to the effective date of the Additional Working Capital Facility Mortgage Amendment and to modify the description of the Mortgage to mean the Mortgage as amended by the Additional Working Capital Facility Mortgage Amendment, and (v) such other documents, agreements, certificates, affidavits and opinions as the Agent, the Additional Working Capital Facility Lenders and the title insurer shall require, including without limitation amendments to the other Loan Documents, executed by the Parent Guarantor, the Borrower, each Additional Working Capital Facility Lender, and the Agent, as appropriate, together with such evidence of appropriate authorization on the part of the Borrower with respect to the increase in the Working Capital Facility Commitment and such opinions of counsel and other items as the Agent may reasonably request. The Additional Working Capital Facility Commitment Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.1.5. Upon any increase in the aggregate amount of the Working Capital Facility Commitments pursuant to this Section 2.1.5 that is not pro rata among Lenders (in proportion to their existing Working Capital Facility Commitments), within five (5) Business Days, the Borrower shall prepay the outstanding Working Capital Facility Loans, and subject to the conditions specified in Section 4.2, the Borrower shall borrow such Working Capital Facility Loans from Additional Working Capital Facility Lenders to the extent necessary that such Working Capital Facility Loans are held by the Lenders and Additional Lenders ratably in proportion to their respective Working Capital Facility Commitments after giving effect to such increase. If such prepayment is not made on the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the account of the applicable Lenders any amount required under Section 3.4.9(a). Effective upon such increase, the amount of the participations held by each Lender in the issuer’s obligations and rights under and in respect of each Letter of Credit issued hereunder shall be adjusted such that, after giving effect to such adjustments, each Lender and Additional Lender shall hold a participation in each such Letter of Credit in the proportion its respective Working

Capital Facility Commitment bears to the aggregate Working Capital Facility Commitments after giving effect to such increase.
     SECTION 2.2 Establishment of Reserves. The Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Agent shall deem necessary or appropriate, including reserves with respect to (i) Charges and Liens; (ii) Environmental Liabilities and Costs, (iii) sums as to which the Agent and the Lenders are permitted to make Working Capital Facility Loans on the Borrower’s behalf under Section 3.3.2 of this Agreement; (iv) Accounts for which the Agent, based on customary credit decisions, reasonably determines that the prospect of payment or performance is impaired or that there is a reasonable probability that such Account will not be paid, (v) Requirements of Law, (vi) any Hedging Reserve, and (vii) such other matters, events, conditions or contingencies as to which the Agent, based on customary credit considerations, reasonably determines reserves should be established from time to time hereunder.
     SECTION 2.3 Commitment Fee, Unused Commitment Fee, Deferral Surcharge and Administrative Fees.
     (a) The Borrower agrees to pay to the Agent, during the Working Capital Facility Availability Period, for the account of each Lender of a Working Capital Facility (other than a Defaulting Lender), a nonrefundable unused commitment fee equal to such Lender’s Working Capital Facility Percentage multiplied by 0.75% per annum multiplied by the amount by which (A) the Working Capital Facility Commitment Amount exceeds (B) the aggregate outstanding principal amount of all Working Capital Facility Loans plus the aggregate outstanding amount of Letter of Credit Obligations. The unused commitment fee described in this subsection (a) shall be calculated on a daily basis and shall be payable by the Borrower in arrears on each Quarterly Payment Date and on the Working Capital Facility Maturity Date.
     (b) The Borrower shall pay to the Agent, for the account of each Lender (other than a Defaulting Lender), a nonrefundable ticking fee equal to (i) 0.75% per annum times (ii) such Lender’s Working Capital Facility Percentage of the Working Capital Facility Commitments, which shall be payable commencing on the Closing Date and continuing to but excluding the Project Construction Completion Date, such fee to be payable by the Borrower in arrears on each Quarterly Payment Date occurring prior to the Project Construction Completion Date and on the Project Construction Completion Date.
     (c) The Borrower agrees to pay to the Agent, during the Term Loan Facility Availability Period, for the account of each Term Lender (other than a Defaulting Lender), a nonrefundable unused commitment fee equal to such Lender’s Term Loan Percentage multiplied by 0.75% per annum multiplied by the amount by which (A) the Term Loan Facility Commitment Amount exceeds (B) the aggregate outstanding principal amount of all Term Loans. The unused commitment fee described in this subsection (c) shall be calculated on a daily basis and shall be payable by the Borrower in arrears on each Quarterly Payment Date and on the last day of the Term Loan Facility Availability Period.
     (d) The Borrower shall pay to the Agent, for its own account, the fees in the amounts and at such times as shall be set forth in the Fee Letter.

     (e) The Borrower shall pay to the Agent, during each Deferral Period, for the account of each Term Lender (other than a Defaulting Lender) a deferral surcharge equal to such Lender’s Term Loan Percentage multiplied by 0.50% per annum multiplied by the aggregate principal amount of all Term Loans outstanding during such Deferral Period. The deferral surcharge described in this subsection (e) shall be calculated on a daily basis and shall be payable by the Borrower in arrears on each Quarterly Payment Date and on the Term Loan Facility Maturity Date.
     SECTION 2.4 Defaulting Lender.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, any amounts owed to a Defaulting Lender under this Agreement may be applied to satisfy such Defaulting Lender’s obligations under this Agreement, including without limitation, such Defaulting Lender’s obligation to make Loans and such Defaulting Lender’s obligations under Section 3.10.5 with respect to its pro rata participation interest in the Letters of Credit, and may be applied in such order as the Agent may determine in its sole discretion to satisfy any of the other obligations of such Defaulting Lender to the Agent, to the other Lenders which are not Defaulting Lenders or to the Borrower under this Agreement.
     (b) The obligation of each Lender to makes Loans and to purchase and make payments in respect of participations in Letters of Credit in accordance with this Agreement shall not be affected or impaired in any manner by the failure of any other Lender to do so or to otherwise constitute a Defaulting Lender.
     SECTION 2.5 Increased Costs; Capital Adequacy.
     (a) The Borrower shall pay to the Agent, for the account of each Lender, from time to time within five (5) Business Days of its receipt of the certificate referred to in Section 2.5(c) (with a copy to the Agent) such amounts as such Lender may determine to be reasonably necessary to compensate it or its holding company for any increased costs which such Lender determines are attributable to its making or maintaining Loans, issuing Letters of Credit, or maintaining Commitments hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans, Letters of Credit or Commitments, resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans, Letters of Credit or Commitments (other than taxes imposed on the overall net income or franchise taxes of Lender); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender or any holding company of such Lender, but excluding any such reserve to the extent reflected in the definition of Eurodollar Rate (including a request or requirement which affects the manner in which such Lender or the holding company thereof allocates capital resources to commitments, including the Commitments). Each Lender will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this subsection (a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     (b) Without limiting the effect of the foregoing provisions of this Section 2.5 (but without duplication), the Borrower shall pay to the Agent, for the account of each Lender, from time to time within five (5) Business Days of its receipt of the certificate referred to in Section 2.5(c) (with a copy to the Agent), such amounts as such Lender may determine to be reasonably necessary to compensate such Lender for any costs which it determines are attributable to the maintenance by it or its holding company, pursuant to any Regulatory Change, of capital in respect of its Loans, Letters of Credit or Commitments (such compensation to include an amount equal to any reduction in return on assets or equity of such Lender or its holding company to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Lender will notify the Borrower (with a copy to the Agent) if it is entitled to compensation pursuant to this subsection (b) as promptly as practicable after it determines to request such compensation.
     (c) Each notice delivered by a Lender pursuant to this Section 2.5 shall contain a statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) which shall, in the absence of manifest error, be presumed correct of the matters stated therein and be binding upon the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it in good faith shall deem applicable.
     (d) The Borrower shall not be required to compensate a Lender pursuant to this Section 2.5 for any amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that (x) if the circumstances giving rise to such claim have a retroactive effect, then such one hundred and eighty (180) day period shall be extended to include the period of such retroactive effect, and (y) the limitation set forth in this proviso shall not apply to amounts already included in the determination of the applicable Eurodollar Rate.
     SECTION 2.6 Replacement of Lenders. Within thirty (30) days after (1) receipt by Borrower of written notice and demand from any Lender for payment of additional amounts or increased costs as provided in Sections 2.5(a), 2.5(b), 2.7 or 3.5 or (2) any Lender shall notify the Borrower pursuant to Section 3.4.7 that it has become unlawful for such Lender to make or maintain a Eurodollar Loan or (3) any Lender fails to designate an alternate lending office after it is required to use reasonable efforts to do so under Section 2.7 or (4) any Lender is a Defaulting Lender (each, an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default has occurred and is continuing, within ninety (90) days following such notice by Borrower to Agent, at Borrower’s request and expense, Agent, or a Person reasonably acceptable to Agent, shall have the right (but shall have no obligation) to purchase from such Affected Lender, and such Affected Lender agrees that it shall sell and assign to Agent or such Person, all of the Loans and Commitments of such Affected Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees and other obligations owing with respect thereto through the date of such sale (except those amounts payable by Borrower as set forth in the proviso to this sentence), such purchase and sale to be consummated pursuant to an executed Transfer Supplement; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive pursuant to Section 2.5(a), 2.5 (b), 2.7 or 3.5 through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to replace such Affected Lender as provided herein if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 2.6 based on such events shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Section 2.5(a) and (b).
     SECTION 2.7 Change of Lending Office. Each Lender agrees that it will use reasonable efforts to designate an alternate lending office with respect to any of its Eurodollar Loans affected by the matters or circumstances described in Section 2.5, Section 3.4.7 or Section 3.5, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided that such Lender shall have no obligation to so designate an alternate lending office located in the United States.
ARTICLE 3
LOANS AND NOTES
     SECTION 3.1 Borrowing and Issuance Procedure.
     (a) In the case of Working Capital Facility Loans, by delivering a Borrowing Request to the Agent’s office (i) on or before 1:00 p.m., New York City time, at least three (3) Business Days in advance of the requested borrowing date for a Eurodollar Loan and (ii) on or before 12:00 Noon, New York City time, on the requested borrowing date for a Base Rate Loan, the Borrower may from time to time request that a Borrowing of Working Capital Facility Loans be made on the Business Day specified in such Borrowing Request. Such Borrowings of Working Capital Facility Loans shall be in a minimum aggregate amount equal to $500,000 for Eurodollar Loans and $100,000 for Base Rate Loans, and in integral multiples of $100,000 or, if less, the amount of the Working Capital Facility Availability immediately prior to such Borrowing. Promptly following the receipt by the Agent of a Borrowing Request in accordance with this Section 3.1(a), the Agent shall advise each Lender of the details and amount of such Lender’s Working Capital Facility Percentage of such Borrowing. Each Borrowing shall be made on the Business Day specified in the Borrowing Request therefor (including the initial Borrowing to be made on the Closing Date, if any). On such Business Day, each Lender shall, on or before 3:00 p.m., New York City time, deposit same day funds with the Agent in the amount equal to such Lender’s Working Capital Facility Percentage of such Borrowing, such deposit to be made to such account as the Agent shall specify from time to time by notice to the Lenders. On the Business Day specified by the Borrower in the Borrowing Request, the proceeds of such Borrowing shall be made available to the Borrower by wire transfer of such proceeds to the account of the Borrower specified in Schedule 3.1 or to such other accounts of the Borrower as the Borrower shall have specified in the Borrowing Request therefor; provided, however, that in each case the Agent shall be required to make available to the Borrower the proceeds of any Borrowing only to the extent received by it in same day funds from the Lenders. No Lender’s obligation to make any Working Capital Facility Loan shall be affected by any other Lender’s failure to make any Working Capital Facility Loan.

     (b) In the case of Term Loans, by delivering a Borrowing Request to the Agent’s office (i) on or before 1:00 p.m., New York City time, at least three (3) Business Days in advance of the requested borrowing date for a Eurodollar Loan and (ii) on or before 12:00 Noon, New York City time, on the requested borrowing date for a Base Rate Loan, the Borrower may from time to time request that a Borrowing of Term Loans be made on the Business Day specified in such Borrowing Request. Such Borrowings of Term Loans shall be in a minimum aggregate amount equal to $2,000,000 and in integral multiples of $1,000,000 or, if less, the amount of the unused portion of the Term Loan Facility Commitments immediately prior to such Borrowing. Promptly following the receipt by the Agent of a Borrowing Request in accordance with this Section 3.1(b), the Agent shall advise each Lender of the details and amount of such Lender’s Term Loan Percentage of such Borrowing. Each Borrowing shall be made on the Business Day specified in the Borrowing Request therefor. On such Business Day, each Lender shall, on or before 3:00 p.m., New York City time, deposit same day funds with the Agent in the amount equal to such Lender’s Term Loan Facility Percentage of such Borrowing, such deposit to be made to such account as the Agent shall specify from time to time by notice to the Lenders. On the Business Day specified by the Borrower in the Borrowing Request, the proceeds of such Borrowing shall be made available to the Borrower by wire transfer of such proceeds to the account of the Borrower specified in Schedule 3.1 or to such other accounts of the Borrower as the Borrower shall have specified in the Borrowing Request therefor; provided, however, that in each case the Agent shall be required to make available to the Borrower the proceeds of any Borrowing only to the extent received by it in same day funds from the Lenders. No Lender’s obligation to make any Term Loan shall be affected by any other Lender’s failure to make any Term Loan.
     (c) In the case of Additional Term Loans, by delivering a Borrowing Request to the Agent’s office (i) on or before 1:00 p.m., New York City time, at least three (3) Business Days in advance of the requested borrowing date for a Eurodollar Loan and (ii) on or before 12:00 Noon, New York City time, on the requested borrowing date for a Base Rate Loan, the Borrower may from time to time request that a Borrowing of Additional Term Loans be made on the Business Day specified in such Borrowing Request. Such Borrowings of Additional Term Loans shall be in a minimum aggregate amount equal to $2,000,000 or, if less, the amount of the unused portion of the Additional Term Loan Facility Commitments immediately prior to such Borrowing. Promptly following the receipt by the Agent of a Borrowing Request in accordance with this Section 3.1(b), the Agent shall advise each Lender of the details and amount of such Lender’s Additional Term Loan Percentage of such Borrowing. Each Borrowing shall be made on the Business Day specified in the Borrowing Request therefor. On such Business Day, each Lender shall, on or before 3:00 p.m., New York City time, deposit same day funds with the Agent in the amount equal to such Lender’s Additional Term Loan Facility Percentage of such Borrowing, such deposit to be made to such account as the Agent shall specify from time to time by notice to the Lenders. On the Business Day specified by the Borrower in the Borrowing Request, the proceeds of such Borrowing shall be made available to the Borrower by wire transfer of such proceeds to the account of the Borrower specified in Schedule 3.1 or to such other accounts of the Borrower as the Borrower shall have specified in the Borrowing Request therefor; provided, however, that in each case the Agent shall be required to make available to the Borrower the proceeds of any Borrowing only to the extent received by it in same day funds from the Lenders. No Lender’s obligation to make any Additional Term Loan shall be affected by any other Lender’s failure to make any Additional Term Loan.

     SECTION 3.2 Notes. All Loans made by any Lender shall be evidenced:
     (a) in the case of the Term Loans, by a Term Note made by the Borrower payable to the order of such Lender in a principal amount up to such Lender’s Term Loan Percentage of the Term Loan Facility Commitment Amount;
     (b) in the case of the Working Capital Facility Loans, by a Working Capital Facility Note made by the Borrower payable to the order of such Lender in a principal amount equal to such Lender’s Working Capital Facility Percentage of the Working Capital Facility Commitment Amount; and
     (c) in the case of the Additional Term Loans, by an Additional Term Note made by the Borrower payable to the order of such Additional Term Loan Lender in a principal amount up to such Additional Term Loan Lender’s Additional Term Loan Percentage of the Additional Term Loan Facility Commitment Amount.
The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on a grid schedule attached to such Lender’s Notes (or on a continuation of any such grid attached to any Note and made a part thereof), which notations shall evidence, inter alia, the date and outstanding principal amount of the Loans evidenced thereby. The notations on any such grid (and on any such continuation) indicating the outstanding principal amount of a Lender’s Loans shall be presumptive evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount on any such grid (or on any such continuation) shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note to make payments of principal of or interest on such Loans when due.
     SECTION 3.3 Principal Payments. Repayments and prepayments of principal of the Loans shall be made in accordance with this Section 3.3.
     SECTION 3.3.1 Repayments and Prepayments. The Borrower will make payment in full of all unpaid principal of the Term Loans, and, if applicable, the Additional Term Loans, at the Term Loan Maturity Date and the Working Capital Facility Loans at the Working Capital Facility Maturity Date (or such earlier date as the Loans may become or be declared due and payable pursuant to Article 7). Prior thereto, the Borrower:
     (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) all such voluntary prepayments shall be in a minimum amount of $500,000 (subject to the Borrower’s right to prepay in full the entire unpaid principal amount of the Loans it has incurred), and (ii) any such prepayment of the Term Loans shall require at least five (5) Business Days prior written notice to the Agent;
     (b) shall, on any Business Day on which the aggregate outstanding principal amount of all Working Capital Facility Loans plus the then aggregate amount of Letter of Credit Obligations exceeds the lesser of (i) the Working Capital Facility Commitment Amount and (ii) the Borrowing Base, either (x) make a mandatory prepayment of the outstanding principal amount of the Working Capital Facility Loans in an amount equal to such excess amount, (y) provide cash collateral in respect of such Letter of Credit Obligations in an amount equal to such excess amount, or (z) perform a combination of (x) and (y) in an amount that, in the aggregate, equals or exceeds such excess amount;
     (c) shall, commencing on the earlier of (x) the first Quarterly Payment Date occurring one hundred and eighty (180) or more days after the Project Construction Completion Date or (y) September 30, 2013, and on each Quarterly Payment Date thereafter (other than a Deferred Payment Date), make a payment to the Agent in the amount of the Quarterly Principal Payment Amount, which amount shall be applied to the outstanding principal amount of the Term Loans; provided, however, that once during the term of this Agreement at the request of the Borrower, up to four (4) consecutive Quarterly Payments may be deferred to the Term Loan Maturity Date subject to the following conditions: (i) such request may only be made once during the term of this Agreement; (ii) a weather-related event shall have had a negative impact on that year’s aggregate canola seed crop for the geographic region comprised of Minnesota, North Dakota, and Manitoba by reducing the size of the crop by at least 15% from the prior year’s canola seed crop for the geographic region comprised of Minnesota, North Dakota, and Manitoba; (iii) no Default or Event of Default shall have occurred and be continuing at the time of such request or after giving effect thereto; and (iv) all representations and warranties shall be true and correct as of the date of such request and after giving effect thereto.
     (d) shall, within one hundred and eighty (180) days following receipt by the Borrower or any Subsidiary or the Agent of any condemnation awards with respect to any Loss (other than a Major Loss or a Total Loss), make a mandatory prepayment of the Loans in an amount by which such condemnation award proceeds exceed the Permitted Replacement Expenses incurred by the Borrower or such Subsidiary to repair or replace the property or asset which was the subject of the condemnation giving rise to such condemnation award proceeds;
     (e) shall, within one hundred and eighty (180) days following receipt by the Borrower or any Subsidiary or the Agent of any insurance proceeds with respect to any Loss resulting from a casualty (other than a Major Loss or a Total Loss), make a mandatory prepayment of the Loans in an amount by which such insurance proceeds exceed the Permitted Replacement Expenses incurred by the Borrower to repair or replace the property or asset which was the subject of the Loss giving rise to such insurance proceeds;
     (f) shall, promptly after (and in any event within two (2) Business Days following) receipt by the Borrower or any Subsidiary or the Agent of any insurance proceeds or any condemnation proceeds with respect to any Major Loss, make a mandatory prepayment of the Loans in the amount of such insurance proceeds or condemnation proceeds; provided, however, that such mandatory prepayment shall not be required during any period in which (i) the Borrower has provided written notice to the Agent that the Borrower intends to undertake a Major Replacement with respect to such Major Loss, which notice shall specify the aggregate amount of deductibles that are applicable to the insurance proceeds with respect to such Major Loss and the amount and source of funds (in addition to such insurance proceeds) that are available to pay Major Permitted Replacement Expenses, (ii) the Borrower is diligently proceeding to satisfy each of the conditions for a Major Replacement with respect to such Major Loss, (iii) the Borrower is diligently proceeding to satisfy the Major Replacement Construction Requirements not later than the Major Replacement Construction Deadline, and no event has occurred which could reasonably be expected to result in the failure of such Major Replacement

Construction Requirements to be satisfied by the Major Replacement Construction Deadline or to cause the cost of such Major Replacement to exceed the amounts set forth in the Major Replacement Construction Budget; and (iv) no Default or Event of Default has occurred and is continuing; provided further, however, that to the extent any insurance proceeds or any condemnation proceeds with respect to such Major Loss exceed the Major Permitted Replacement Expenses actually incurred by the Borrower with respect to such Major Replacement, the Borrower shall make a mandatory prepayment of the Loans in the amount of such excess insurance or condemnation proceeds within two (2) days of the date that such Major Replacement is completed;
     (g) shall, promptly after (and in any event within two (2) Business Days following) receipt by the Borrower of any proceeds from a Qualified Preferred Equity Issuance, make a mandatory prepayment of the outstanding principal amount of Term Loans held by the Sponsor Lenders, in an amount equal to the amount of such proceeds;
     (h) shall, promptly after (and in any event within two (2) Business Days following) receipt by the Borrower or any Subsidiary or the Agent of any insurance proceeds with respect to any Loss resulting from a liability, make a mandatory prepayment of the Loans in an amount by which such insurance proceeds exceed the amount of the liability to be satisfied with such proceeds (to the extent such liability is so satisfied);
     (i) shall, promptly after (and in any event within two (2) Business Days following) receipt by the Borrower or any Subsidiary or the Agent of any Net Disposition Proceeds which are in excess of $1,000,000 in the aggregate in any Fiscal Year, make a payment to the Agent in an amount equal to such excess Net Disposition Proceeds; provided, that this clause (i) of Section 3.3.1 shall not in any event be deemed a consent to any disposition by any Loan Party which is otherwise prohibited by the terms of this Agreement or of any of the other Loan Documents;
     (j) shall, promptly after (and in any event within two (2) Business Days following) receipt by the Borrower or any Subsidiary or the Agent of any Net Securities Proceeds, make a payment to the Agent in an amount equal to such Net Securities Proceeds; provided, that this clause (j) of Section 3.3.1 shall not in any event be deemed a consent to any issuance or sale of Stock by any Loan Party that is otherwise prohibited by the terms of this Agreement or of any of the other Loan Documents;
     (k) shall, concurrently with receipt by any Loan Party after the Closing Date of any Net Indebtedness Proceeds (excluding any Net Indebtedness Proceeds resulting from the incurrence by any Loan Party of any Indebtedness permitted under Section 6.2.2 of this Agreement), make a payment to the Agent in an aggregate amount equal to such Net Indebtedness Proceeds; provided that this clause (k) of Section 3.3.1 shall not in any event be deemed a consent to any incurrence of Indebtedness by any Loan Party which is otherwise prohibited by the terms of this Agreement or any of the other Loan Documents;
     (l) shall, promptly after (and in any event within two (2) Business Days following delivery of) the Borrower’s annual financial statements pursuant to Section 6.1.1(a) with respect to each Fiscal Year, make a payment to the Agent in an amount equal to (i) Borrower’s Excess

Cash Flow for such Fiscal Year multiplied by the Excess Cash Flow Recapture Percentage calculated for such Fiscal Year, less (ii) the amount of any prepayment made by the Borrower with respect to any Sponsor Loan that satisfies the Sponsor Loan Prepayment Requirements; provided, however, that in connection with the first full Fiscal Year following the Project Construction Completion Date, no such prepayment shall be required if, after giving effect to such prepayment, Borrower’s Liquidity would be less than $3,000,000; and
     (m) shall, upon the occurrence of a Change in Control, make a mandatory prepayment of the entire outstanding principal amount of all Loans and all unreimbursed Letter of Credit Obligations, together with accrued and unpaid interest and fees and all other outstanding Obligations, and deposit with the Agent, as cash collateral, an amount equal to 105% of the aggregate undrawn stated amount of all Letters of Credit.
Unless expressly set forth to the contrary in this Section 3.3.1 or elsewhere in this Agreement, any mandatory prepayment of any Loans or other payment required to be made by the Borrower pursuant to this Section 3.3.1 shall be applied (i) first, to the payment in full of the outstanding amount of the Term Loans; (ii) second, to the payment in full of the outstanding amount of all drawings under Letters of Credit that have not been reimbursed by the Borrower, (iii) third, to the payment in full of all outstanding Working Capital Facility Loans; and (iv) fourth, to be held by the Agent as cash collateral, an amount equal to 105% of any outstanding Letter of Credit Obligations; provided, however, that to the extent mandatory prepayments required under Section 3.3.1(f) during the term of this Agreement exceed $20,000,000 in the aggregate, such prepayments in excess of such amount shall be applied pari passu to the payment of (A) all principal on the Loans, Letter of Credit Obligations (to be held by the Agent as cash collateral in the amount of 105% of the then outstanding Letters of Credit Obligations), and (B) all Obligations in respect of the Qualified Commodity Hedge Contract (to be held by the Qualified Counterparty as cash collateral). Unless expressly set forth to the contrary in this Section 3.3.1 or elsewhere in this Agreement, (i) any mandatory prepayment of the Term Loans required to be made by the Borrower pursuant to this Section 3.3.1 shall be applied to required installments of principal under subsection (c) of this Section 3.3.1 in the inverse order of maturity.
     SECTION 3.3.2 Working Capital Facility Loans on Borrower’s Behalf. The Lenders are authorized to, and at their option may, make Working Capital Facility Loans on behalf of the Borrower for payment of all fees, expenses, charges, costs, principal and interest owed and outstanding beyond any due date under this Agreement and the other Loan Documents by the Borrower to the Lenders (or any of them), or any issuer of a Letter of Credit, or the Agent. Such Working Capital Facility Loans shall be made when and as the Borrower fails promptly to pay same, and all such Working Capital Facility Loans shall constitute Loans made to the Borrower and shall be secured by all of the Collateral. Following the making of any Working Capital Facility Loans pursuant to this Section 3.3.2, such Lender shall promptly notify the Borrower of the making of such Working Capital Facility Loans and the aggregate principal amount of such Loans; provided that the failure by any Lender to give such notice shall not affect the Borrower’s obligations under this Agreement or with respect to such Working Capital Facility Loans.
     SECTION 3.3.3 Reduction of Commitments.

     (a) The Borrower shall not have the right to reduce the Working Capital Facility Commitment Amount unless (i) concurrently with such reduction it makes any prepayment required pursuant to Section 3.3.1(b) and (ii) such reduction is permitted under the next succeeding sentence. The Borrower shall not have the right to reduce the Working Capital Facility Commitment Amount to less than $5,000,000 or cancel the Working Capital Facility Commitment except upon the simultaneous prepayment of all outstanding Loans, reimbursement of all drawings under Letters of Credit, deposit by the Borrower with the Agent, to be held by the Agent as cash collateral, of an amount equal to 105% of all Letters of Credit, termination of all Commitments, payment of all accrued and unpaid interest and fees, and payment of all other Obligations.
     (b) The Term Loan Facility Commitments (and the Term Loan Facility Commitment Amount) shall be permanently reduced on any day on which the principal amount of the Term Loans are repaid, by the amount of such repayment.
     SECTION 3.4 Interest. Interest on the outstanding principal amount of the Loans and other outstanding Obligations shall accrue and be payable in accordance with this Section 3.4.
     SECTION 3.4.1 Loan Rates. Subject to Section 3.4.6, each Borrowing of Term Loans and each Borrowing of Working Capital Facility Loans shall accrue interest at the following rates per annum, at the election of the Borrower pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:
     (a) during such periods as such Borrowing consists of Base Rate Loans, the Alternate Base Rate plus the Applicable Margin, each as in effect from time to time, and
     (b) during such periods as such Borrowing consists of Eurodollar Loans, for each Interest Period relating thereto, the Eurodollar Rate for such Interest Period plus the Applicable Margin as in effect from time to time.
     SECTION 3.4.2 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 3:00 p.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) or no more than five (5) Business Days notice, that all or any portion of an aggregate minimum amount of $500,000 and an aggregate multiple of $100,000 of Loans be, in the case of Base Rate Loans, converted into Eurodollar Loans or, in the case of Eurodollar Loans, continued as Eurodollar Loans; provided, however, that no portion of the outstanding principal amount of any Loan may be continued as, or converted into, a Eurodollar Loan when any Event of Default has occurred and is continuing.
The Agent shall give prompt notice to each Lender of the interest rate determined pursuant to this Section 3.4.2 with respect to such Loans. Absent delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan.
     SECTION 3.4.3 Post-Default Rates. From and after the occurrence of an Event of Default and during the continuance thereof, the Borrower shall pay interest (after as well as before judgment) on the outstanding principal amount of all Loans and other Obligations at a rate per annum equal to the Post-Default Rate applicable to such Loans and other Obligations.
     SECTION 3.4.4 Payment Dates. Accrued interest on the Loans shall be payable, without duplication:
     (a) on Maturity of such Loans;
     (b) with respect to any portion of any Loan prepaid or repaid pursuant to Section 3.3.1 or Section 3.3.2, on the date of such prepayment or repayment is due as provided in Section 3.3.1 or Section 3.3.2 and, in the case of a voluntary prepayment, on the date set forth in any notice required for such prepayment; and
     (c) with respect to Base Rate Loans, on each Quarterly Payment Date, commencing with the first such day following the Closing Date;
     (d) with respect to Eurodollar Loans, on the last day of each applicable Interest Period (and if such Interest Period shall exceed three (3) months, also on the numerically corresponding day of the third calendar month after the commencement of such Interest Period);
     (e) with respect to any Base Rate Loans converted into Eurodollar Loans on a day which is not a Quarterly Payment Date, on the date of such conversion;
     (f) on the date of acceleration of such Loans pursuant to Section 7.2 or Section 7.3; and
     (g) with respect to interest accruing at any Post-Default Rate and, to the extent permitted by applicable law, interest on overdue amounts (including overdue interest), upon demand.
     SECTION 3.4.5 Rate Determinations. All determinations by the Agent of the rate of interest applicable to any Loan shall be presumed correct in the absence of manifest error.
     SECTION 3.4.6 Limitation on Types of Loans. (a) Anything herein to the contrary notwithstanding, if on or prior to the determination of any Eurodollar Rate for any Interest Period, the Agent determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or (b) the Required Lenders determine in good faith, which determination shall be conclusive, and notify the Agent that the relevant rates of interest referred to in the definition of “Eurodollar Rate” upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely to cover adequately the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period; then the Agent shall give the Borrower and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to continue Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans, and the Borrower shall, on the last day(s) of the then current

Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or such Loans shall be converted into Base Rate Loans in accordance with Section 3.4.8 hereof.
     SECTION 3.4.7 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 3.4.8 hereof shall be applicable).
     SECTION 3.4.8 Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Sections 3.4.6 or 3.4.7 hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a conversion required by Sections 3.4.6 or 3.4.7 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.4.6 or 3.4.7 hereof which gave rise to such conversion no longer exist:
     (a) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans which would otherwise be made or continued by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans and all Base Rate Loans of such Lender which would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.
Promptly after the circumstances specified in Sections 3.4.6 or 3.4.7 which gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.4.8 no longer exist, such Lender shall give the Agent and the Borrower notice thereof, and the Borrower may thereafter request conversion of such Loans to Eurodollar Loans, subject to the subsequent application of Section 3.4.6 or 3.4.7.
     SECTION 3.4.9 Compensation. The Borrower shall pay to the Agent for the account of each Lender, within ten (10) Business Days of receipt of a written request of such Lender through the Agent, which request shall set forth the basis for, and a calculation of, such requested amounts, such amount or amounts as shall be sufficient (in the opinion of such Lender) to compensate it for any loss, cost or expense which such Lender determines is attributable to:
     (a) any payment, prepayment or conversion of a Eurodollar Loan made by Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Article 7 hereof) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article 4 hereof to be satisfied, but excluding a default by such Lender to fund such Loan), to borrow a Eurodollar Loan from

Lender on the date for such borrowing specified in the Borrowing Request given pursuant to Section 3.1 hereof.
     SECTION 3.5 Taxes.
     (a) Any and all payments by the Borrower hereunder or under the Notes or any other Loan Document shall, to the extent permitted by law, be made, in accordance with this Section 3.5, free and clear of and without deduction for any and all present or future Taxes. If the Borrower shall be required by law to deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender or the Agent, (i) the Borrower shall withhold or make such deductions as are determined by the Borrower to be required based upon the information and documentation it has received pursuant to subsection (f) of this Section 3.5 or Section 9.11(e), (ii) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower to such Lender or the Agent (as the case may be) shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made;
     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or intangibles Taxes or any other excise or property Taxes, transfer Taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to this Agreement, the Notes, or any other Loan Document;
     (c) The Borrower will indemnify each Lender or the Agent (as the case may be) for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 3.5) paid by such Lender or the Agent (as the case may be) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this subsection (c) shall be made within ten (10) days from the date such Lender or the Agent (as the case may be) makes written demand therefor and provides a certificate setting forth in reasonable detail the calculation of the amount required to be paid under this subsection (c);
     (d) Each Lender will indemnify the Borrower for the full amount of any Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 3.5) paid by the Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto incurred by, or asserted against, the Borrower as a result of the failure of such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation that is required to be delivered by such Lender to the Borrower pursuant to subsection (f) of this Section 3.5 or Section 9.11(e). Payment under this subsection (d) shall be made within ten (10) days from the date the Borrower makes written demand therefor and provides a certificate setting forth in reasonable detail the calculation of the amount required to be paid under this subsection (e). Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owning to such Lender under this Agreement or any Note or any other Loan Document against any amount that such Lender is required to pay under this subsection (d). The agreement in this subsection (d) shall survive the resignation and/or replacement of the Agent, and assignment of rights by, or the replacement of, any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations;
     (e) Within ten (10) days after the date of any payment of any Taxes by the Borrower pursuant to Section 3.5(a), the Agent makes written demand therefor, the Borrower will furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of any receipt received by the Borrower evidencing payment of such Taxes by the Borrower.
     (f) Status of Lenders; Tax Documentation.
     (i) Each Lender shall promptly deliver to the Borrower and to the Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or by the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent (as the case may be) to determine (A) whether or not payments made hereunder or under any Note or any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for Tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC shall deliver to the Borrower and the Agent (in such number of copies as requested by the recipient), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent) executed originals of Internal Revenue Service Form W-9 or other documentation or information prescribed by applicable laws or requested by the Borrower or the Agent as will enable the Borrower or the Agent (as the case may be) to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the IRC or under any applicable treaty to any exemption from or reduction of withholding Tax with respect to payments hereunder or under any Note or any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) of the IRC, (x) a certificate to the effect that such Foreign Lender is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (y) executed originals of Internal Revenue Service Form W-8BEN,
     (V) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (VI) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps (including the re-designation of its lending office) as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for Taxes from amounts payable to such Lender.
     (g) Unless required by applicable laws, at no time shall the Borrower have any obligation to file for or otherwise pursue on behalf of any Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Agent or any Lender determines that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Agent or such Lender (as the case may be) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
     SECTION 3.6 Payments, Interest Rate Computations, Other Computations, Etc. Except as otherwise expressly provided in Section 3.3.1(g), all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document, in respect of principal or interest on the Term Notes shall be made by the Borrower to the Agent for the account of the Lenders, pro rata according to their respective Term Loan Percentages. All payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document, in respect of principal or interest on the Working Capital Facility Notes shall be made by the Borrower to the Agent for the account of the Lenders, pro rata according to their respective Working Capital Facility Percentages. Except as otherwise provided therein, the payment of fees referred to in Section 2.3 shall be made by the Borrower to the Agent for the account of the Lenders pro rata according to their respective Working Capital Facility Percentages and Term Loan Percentages. All other amounts payable to the Agent or any Lender under this Agreement or any other Loan Document (except under Section 2.5) shall be paid to the Agent for the account of the Person entitled thereto. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., New York City time, on the date due, in immediately available funds, to the account of the Agent specified in Schedule 3.6 or to another account of the Agent specified from time to time in writing to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall promptly remit in the type of funds received to each Lender notified to the Agent its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days with respect to Eurodollar Loans and 365/366 days with respect to all Obligations other than Eurodollar Loans. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.
     SECTION 3.7 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of or interest on any Loan or other Obligation (other than any payment otherwise expressly provided under this Agreement) in excess of such Lender’s respective share of payments in respect of such Loan or Obligation then and therewith obtained thereon by all Lenders, such Lender which has received in excess of its ratable share of such Loan or

Obligation shall purchase from the other Lenders such participations in such Notes or other Obligations held by them as shall be necessary to cause such purchaser to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 3.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.7 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.7 to share in the benefits of any recovery on such secured claim.
     SECTION 3.8 Setoff. In addition to and not in limitation of any rights of any Lender under applicable law, each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and the Borrower hereby grants to each Lender, as security for such Obligations, a continuing security interest in any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, any such appropriation and application shall be subject to the provisions of Section 3.7.
     SECTION 3.9 Use of Proceeds and Sources of Payment of Construction Expenses.
     (a) Until the Construction Expenses are paid in full and the Project Construction Completion Date has occurred, the proceeds of the Term Loans shall be used solely (a) to finance Construction Expenses and to fund the initial deposit by the Borrower into the Debt Service Reserve Account required under Section 6.1.19, and (b) upon receipt by the Agent, not earlier than ninety (90) days prior to the projected Project Construction Completion Date, of an Excess Contingency Funds Certificate, to finance the purchase by the Borrower of initial canola seed Inventory for processing at the Project. Thereafter, the proceeds of the Term Loan shall be used for general corporate purposes. The proceeds of the Working Capital Facility Loans shall be used for the purposes set forth in Section 3.3.2 and working capital purposes of the Borrower, but shall not be used (i) to finance the payment of any Construction Expenses (ii) for the payment of any dividend or distribution by the Borrower, (iii) to finance Inventory located in Canada having a cost basis in excess of $1,000,000 unless such Inventory constitutes Eligible Canadian Inventory, or (iv) to finance Inventory located in any province in Canada other than Manitoba. Proceeds of any Working Capital Facility Loan made on the Project Construction Completion Date may be used to repay any outstanding amounts owed by the Borrower with respect to the Sponsor Temporary Working Capital Loan.
     (b) No part of the proceeds of any Loans shall be used for any purpose which violates Regulations T, U or X of the F.R.S. Board.
     (c) Construction Expenses shall be paid from the following sources in the following order as such Construction Expenses become due and payable from time to time: (i)

Construction Expenses which are due and payable at any given time shall be paid first from funds received by the Borrower as Contributions until all such funds have been applied to pay such Construction Expenses, (ii) any Construction Expenses which remain outstanding after the application of the funds received by the Borrower as Contributions shall be paid with proceeds of the Term Loans, subject to the terms and conditions for the making of Term Loans in this Agreement, and (iii) to the extent any Construction Expenses remain outstanding after the application of the funds from the foregoing sources, the Borrower shall pay any remaining Construction Expenses from its own funds.
     SECTION 3.10 Letters of Credit. Upon and subject to the terms and conditions of this Section 3.10, in addition to the terms and conditions set forth elsewhere in this Agreement, the Lenders, from time to time, in accordance with their respective Working Capital Facility Percentages severally shall participate in the issuance of Letters of Credit for the account of the Borrower or any of its Subsidiaries.
     SECTION 3.10.1 Manner of Issuance. The Borrower shall deliver to the Agent prior to 1:00 p.m. (New York City time) at least three (3) Business Days before the requested date of issuance of a Letter of Credit, a Letter of Credit Request for the issuance of such Letter of Credit setting forth (i) the beneficiary of the Letter of Credit, (ii) the stated amount thereof, (iii) the requested issue date, (iv) the requested expiration date, and (v) the purpose for such Letter of Credit. Each such Letter of Credit Request shall be accompanied by the proposed issuer’s standard form standby letter of credit application, duly completed and executed by the Borrower (which application shall be deemed for purposes of this Agreement to constitute part of such Letter of Credit Request), together with all other documents, materials and evidences reasonably required by the Agent prior to the issuance of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     SECTION 3.10.2 Terms of Letters of Credit. Each Letter of Credit shall (a) have an expiration date not later than the earlier of (i) 365 days or, in the case of a leap year, 366 days, after the date of issuance thereof (or such longer period to which the Agent and the issuer shall consent provided the Borrower agrees to pay any additional issuance cost or facing fees arising by virtue of the issuance of a Letter of Credit for a period longer than the period specified in this clause (i)) and (ii) the maturity date of the Working Capital Facility Loans set forth in clause (a) of the definition of Working Capital Facility Maturity Date and (b) be issued solely to secure bid, tender, surety, payment, performance, litigation or similar bonds required by the Borrower and its Subsidiaries in the ordinary course of business. The Agent shall use reasonable efforts to cause Letters of Credit to be governed by, and construed and enforced in accordance with, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication 600 and, to the extent not inconsistent therewith, the laws of the State of New York.

     SECTION 3.10.3 Drawings Under Letters of Credit.
     (a) Notice to Borrower. Promptly upon receipt by the Agent from the issuer of a Letter of Credit of a copy of any draft upon, or other notice of drawing under, a Letter of Credit, the Agent shall give the Borrower written or telephonic notice of the amount of such draft or notice of drawing, of the Letter of Credit against which it is drawn and of the date upon which the issuer proposes to honor such draft.
     (b) Repayment by Borrower. The Borrower shall pay to the Agent the amount of any drawing under any Letter of Credit on the date of such drawing. The amount of any drawing under a Letter of Credit not paid on the date provided herein shall bear interest, payable on demand, from the due date thereof until paid, at the Post-Default Rate.
     (c) Repayment with Working Capital Facility Loans. On the date of any drawing under a Letter of Credit, the amount of such drawing automatically shall be paid with, and the Borrower hereby authorizes the Lenders to make, a Borrowing of Working Capital Facility Loans in the amount of such drawing; provided, that all conditions set forth in Sections 4.1, 4.2 and 4.3 (other than Section 4.2.2) have been satisfied. Unless the Lenders shall have received a written notice otherwise prior to the making of any Working Capital Facility Loans pursuant to this subsection (c) of this Section 3.10.3, the making of any such Working Capital Facility Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Working Capital Facility Loans, and after giving effect thereto, all statements set forth in Section 4.2.1 are true and correct.
     (d) Borrower’s Obligation Absolute. The obligation of the Borrower to pay the Agent for each drawing under a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (ii) the existence of any claim, set-off, defense or right which the Borrower or the account party may have at any time against a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, or any Letter of Credit, the transactions contemplated herein or any unrelated transactions;
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the other Loan Documents;
     (v) any failure of the Agent to provide notice to the Borrower of any drawing under any Letter of Credit;

     (vi) the occurrence or continuance of any Default; or
     (vii) any other reason.
Nothing contained herein shall be deemed to relieve the issuer of a Letter of Credit from liability for errors or omissions in connection with its honoring of any drawing under such Letter of Credit if such errors or omissions result from the gross negligence or willful misconduct of such issuer (but without in any way impairing Borrower’s obligations under this Section 3.10.3).
     SECTION 3.10.4 Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay (a) to the Agent, for the benefit of the Lenders in accordance with their respective Working Capital Facility Percentages, a per annum fee equal to the Applicable Margin in effect for Eurodollar Rate Loans times the undrawn stated amount of such Letter of Credit which fee shall be calculated on a daily basis and shall be payable by the Borrower quarterly in arrears on each Quarterly Payment Date and on the Term Loan Maturity Date, (b) to the issuer of each Letter of Credit a fronting fee in the amount of 0.125% per annum of the stated amount of such Letter of Credit, which fee shall be calculated on a daily basis and shall be payable by the Borrower quarterly in arrears on each Quarterly Payment Date, and (c) issuer of each Letter of Credit, such issuer’s customary fees with respect to issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. From and after the occurrence of an Event of Default and during the continuance thereof, the fee payable pursuant to clause (a) of the preceding sentence shall increase to a per annum rate equal to the Applicable Margin in effect for Eurodollar Rate Loans plus 200 basis points (2.00%) times the undrawn stated amount of each Letter of Credit, payable on demand. All fees payable under this Section 3.10.4 shall be fully earned and nonrefundable on the date such fees are due. Any fees described in this Section 3.10.4 which accrue on the Commitment of, or are payable to, a Defaulting Lender, shall be paid to the Agent and held for the benefit of the Agent, the Lenders or the issuers with respect to the Letter of Credit to which such fee relates, which are not Defaulting Lenders, to reimburse the Agent, the Lenders or such issuers which are not Defaulting Lenders for any losses, costs or expenses incurred from time to time as a result of any Defaulting Lender’s failure to comply with its obligations hereunder, and to the extent such accrued fees exceed the aggregate amount of such losses, costs or expenses, may be applied to satisfy such Defaulting Lender’s obligations under Section 3.10.5 with respect to its pro rata participation interest in the Letters of Credit and then may be applied in such order as the Agent may determine in its sole discretion to satisfy any of the other obligations of such Defaulting Lender to the Agent, to the other Lenders which are not Defaulting Lenders or to the Borrower under this Agreement.
     SECTION 3.10.5 Letter of Credit Participations. The issuer of each Letter of Credit irrevocably agrees to grant and hereby grants to each Lender, and, to induce such issuer to issue such Letter of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from such issuer, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided pro rata participation interest in such issuer’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the issuer thereunder based on such Lender’s Working Capital Facility Percentage of the Working Capital Facility Commitment Amount. Each Lender agrees with each issuer of a Letter of Credit that, if a draft is paid under any Letter of Credit for which such issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Lender shall pay to the issuer of such Letter of Credit upon demand, at such issuer’s address for notices specified herein, an amount equal to such Lender’s Working Capital Facility Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Notwithstanding anything to the contrary set forth in this Agreement, each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the issuer, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. At any time during which a Lender is a Downgraded Lender, such Downgraded Lender shall provide to the Agent, for the benefit of the issuer of each Letter of Credit, cash collateral (or other security acceptable to each issuer of Letter of Credit in its sole discretion) in an amount equal to such Downgraded Lender’s pro rata participation interest in such issuer’s obligations under and in respect of the Letter of Credit. The issuer of such Letter of Credit shall pay to the Agent, for the account of each Downgraded Lender, interest on any cash collateral provided by such Downgraded Lender on each Quarterly Payment Date, at a rate not less than the Eurodollar Base Rate.
     SECTION 3.10.6 Limitation of Liability With Respect to Letters of Credit. As among the Borrower, the Agent and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiaries of such Letter of Credit. Without limiting the foregoing, neither the Agent nor any Lender shall be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any draft, demand, application or other documents submitted by any party in connection with any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (b) the validity, genuineness or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary of a Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
     (e) errors in interpretations of technical terms;
     (f) any loss or delay in the transmission or otherwise of any document required to make a drawing under any Letter of Credit or with respect to the proceeds thereof;

     (g) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or
     (h) any consequences arising from causes beyond the control of the Agent or any Lender, including any act or omission, rightfully or wrongfully, of any present or future Governmental Authority.
None of the above circumstances shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers under this Agreement. Nothing contained herein shall be deemed to relieve the issuer of a Letter of Credit from liability for errors or omissions in connection with its honoring of any drawing under such Letter of Credit if such errors or omissions result from the gross negligence or willful misconduct of such issuer (but without in any way impairing Borrower’s obligations under Section 3.10.3 or Section 3.10.4).
     SECTION 3.11 Income With Respect to Deposit Accounts. So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Borrower may invest, or direct the investment of, the funds in its Deposit Accounts, other than the Cost Overrun Account, in any Permitted Investment.
ARTICLE 4
CONDITIONS TO LOANS
     SECTION 4.1 Closing Date Conditions to All Loans and Letters of Credit. The obligations of the Lenders to make all Loans, to cause the issuance of all Letters of Credit, and to cause the Agent to provide Disbursement Instructions, shall be subject to the prior or concurrent satisfaction on or prior to the Closing Date of each of the conditions precedent set forth in this Section 4.1, except as the Required Lenders shall otherwise consent.
     SECTION 4.1.1 Loan Documents. Each Loan Party shall have delivered the Loan Documents to which it is a party, each duly executed by an Authorized Officer of such Loan Party and the other parties thereto.
     SECTION 4.1.2 Resolutions, Etc. The Agent shall have received on or before the Closing Date with respect to each Loan Party and the Sponsor:
     (a) a certificate, dated the date hereof, of the Secretary or an assistant secretary of such Person, as to:
     (i) resolutions of its Board of Directors or similar governing body, then in full force and effect, authorizing the execution, delivery and performance of the Loan Documents or Major Project Documents to which such Person is a party and the related transactions contemplated thereby, and
     (ii) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents or Project Documents to which it is party, upon which certificate the Agent and the Lenders may conclusively rely until it shall have received further certificates of the Secretary or an assistant secretary of such Person canceling or amending such prior certificates;
     (b) copies of the Organizational Documents of each Loan Party and the Sponsor certified by, in the case of the charters, the appropriate Governmental Authority of the State of such Person’s incorporation or formation and, in the case of its other Organizational Documents, such Person’s Secretary or assistant secretary, which documents shall be satisfactory to the Agent;
     (c) a so-called “good standing” certificate with respect to each such Person from the appropriate Governmental Authority of the State of its incorporation or formation and the State in which the Project is located;
     (d) evidence satisfactory to the Agent in its sole discretion of qualification of each Loan Party to do business in each other jurisdiction in which such Person is required to qualify; and
     (e) such other documents (certified if requested) as the Agent may reasonably request, with respect to this Agreement, the Notes, any other Loan Document, or any Major Project Document, the transactions contemplated hereby and thereby, or any Organizational Document, Contractual Obligation of the Borrower or any of its Subsidiaries, or any Approval, including any Necessary Project Approval.
     SECTION 4.1.3 Notes. The Agent shall have received, for the account of each Lender, such Lender’s Notes, in each case duly executed and delivered pursuant to subsections (a) and (b) of Section 3.2.
     SECTION 4.1.4 Major Project Documents. Each of the Major Project Documents shall have been executed and delivered by all parties thereto and shall be in form and substance satisfactory to the Agent and the Lenders. The Borrower shall have delivered to the Agent copies of all Major Project Documents, certified by an Authorized Officer of the Borrower to be true, correct and complete. No default or event of force majeure shall have occurred and be continuing under any of the Major Project Documents as of the Closing Date. The Borrower shall have delivered a Project Party Consent executed by each Project Party with respect to the Major Project Documents to which such Project Party is a party, in form and substance satisfactory to the Agent and the Lenders.
     SECTION 4.1.5 Necessary Project Approvals. The Independent Engineer shall have confirmed that all governmental and third party consents, approvals and permits which are required for the construction and operation of the Project (“Necessary Project Approvals”) have been obtained, other than consents, approvals and permits which the Independent Engineer has determined in good faith are readily obtainable in due course and conditioned only upon the filing of the appropriate application and the payment of nominal fees, and copies of all Necessary Project Approvals shall have been delivered to the Agent, including without limitation those items listed on Schedule 4.1.5.
     SECTION 4.1.6 Technical Evaluation Report. The Agent shall have received, on or before the Closing Date, a report of the Independent Engineer, in form and substance satisfactory to the Agent and the Lenders, covering the technical and economic feasibility of the Project (including, but not limited to a review of engineering design, equipment selections, actual and projected performance, Construction Budget, Construction Schedule, actual and projected performance, adequacy of contingency, status of construction, relevant Project Documents, status of permits and licenses and compliance with applicable zoning laws) and covering such other matters as the Agent may reasonably request.
     SECTION 4.1.7 Insurance Report. The Agent shall have received, on or before the Closing Date, a report of the Insurance Consultant, in form and substance satisfactory to the Agent and the Lenders, covering the adequacy of the insurance coverage to be maintained with respect to the Project and such related matters as the Agent may reasonably request.
     SECTION 4.1.8 No Contest, Etc. On the Closing Date, no litigation, arbitration, governmental investigation, injunction, proceeding or inquiry shall be pending or, to the knowledge of the Borrower, threatened which:
     (a) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with this Agreement or any other Loan Document, or any Major Project Document; or
     (b) would, in the opinion of the Required Lenders, be materially adverse to any of the parties hereto with respect to the transactions contemplated hereby or give rise to any liability on the part of the Agent or any Lender in connection with this Agreement, any other Loan Documents, any Major Project Document or the transactions contemplated hereby or thereby.
     SECTION 4.1.9 Certificate as to Completed Conditions, Warranties, No Default, Etc. The Agent shall have received, on or before the Closing Date, a certificate dated the Closing Date of an Authorized Officer of the Borrower, to the effect that:
     (a) all conditions precedent set forth in this Section 4.1 have been satisfied, except that such certificate shall not certify as to whether such documents or conditions referenced in this Section 4.1 are in form and substance satisfactory to the Agent or the Lenders;
     (b) all representations and warranties set forth in Article 5 are true and correct in all material respects;
     (c) all representations and warranties set forth in the Loan Documents are true and correct in all material respects; and
     (d) no Default or Event of Default has occurred and is continuing.
     SECTION 4.1.10 Compliance with Requirements of Law. The Agent shall have received, on or before the Closing Date, evidence satisfactory to it that the Borrower is in compliance in all material respects with all other Requirements of Law (including without limitation applicable zoning laws) and has obtained and maintains in full force and effect (a) all licenses, permits and approvals issued by Governmental Authorities necessary to carry on its business (except where the failure to have any such license, permit or approval could not reasonably be expected to result in a Material Adverse Change), (b) all permits and consents necessary to consummate this Agreement and necessary for Agent to have a first priority perfected security interest in any such permits or licenses to the extent permitted by applicable law, and (c) all Approvals, other than Approvals which the Independent Engineer has determined in good faith are readily obtainable in due course and conditioned only upon the filing of the appropriate application and the payment of nominal fees.
     SECTION 4.1.11 Opinions of Counsel. The Agent shall have received, on or before the Closing Date, an opinion letter dated the Closing Date and addressed to the Agent and the Lenders from special counsel to the Borrower, as well as such local counsel opinions as the Agent shall require, each of which shall be in form and substance satisfactory to the Agent.
     SECTION 4.1.12 Closing Fees, Expenses, Etc. The Agent shall have received the fees payable on the Closing Date pursuant to this Agreement and the Fee Letter, and payment or reimbursement of all costs and expenses of the Agent which are payable upon the initial Borrowing pursuant to Section 9.3.
     SECTION 4.1.13 Perfection. The Agent shall have received, on or before the Closing Date:
     (a) evidence of all filings of the Financing Statements with respect to the Security Agreement and other Security Documents; searches or other evidence as to the absence of any Liens (other than Permitted Liens); and evidence that all other actions with respect to the Liens created by the Security Documents have been taken as are necessary or appropriate to perfect such Liens;
     (b) duly executed Deposit Account Control Agreements with respect to the deposit accounts of each Loan Party, all in form and substance satisfactory to the Agent and the Lenders;
     (c) duly executed counterparts of the Mortgages executed by Borrower as to the Mortgaged Property, together with: (i) mortgagee title insurance policies in form and substance satisfactory to the Agent, including, without limitation, any and all endorsements as the Agent shall request and which are available in the jurisdiction in which the Project is located (as amended, further endorsed, reissued, supplemented or replaced, and collectively, together with any additional title insurance policy issued with respect to the Project, the “Project Title Insurance Policy”), (ii) current surveys satisfactory in form and substance to Agent, (iii) environmental reports prepared by an environmental testing firm satisfactory to the Agent and which reports shall be in form and substance satisfactory to the Agent and the Lenders (including Phase I assessments in accordance with ASTM 1527-05 and such other reports as Agent may reasonably require), (iv) flood zone certifications, (v) evidence that counterparts of the Mortgages have been delivered to the appropriate title agents for recording in all places to the extent necessary or desirable, in the judgment of the Agent, to create a valid and enforceable first priority lien on each Mortgaged Property (subject to no Liens other than Permitted Liens) in favor of Agent for the benefit of the Secured Parties (or in favor of such trustee as may be required under local law), (vi) landlords waivers from all landlords of real estate leased by any Loan Party, and (vii) such other documents, instruments and agreements relating to the Mortgaged Property as Agent may reasonably require.

     SECTION 4.1.14 Employment Agreements; Compensation. The Agent shall have received copies of all employment agreements to which any Loan Party is a party.
     SECTION 4.1.15 Pension and Welfare Liabilities. The Agent shall have received (i) the most recent actuarial valuation report, if any, for each Single Employer Plan, if any, and a copy of Schedule B to the Annual Report on Form 5500 of the Internal Revenue Service, if any, for each Single Employer Plan, if any, most recently filed with the Internal Revenue Service, and (ii) a report prepared by the Borrower in form and substance satisfactory to the Agent detailing any liabilities of the Borrower and each Subsidiary and Commonly Controlled Entity for post-retirement benefits under Plans which are welfare benefit plans.
     SECTION 4.1.16 Insurance. The Agent shall have received evidence satisfactory to it that the insurance maintained by the Borrower and its Subsidiaries has been issued in accordance with the requirements set forth in Schedule 4.1.16, coverage is in full force and effect and all premiums then due have been paid or are not in arrears.
     SECTION 4.1.17 Financial Information, Etc. The Agent shall have received, with counterparts for each Lender, the Projections, a pro forma balance sheet and a solvency certificate of each of the Loan Parties.
     SECTION 4.1.18 Required Equity Funding. The Agent shall have received, on or before the Closing Date, satisfactory evidence that the Borrower has received (a) the Pre-Closing Equity Contributions, and (b) the PICO Equity Contribution by deposit into a Deposit Account which is subject to a Deposit Account Control Agreement.
     SECTION 4.1.19 Letter to Accountants. The Agent shall have received, on or before the Closing Date, satisfactory evidence that the Borrower has delivered a letter to such independent public accountants authorizing such public accountants to discuss the Borrower’s financial matters with the Agent and each Lender or any of their representatives.
     SECTION 4.1.20 Appointment of Agent for Service of Process. The Agent shall have received, on or before the Closing Date, a signed acceptance from each agent appointed for service of process in Section 9.9(c) hereof, under the Project Party Consent or under any other agreement between the Agent and the Project Parties or the Borrower, each of which shall be in form and substance satisfactory to the Agent and the Lenders.
     SECTION 4.1.21 Agreement to Contribute Capital. The Agreement to Contribute Capital shall have been executed and delivered by all parties thereto and shall be in form and substance satisfactory to the Agent and the Lenders. Each Person party thereto shall be in compliance with its obligations thereunder.
     SECTION 4.1.22 Construction Budget and Construction Schedule. The Agent shall have received the Construction Budget and the Construction Schedule certified by the Borrower as true and correct, which shall be based on reasonable assumptions following reasonable investigation and which shall be in form and substance satisfactory to the Agent and the Lenders.

     SECTION 4.1.23 Other Documents, Certificates, Etc. The Agent shall have received, on or before the Closing Date, such other documents, certificates, opinions of counsel or other materials as it reasonably requests from any Loan Party.
     For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     SECTION 4.2 All Loans, Letters of Credit, and Disbursement Instructions. Without duplication of any conditions precedent required to be satisfied on or before the Closing Date pursuant to Section 4.1, the obligations of the Lenders to make any Loans, to cause the issuance of Letters of Credit, and to cause the Agent to provide Disbursement Instructions shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.2.
     SECTION 4.2.1 Compliance with Warranties, No Default, Etc. The representations and warranties set forth in Article 5 shall have been true and correct in all material respects as of the date initially made;
     (a) such representations and warranties shall be true and correct in all material respects with the same effect as if then made (except to the extent expressly stated to be as of an earlier date) both before and after giving effect to the making of any such Loan, the issuance of such Letter of Credit or the provision of such Disbursement Instructions,
     (b) all representations and warranties set forth in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent expressly stated to be as of an earlier date) and both before and after giving effect to the making of any such Loan, the issuance of such Letter of Credit or the provision of such Disbursement Instructions,
     (c) no material adverse development shall have occurred in any litigation, arbitration or governmental investigation or proceeding which renders such litigation, arbitration or governmental investigation or proceeding reasonably likely to succeed and, if successful, could reasonably be expected to result in a Material Adverse Change;
     (d) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
     (e) the aggregate of all Working Capital Facility Loans plus the aggregate outstanding amount of all Letter of Credit Obligations does not exceed the Borrowing Base.
     SECTION 4.2.2 Borrowing Request and Letter of Credit Request. The Agent shall have received a duly completed Borrowing Request in the case of a Borrowing, a Letter of Credit Request in the case of the issuance of a Letter of Credit, or a Cost Overrun Account Disbursement Request in the case of a Disbursement Instruction. Each delivery of any such Borrowing Request, Letter of Credit Request, or Cost Overrun Account Disbursement Request,

and the acceptance by the Borrower of the proceeds of the Loan or the benefits of a Letter of Credit, or Disbursement Instruction requested thereby shall constitute a representation and warranty by the Borrower that on the date of such request, and before and after giving effect to the making of such Loans and the application of any proceeds of such Loans or the issuance of such Letter of Credit or the sending of such Disbursement Instruction, as the case may be, all statements set forth in Section 4.2.1 are true and correct. In the event that, in connection with the delivery of any such Borrowing Request, Letter of Credit Request, or Disbursement Instruction, the Borrower is required to amend any item on the Schedules attached hereto in order that the statement set forth in subsection (a) or (b) of Section 4.2.1 shall be true and correct, the Borrower shall deliver to the Agent at least five (5) Business Days prior to the date of the requested Borrowing, Letter of Credit, or Disbursement Instruction, a request that such Schedule be amended, and the Agent shall promptly forward such request to the Lenders. To the extent that the Required Lenders agree to such requested amendment after receipt of such request, the representations and warranties proposed to be amended by such requested amendment to the Schedules will be deemed amended for purposes of this Agreement.
     SECTION 4.2.3 Satisfactory Legal Form. All documents executed or submitted by or on behalf of the Borrower or any other Loan Party shall be satisfactory in form and substance to the Agent and its counsel; the Required Lenders shall have received all information, and such counterpart originals or such certified or other copies of such Instruments, as the Required Lenders may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to the Required Lenders.
     SECTION 4.2.4 Margin Regulations. The making of such Loan, the issuance of such Letter of Credit, and the use of the proceeds thereof and of any disbursement made from the Cost Overrun Account based on any Disbursement Instruction shall not violate Regulations T, U and X of the F.R.S. Board.
     SECTION 4.2.5 Adverse Change. Since the Closing Date, no event shall have occurred which Agent shall determine has resulted in, or could reasonably be expected to result in, a Material Adverse Change, a Project Delay or a Cost Overrun.
     SECTION 4.3 Conditions to Term Loans. Without duplication of any conditions precedent required to be satisfied pursuant to Section 4.1 and Section 4.2, the obligations of the Lenders to make any Term Loans shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.3.
     (a) the Agent shall have received a certification from the Borrower that no event has occurred that could reasonably be expected (i) to result in a Cost Overrun, or (ii) to result in a Project Delay;
     (b) the Agent shall have received a Monthly Progress Report for the immediately preceding calendar month, certified by the Independent Engineer;
     (c) the Agent shall have received evidence satisfactory to it that (i) the Borrower has received all equity contributions needed as of that time to satisfy the equity contribution requirements set forth in the Agreement to Contribute Capital, and that such contributions shall have been deposited into the Cost Overrun Account, and (ii) the principal amount of Term Loans requested in such Borrowing Request does not exceed the amount of Construction Expenses then due and payable after deducting the amount, if any, then on deposit in the Cost Overrun Account;
     (d) the Agent shall have received copies of all invoices and other supporting information with respect to the amount for which such Term Loans are requested; and
     (e) if requested by the Agent, the Agent shall have received a title continuation with respect to, or an endorsement of, the Project Title Insurance Policy, updating the date of the Project Title Insurance Policy to the date of the disbursement requested in the Borrowing Request for such Term Loans, in each case in form and substance satisfactory to the Agent;
     (f) if any portion of the proceeds of such Term Loans are to be used by the Borrower to purchase its initial Inventory of canola seed, the Agent shall have received an Excess Contingency Funds Certificate; and
     (g) in addition to each of the other conditions precedent to the obligations of the Lenders to make any Term Loans, with respect to the initial funding of the Term Loans, the Agent shall have received (i) copies of all invoices and other supporting information with respect to all disbursements of Contributions, whether from the Cost Overrun Account or otherwise, applied to the payment of Construction Expenses, (ii) evidence that the entire amount of the PICO Equity Contribution has been applied to the payment of Construction Expenses, and (iii) a title continuation with respect to, or an endorsement of, the Project Title Insurance Policy, updating the date of the Project Title Insurance Policy to the date of the disbursement requested in the Borrowing Request for such Term Loans, in each case in form and substance satisfactory to the Agent.
     SECTION 4.4 Conditions to Additional Term Loans. Without duplication of any conditions precedent required to be satisfied pursuant to Section 4.1 and Section 4.2, upon receipt by the Borrower of any Additional Term Loan Facility Commitments from one or more Additional Term Loan Lenders in accordance with Section 2.1.3, the obligations of such Additional Term Loan Lenders to make any Additional Term Loans shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.4.
     (a) the Agent shall have received a certification from the Borrower that no event has occurred that could reasonably be expected (i) to result in a Cost Overrun, or (ii) to result in a Project Delay;
     (b) the Agent shall have received a Monthly Progress Report for the immediately preceding calendar month, certified by the Independent Engineer;
     (c) the Independent Engineer shall have confirmed that all governmental and third party consents, approvals and permits which are required for the construction and operation of the Project Expansion (“Necessary Project Expansion Approvals”) have been obtained, other than consents, approvals and permits which the Independent Engineer has determined in good faith are readily obtainable in due course and conditioned only upon the filing of the appropriate application and the payment of nominal fees, and copies of such Necessary Project Expansion Approvals shall have been delivered to the Agent;

     (d) the Agent shall have received a report of the Independent Engineer, in form and substance satisfactory to the Agent and the Additional Term Loan Lenders providing the Additional Term Loans, covering the technical and economic feasibility of the Project Expansion (including, but not limited to a review of engineering design, equipment selections, actual and projected performance, Construction Budget (as amended to include expenses related to the Project Expansion), Construction Schedule (as amended to include rescheduling related to the Project Expansion), actual and projected performance, adequacy of contingency, status of construction, relevant additional Project Documents, if any, status of permits and licenses and compliance with applicable zoning laws) and covering such other matters as the Agent may request;
     (e) the Agent shall have received a report of the Insurance Consultant, in form and substance satisfactory to the Agent and the Lenders, covering the adequacy of the insurance coverage to be maintained with respect to the Project Expansion and such related matters as the Agent may request;
     (f) the Agent shall have received confirmation that the Land O’Lakes Agreements have been amended to include the additional canola oil and canola meal production capacity resulting from the Project Expansion;
     (g) the Agent shall have received copies of all invoices and other supporting information with respect to the amount for which such Additional Term Loans are requested;
     (h) the Agent shall have received an Additional Term Loan Amendment which shall have been executed and delivered by all parties thereto and shall be in form and substance satisfactory to the Agent and the Additional Term Lenders;
     (i) the Agent shall have received an amendment to the Mortgage increasing the maximum principal amount secured by the Mortgage by the amount of the Additional Term Loans (“Additional Term Loan Mortgage Amendment”) which shall have been executed and delivered by all parties thereto and shall be in form and substance satisfactory to the Agent and the Additional Term Lenders;
     (j) the Agent shall have received confirmation that all additional mortgage taxes with respect to the Additional Term Loan Mortgage Amendment have been paid;
     (k) the Agent shall have received an endorsement to the Project Title Insurance Policy, which endorsement shall (i) bring forward the date of the Project Title Insurance Policy, including all endorsements thereto, to the effective date of the Additional Term Loan Mortgage Amendment, (ii) modify the description of the Mortgage to mean the Mortgage as amended by the Additional Term Loan Mortgage Amendment, (iii) increase the amount of the Project Title Insurance Policy by the amount of the Additional Term Loan, (iv) confirm that each of the existing endorsements to the Project Title Insurance Policy cover the Project Expansion, and (v) include such additional endorsements as may be required by the Agent and available in the jurisdiction in which the Project is located, in each case in form and substance satisfactory to the Agent; and

     (l) if requested by the Agent, the Agent shall have received certified copies of resolutions of the Borrower and the Parent Guarantor, authorizing the Additional Term Loans and the execution, delivery and performance of the Additional Term Loan Amendment, the Additional Term Loan Mortgage Amendment and such other Loan Documents related thereto as may be required, together with such opinions of counsel to the Borrower and the Parent Guarantor as the Agent may request with respect thereto, each of which shall be in form and substance satisfactory to the Agent.
     SECTION 4.5 Conditions to Disbursement of Funds in Cost Overrun Account. Without duplication of any conditions precedent required to be satisfied pursuant to Section 4.1 and Section 4.2, the obligations of the Agent to provide any Disbursement Instruction shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.5:
     (a) the Agent shall have received a certification from the Borrower that no event has occurred that could reasonably be expected (i) to result in a Cost Overrun, or (ii) to result in a Project Delay;
     (b) the Agent shall have received a Monthly Progress Report for the immediately preceding calendar month, certified by the Independent Engineer;
     (c) the Agent shall have received evidence satisfactory to it that (i) the Borrower has received all equity contributions needed as of that time to satisfy the equity contribution requirements set forth in the Agreement to Contribute Capital, and such contributions shall have been deposited into the Cost Overrun Account, and (ii) the amount of the disbursement requested in the Borrowing Request for such Disbursement Instruction does not exceed the amount of Construction Expenses then due and payable;
     (d) the Agent shall have received copies of all invoices and other supporting information with respect to the amount for which such Disbursement Instruction is requested; and
     (e) if requested by the Agent, the Agent shall have received a title continuation with respect to, or an endorsement of, the Project Title Insurance Policy, updating the date of the Project Title Insurance Policy to the date of the disbursement requested in the Borrowing Request for such Disbursement Instructions, in each case in form and substance satisfactory to the Agent.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES, ETC.
     In order to induce the Lenders and the Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Loan Documents and to make the Loans and cause the issuance of Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as set forth in this Article 5. Each and all of the representations and warranties set forth in this Article 5 shall be true and correct, assuming and after giving effect to the consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Project Documents.
     SECTION 5.1 Organization, Power, Authority, Etc. Each of the Loan Parties (i) is a corporation or limited liability company validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun, and (iii) has full corporate or limited liability power and authority, and holds all governmental licenses, permits, registrations and other approvals required under all Requirements of Law, to own and hold under lease its property, to construct and operate the Project, and to conduct its business as contemplated on and after the Closing Date, including, without limitation, all Approvals, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. Each Loan Party has full corporate or limited liability company power and authority to enter into, incur and perform its Obligations under this Agreement, the Notes and each other Loan Document executed or to be executed by it and to obtain Loans and other extensions of credit hereunder.
     SECTION 5.2 Due Authorization. The execution and delivery by each Loan Party of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the incurrence and performance by each Loan Party of its Obligations have been duly authorized by all necessary corporate or limited liability company action, do not require any Approval (except those Approvals already obtained), do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organizational Document or Contractual Obligation of any Loan Party or any law or governmental regulation or court decree or order, and will not result in or require the creation or imposition of any Lien on any Loan Party’s properties pursuant to the provisions of any Contractual Obligation of any Loan Party other than the Loan Documents.
     SECTION 5.3 Validity, Etc. This Agreement, the Notes and each other Loan Document executed by any Loan Party constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     SECTION 5.4 Financial Information; Solvency.
     (a) All balance sheets, all statements of operations, stockholders’ or members’ equity and cash flows (excluding Projections and pro forma financial information) of the Loan Parties which have been or shall hereafter be furnished by or on behalf of the Borrower to each Lender and the Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly in all material respects the matters reflected therein subject, in the case of unaudited statements, to changes resulting from normal year-end audit adjustments and except as to the absence of footnotes; provided, however, that financial statements delivered by the Borrower to the Lenders and the Agent pursuant to Section 6.1.1(c) have not been prepared in accordance with GAAP. As of the date hereof, no Loan Party has material contingent liabilities or material liabilities for taxes, long-term leases or unusual forward or long-term commitments other than those arising under the Major Project Documents or those reflected on such Loan Party’s financial statements (whether or not such items are required to be disclosed on a financial statement). The Projections that have been or shall hereafter be furnished by or on behalf of the Borrower to each Lender and the Agent are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Borrower of the future financial performance of the Borrower and the other information projected therein for the time periods set forth therein.
     (b) Each of the Loan Parties is Solvent, and each of the Loan Parties will have adequate capital to carry on its business and will be able to pay its anticipated liabilities as and when they become due.
     (c) None of the transactions with respect to the Loan Documents are being entered into with the intent to delay, hinder or defraud any of the creditors of Borrower or its Subsidiaries.
     SECTION 5.5 Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change.
     SECTION 5.6 Absence of Default. No Loan Party is in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness, or is in default under any regulation of any Governmental Authority or court decree or order, or is in default under any Requirements of Law which default in any such case could reasonably be expected to result a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 5.7 Litigation, Legislation, Etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, arbitration or governmental investigation, proceeding or inquiry by or against any Loan Party, or to the knowledge of the Borrower, any other Person, including, without limitation, any condemnation action, that could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. To the knowledge of Borrower, there is no legislation, governmental regulation or judicial decision that could reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun.
     SECTION 5.8 Regulations T, U and X. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in F.R.S. Board Regulation U), and no assets of any Loan Party consist of Margin Stock. The Loans and other extensions of credit hereunder will not be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X.
     SECTION 5.9 Government Regulation. No Loan Party is an “investment company” within the meaning of the Investment Holding Company Act of 1940, as amended, or subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state law limiting its ability to incur Indebtedness or to execute, deliver or perform the Loan Documents to which it is party.
     SECTION 5.10 Taxes. Except as disclosed in Schedule 5.10 (“Taxes”), each of the Loan Parties has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and Charges thereby shown to be owing, except any such taxes or Charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     SECTION 5.11 Pension and Welfare Plans.
     (a) Except as set forth on Schedule 5.11, (a) no Loan Party has assumed any liability under any employee benefit plan, fund, program, arrangement, agreement or commitment maintained by or on behalf of or contributed to by or on behalf of any entity or trade or business which, together with any of such corporations, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the IRC, and (b) no Loan Party will be subject (directly or indirectly) to any liability, tax or penalty whatsoever to any person whomsoever with respect to any such employee benefit plan, fund, program, arrangement, agreement or commitment.
     (b) No Reportable Event which could result in a Material Adverse Change has occurred during the six-year period prior to the date as of which this representation is made or deemed made with respect to any Single Employer Plan. Each Loan Party, each Commonly Controlled Entity, Subsidiary, each Plan, and each trust maintained pursuant to any such Plan have complied in all respects with the applicable provisions of ERISA, the IRC, and any other applicable laws. The present value of all “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under each Single Employer Plan (based on those assumptions that would be used in a termination of each such Plan, did not, as of the last annual valuation date for which an actuarial valuation report has been done), did not, as of such date, exceed the value of the assets of such Plan as of such date. No Loan Party nor any Commonly Controlled Entity has incurred any liability to the PBGC or to any other Person under Section 4062, 4063 or Section 4064 of ERISA on account of the termination of, or its withdrawal from, a Single Employer Plan, and no Lien has been imposed on the assets of any Loan Party or any Commonly Controlled Entity under Section 4068 of ERISA. To the knowledge of the Borrower, there does not exist any event or condition which would permit the institution of proceedings to terminate any Single Employer Plan pursuant to Section 4042 of ERISA. No Pension Plan has failed to satisfy the minimum funding standard applicable to it for any plan year (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived, exists with respect to any Pension Plan. The Loan Parties and each Commonly Controlled Entity have timely made in full each quarterly installment payment to any Pension Plan required under Section 303(j) of ERISA or Section 430 of the IRC and have also made full and timely payment of any other costs or expenses related to such a Plan. The Loan Parties and all Commonly Controlled Entities have made full and timely payment of all contributions to Multiemployer Plans required under ERISA, the IRC or applicable collective bargaining agreements. No Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Pension Plan and the liability to which such Loan Party or Commonly Controlled Entity would become subject under ERISA if such Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Pension Plans as of the valuation date most closely preceding the date hereof is not in excess of $250,000. No such Multiemployer Pension Plan has been terminated or is in Reorganization or Insolvent, nor is any such Multiemployer Pension Plan likely to be terminated or to become in Reorganization or Insolvent. No Multiemployer Plan has failed to satisfy the minimum funding standard applicable to it for any plan year (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived. The present value (determined using assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liability of the Loan Parties and any Commonly Controlled Entities for post-retirement benefits to be provided to their current and former employees under all Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) is not in excess of $250,000. No written notice of liability has been received with respect to the Loan Parties, or any Plan for any “prohibited transaction” (within the meaning of Section 4975 of the IRC or Section 406 of ERISA), nor has any such prohibited transaction resulting in liability to the Loan Party occurred. No Loan Party or Commonly Controlled Entity will, as a result of consummating the transactions contemplated by this Agreement (pursuant to the provisions of the Agreement, by operation of law or otherwise) (i) have incurred or become liable for any tax assessed by the Internal Revenue Service for any alleged violations of Section 4975 of the IRC or any civil penalty imposed by the Department of Labor for any alleged violations of Section 406 of ERISA, (ii) have caused or permitted to occur any “prohibited transaction” within the meaning of such Section 4975 of the IRC or Section 406 of ERISA with respect to any Plan for which no exemption is available or (iii) have incurred any liability to the PBGC (other than ordinary and usual PBGC premium liability) or any liability for complete or partial withdrawal to any Multiemployer Pension Plan. No Loan Party is subject (directly or indirectly) to, and no facts exist which could subject any Loan Party (directly or indirectly) to, any other liability, penalty, tax or lien whatsoever, which could result in a Material Adverse Change and which is directly or indirectly related to any Plan, including, but not limited to, liability for any damages or penalties arising under Title I or Title IV of ERISA, liability for any tax or penalty resulting from a loss of deduction under Section 404 or 419 of the IRC, any tax or penalty under chapter 43 of the IRC, or any taxes or penalties under any other applicable law.
     SECTION 5.12 Labor Controversies. There are no labor controversies pending or, to the best knowledge of the Borrower, threatened, relating to any Loan Party which could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. There is (i) no unfair labor practice complaint pending against any Loan Party or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Loan Party or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the best knowledge of the Borrower, threatened against any Loan Party, and (iii) no union representation question existing with respect to the employees of any Loan Party, in each case, which could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. Each Loan Party is in compliance in all material respects with all collective bargaining agreements to which it is subject.

     SECTION 5.13 Ownership of Properties; Collateral.
     (a) Each of the Loan Parties has good title to, or a valid leasehold interest in, all of its material personal properties and assets of any nature whatsoever, free and clear of all Liens except as permitted pursuant to Section 6.2.3. All Liens attaching to property or assets of any Loan Party as of the Closing Date are identified in Schedule 5.13 (“Existing Liens”) or are otherwise permitted pursuant to Section 6.2.3.
     (b) The provisions of the Security Documents are effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral described therein, and, upon the filing of the Financing Statements and taking of the other actions described in Section 4.1.13, the Security Documents will create a fully perfected security interest in all right, title and interest of the Loan Parties in all of the Collateral subject to no other Liens other than Liens permitted by Section 6.2.3.
     SECTION 5.14 Intellectual Property. Each of the Loan Parties owns or licenses all such Intellectual Property, and has obtained assignments of all licenses and other rights, as the Borrower considers necessary for or as are otherwise material to the conduct of the business of the Loan Parties as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons which could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. As of the Closing Date, all Intellectual Property owned or licensed from third Persons described in this Section 5.14 is set forth in Schedule 5.14 (“Intellectual Property”).
     SECTION 5.15 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, is true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent or such Lender, and such information is not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which it was furnished.
     SECTION 5.16 Insurance. All policies of insurance in effect of any kind or nature owned by or issued to the Loan Parties, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, property and liability insurance, (a) as of the Closing Date are listed in Schedule 5.16 (“Insurance”), (b) are, together with all policies of employee health and welfare and title insurance, in full force and effect, (c) comply in all material respects with the applicable requirements set forth herein and in the Security Documents and (d) are of a nature and provide such coverage as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Loan Parties operate. No Loan Party provides any of its insurance through self-insurance except as disclosed in Schedule 5.16 and ordinary course insurance deductibles.

     SECTION 5.17 Indebtedness. Other than the Obligations and Indebtedness permitted by the terms of this Agreement, there is no other Indebtedness of the Loan Parties.
     SECTION 5.18 Environmental Matters. Except as set forth in Schedule 5.18 (“Environmental Matters”), the Loan Parties are in compliance in all material respects with all applicable Environmental Laws except where noncompliance could not reasonably be expected to result in Environmental Liabilities and Costs in excess of $500,000 or in a Material Adverse Change, Project Delay or Cost Overrun, and there are no conditions or circumstances associated with the currently or previously owned, operated, used or leased properties of such Loan Party or current or past operations of such Loan Party or any predecessor interest of such Loan Party, which could reasonably be expected to give rise to Environmental Liabilities and Costs in excess of $500,000 or which may reasonably be expected to give rise to any Lien.
     SECTION 5.19 No Burdensome Agreements. No Loan Party is a party to or has assumed any indenture, loan or credit agreement or any lease or other agreement or instrument or is subject to any charter or other corporate restriction that could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 5.20 Consents. The Loan Parties have all material permits and governmental consents and approvals necessary under Requirements of Law or, in the reasonable business judgment of the Borrower, deemed advisable under Requirements of Law, in connection with the transactions contemplated hereby or the ongoing business and operations of the Borrower and its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 5.21 Major Project Documents. Set forth in Schedule 5.21 (“Major Project Documents”) is a complete and accurate list of each Major Project Document to which any Loan Party is a party, or by which it is bound, as of the Closing Date. Each Major Project Document is in full force and effect in accordance with the terms thereof, except to the extent replaced by a Replacement Contract in accordance with this Agreement. There are no defaults by any Loan Party or, to the Borrower’s knowledge, any other default in existence under any Major Project Document, except where such default could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun. Each of the Loan Parties and, to the Loan Parties’ knowledge, each other party to the Major Project Document, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Major Project Documents and the consummation of all transactions contemplated thereby. Each of the representations and warranties contained in the Major Project Documents made by any Loan Party is true and correct in all material respects, and to each Loan Party’s knowledge, each of the representations and warranties contained in the Major Project Documents made by any Person other than such Loan Party is true and correct in all material respects.
     SECTION 5.22 Employment Agreements. Set forth in Schedule 5.22 (“Employment Contracts”) is a complete and accurate list of each employment agreement to which any Loan Party is a party, or by which it is bound, as of the Closing Date.
     SECTION 5.23 Condition of Property. All of the assets and properties owned by, leased to or used by any Loan Party material to the conduct of their business are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of known defects except for defects which do not substantially interfere with the use thereof in the conduct of normal operations.
     SECTION 5.24 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.
     SECTION 5.25 Trade Relations. There exists no actual or, to the best of the Borrower’s knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of any Loan Party with any customer or group of customers of any Loan Party or any material supplier of goods or services to any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 5.26 Leases. Schedule 5.26 (“Existing Leases”) sets forth all leases of real or personal property of each Loan Party as of the Closing Date. No Loan Party is in default under or respect to (i) any lease of real property, or (ii) any lease of personal property.
     SECTION 5.27 Event of Abandonment; Loss. As of the Closing Date, no Event of Abandonment has occurred and no Loss has occurred.
     SECTION 5.28 Anti-Terrorism Laws. No Loan Party and, to Loan Parties’ knowledge, no Affiliate of any Loan Party (a) is in violation of any Anti-Terrorism Law; (b) is engaged in or has conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; (c) is a Blocked Person, or controls, is controlled by, or is under common control with, a Blocked Person; (d) is acting for or on behalf of a Blocked Person; (v) is providing material, financial or technological support or other services to or in support of acts of terrorism of a Blocked Person; (e) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; or (f) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
ARTICLE 6
COVENANTS
     SECTION 6.1 Affirmative Covenants. The Borrower agrees that it will perform, or cause to be performed, the Obligations set forth in this Section 6.1.
     SECTION 6.1.1 Financial Information, Etc. The Borrower will furnish, or will cause to be furnished, to each Lender and to the Agent copies of the following financial statements, reports and information:
     (a) promptly when available and in any event within ninety (90) days after the close of each Fiscal Year, a consolidated balance sheet and a consolidating balance sheet for the Parent Guarantor and its Subsidiaries at the close of such Fiscal Year, and related consolidated and consolidating statements of operations, retained earnings, and cash flows for such Fiscal Year, of the Parent Guarantor and its Subsidiaries (with comparable information as of the close of and for the prior Fiscal Year beginning with the Fiscal Year ending December 31, 2011) in each case certified (in the case of consolidated statements) without qualification by independent public accountants satisfactory to the Agent, which statements shall be delivered together with a report from management of the Borrower containing a description of projected business prospects (including capital expenditures) and management’s discussion and analysis of financial condition and results of operation of the Parent Guarantor and its Subsidiaries; and
     (b) promptly when available and in any event within ninety (90) days after the close of each Fiscal Year, a Compliance Certificate calculated as of the close of such Fiscal Year;
     (c) promptly when available and in any event within forty-five (45) days after the close of each calendar month of each Fiscal Year an internally prepared consolidated and consolidating balance sheet for the Parent Guarantor and its Subsidiaries as of the close of such month, and internally prepared consolidated and consolidating statements of operations, retained earnings, and cash flows for such month and for the period commencing at the close of the previous Fiscal Year and ending with the close of such month, of the Parent Guarantor and its Subsidiaries (with comparable information as of the close of and for the corresponding month of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year, beginning with the Fiscal Year ending December 31, 2011), certified by the chief financial Authorized Officer of the Borrower;
     (d) within sixty (60) days after the close of each Fiscal Quarter, a Compliance Certificate calculated as of the close of such Fiscal Quarter and a brief report containing management’s discussion and analysis of the financial condition and results of operations of the Parent Guarantor and its Subsidiaries (together with a report from management of the Borrower containing management’s discussion and analysis of any changes compared to prior results and the Projections as updated in accordance with clause (i) of this Section 6.1.1);
     (e) promptly upon request by the Agent from time to time, copies of all detailed financial and management reports submitted to the Parent Guarantor or any of its Subsidiaries by its independent public accountants in connection with each annual or interim audit made by such independent public accountants of the books of the Parent Guarantor or any Subsidiary;
     (f) within ten (10) days after the end of each Fiscal Year of the Borrower, (i) a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party, containing such additional information as the Agent or any Lender may reasonably request and including a statement that such insurance is in full force and effect and in compliance with Schedule 4.1.16, and (ii) written evidence of payment of all premiums with respect to each policy of such insurance;
     (g) within ten (10) days after the execution thereof, a copy of each Major Project Document (including any Replacement Contract which constitutes a Major Project Document) which is executed after the Closing Date, certified by an Authorized Officer of the Borrower to be true, correct and complete, and, if requested by the Agent, within thirty (30) days following such request (or such longer period as the Agent may agree in its sole discretion), a Project Party

Consent with respect to such Major Project Document executed by each Project Party which is a party thereto, in form and substance satisfactory to the Agent; Schedule 5.21 shall be deemed to be amended to include each such additional Major Project Document as of the date of execution thereof;
     (h) within ten (10) days after the execution thereof, a list of all other Project Documents, including without limitation, all Contribution Documents, which are executed after the Closing Date, and if requested by the Agent, copies of such Project Documents, in each case, certified by an Authorized Officer of the Borrower as being true, correct and complete;
     (i) within ten (10) days after the end of each month prior to the Project Construction Completion Date, a Monthly Progress Report;
     (j) quarterly during the period occurring prior to the Project Construction Completion Date, a report of the Independent Engineer containing a review of the Construction Budget and the Construction Budget, together with forecasts of operating expenses and capital expenditures;
     (k) within sixty (60) days after the end of each Fiscal Year of the Borrower, updates to the Projections containing projected balance sheets, statements of operations and changes in cash flows of the Parent Guarantor and its Subsidiaries prepared on a consolidated basis for the current Fiscal Year and each of the Fiscal Years thereafter through the end of Fiscal Year 2018, prepared on a monthly basis for the upcoming Fiscal Year and on an annual basis for such Fiscal Years thereafter, together with (A) supporting details and a statement of underlying assumptions, (B) a report from management of the Borrower containing management’s discussion and analysis of the projected financial condition and results of operations of the Parent Guarantor and its Subsidiaries, (C) projected trends of business and (D) a detailed schedule of Capitalized Lease Liabilities and outstanding Indebtedness;
     (l) promptly after approval by the Parent Guarantor’s manager, any material updates or revisions to any business plan described in the preceding clause (j) of this Section 6.1.1;
     (m) after the Project Construction Completion Date, promptly when available and in any event by the close of business on the first and fifteenth days of each month (or if any such day is not a Business Day, the immediately succeeding Business Day), a completed Borrowing Base Certificate accurate as of the immediately preceding Business Day, and upon request of the Agent, all supporting schedules including but not limited to accounts receivable agings, schedule of cross-aging, schedule of credits past original due date, schedule of contra accounts, schedule detailing any other ineligible accounts, reconciliation of accounts receivable aging to general ledger, reconciliation of perpetual inventory to general ledger, including general ledger trial balance, and listing of supporting documentation for all inventory reserves;
     (n) promptly following receipt thereof by the Borrower, copies of (i) any notice received with respect to any Major Project Document, (ii) all additional Necessary Project Approvals which have been obtained with respect to the Project Expansion, and (iii) all proposed or issued Change Orders (and all recommendations with respect thereto from the General Contractor or the Independent Engineer);

     (o) not later than the date the first financial statements required under this Section 6.1.1 are required to be delivered, and promptly thereafter following any change in its independent public accountants from time to time, the Agent shall have received satisfactory evidence that the Borrower has delivered a letter to its independent public accountants authorizing such public accountants to discuss the Parent Guarantor’s and its Subsidiaries’ financial matters with the Agent and each Lender or any of their representatives so long as a representative of the Borrower has been given the opportunity to be present at any such discussion;
     (p) promptly (and in any event within three (3) Business Days) following receipt by the Borrower of information with respect to any Loss or Event of Abandonment, or the commencement or threat of a condemnation action, a copy of any notice or other information received by the Borrower with respect to the occurrence thereof, together with such other information and details as the Agent, the Insurance Consultant or the Independent Engineer may request;
     (q) promptly (and in any event within three (3) Business Days) following the occurrence of a Cost Overrun or of the occurrence of any event that could reasonably be expected to result in a Cost Overrun, copies of all reports and other information giving details of such Cost Overrun or event;
     (r) on or before the Project Construction Completion Date, copies of all Sales and Marketing Contracts, in each case, certified by an Authorized Officer of the Borrower as being true, correct and complete; and
     (s) such other information with respect to the financial condition, business, property, assets, revenues and operations of the Parent Guarantor and any of its Subsidiaries as the Agent or any Lender may from time to time reasonably request.
     SECTION 6.1.2 Maintenance of Corporate Existence, Etc. Except as permitted by Section 6.2.10, the Borrower will cause to be done at all times all things necessary to maintain and preserve the existence of the Borrower as a Delaware limited liability company and the Parent Guarantor as a Delaware limited liability company, and shall maintain the existence of each other Subsidiary.
     SECTION 6.1.3 Foreign Qualification. The Borrower will, and will cause each Subsidiary to, cause to be done at all times all things necessary to be duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 6.1.4 Payment of Taxes, Etc. The Borrower will, and will cause each Subsidiary to, pay and discharge, as the same become due and payable, all Charges against it or on any of its property, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien upon any one of its properties (other than a Permitted Lien); provided, however, that the foregoing shall not require the Borrower or any such Subsidiary to pay or discharge any such Charge or claim so long as it shall be diligently contesting the validity or amount thereof in good faith by appropriate action or proceedings and shall have set aside on its books adequate reserves in accordance with GAAP.
     SECTION 6.1.5 Insurance. In addition to any insurance required to be maintained pursuant to any other Loan Document, the Borrower will, and will cause each Subsidiary to, maintain, or cause to be maintained, insurance policies meeting the requirements set forth on Schedule 4.1.16 as determined by the Insurance Consultant in consultation with the Lenders. Such insurance policies shall be in effect on the Closing Date and the premiums for each such policy shall be paid as such premiums shall come due. Neither the Borrower nor any of its Subsidiaries shall borrow upon or otherwise impair its right to receive the proceeds of such insurance, other than customary financing of annual premiums. In the event of (a) any Loss resulting from a casualty (other than a Major Loss or a Total Loss), the Agent shall make available to the Borrower any insurance proceeds received by the Agent in respect of such Loss for the payment of Permitted Replacement Expenses to repair or replace the property or asset which was the subject of such Loss if and to the extent that a mandatory prepayment of the Loans in the amount of such insurance proceeds is not required under Section 3.3.1(e) of this Agreement, and (b) any Major Loss, the Agent shall make available to the Borrower any insurance proceeds received by the Agent in respect of such Major Loss for the payment of Major Permitted Replacement Expenses if and to the extent that a mandatory prepayment of the Loans in the amount of such insurance proceeds is not required under Section 3.3.1(f) of this Agreement.
     SECTION 6.1.6 Notice of Default, Litigation, Etc. Upon obtaining knowledge thereof, the Borrower will give prompt written notice (with a description in reasonable detail) to the Agent of:
     (a) the occurrence of any Default;
     (b) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed in writing by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened against, any Loan Party or to which any of its properties, assets or revenues is subject which, if adversely determined, could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun;
     (c) any material development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Lenders pursuant to Section 5.7 which could reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun;
     (d) the occurrence of any other circumstance which could reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun;
     (e) the occurrence of any Loss, any Event of Abandonment or the commencement or threat of a condemnation action; and
     (f) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan (and a statement of the chief financial Authorized Officer of the Borrower, describing such event and the action, if any, that the Borrower or any Commonly

Controlled Entity has taken and proposes to take with respect thereto), or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Pension Plan, the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or Subsidiary or any Multiemployer Pension Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Pension Plan, or the receipt of notice by any Loan Party or any Commonly Controlled Entity that the institution of any such proceedings or the taking of any such action is under consideration or anticipated, the institution of any proceedings or other action by the Internal Revenue Service or the Department of Labor with respect to the minimum funding requirements of any Pension Plan, or the receipt of notice by any Loan Party or any Commonly Controlled Entity that the institution of any such proceedings or the taking of any such action is under consideration or anticipated, the occurrence or expected occurrence of any event which could result in the incurrence of unpredictable contingent event benefits under Section 302 of ERISA or Section 412 of the IRC with respect to any Pension Plan, any event or condition which could increase the liability of any Loan Party or any Commonly Controlled Entity with respect to post-retirement welfare benefits under any Plan, or the occurrence of any other event or condition with respect to any Plan which could subject the Borrower or any Subsidiary (directly or indirectly) to any tax, penalty, lien or liability under Title I or Title IV of ERISA, Section 404 or 419 and Chapter 43 of the IRC, or any other applicable laws, and in each case, such event or condition, together with all other events or conditions, if any, could subject any Loan Party (directly or indirectly) to any tax, fine, penalty, lien or other liabilities in amounts which in the aggregate could result in a Material Adverse Change. The Borrower will deliver to each of the Lenders a true and complete copy of each annual report (Form 5500) of each Plan (other than a Multiemployer Plan) required to be filed with the Internal Revenue Service, promptly after the filing thereof.
     SECTION 6.1.7 Books and Records. The Borrower will, and will cause each Subsidiary to, keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit the Agent and each Lender or any of their respective representatives, at reasonable times and reasonable intervals upon three (3) Business Days notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountants and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Agent may conduct all such field audits of all Inventory and Accounts of the Borrower as the Agent may reasonably request, all at reasonable times and upon advance notice to Borrower, all such field audits to be conducted by internal auditors of the Agent or a Lender or by outside auditors of recognized standing engaged by the Agent, and in form and substance satisfactory to the Agent and at such intervals as the Agent shall determine. In addition, the Agent may obtain such additional appraisals of the Collateral, or updates to previously prepared appraisals of the Collateral, in form and substance satisfactory to the Agent and at such intervals as the Agent shall determine. The Borrower shall pay any fees and expenses, including, without limitation, any fees of its independent public accountants and internal or external auditors and appraisers incurred in connection with the Agent’s or any Lender’s exercise of its rights pursuant to this Section 6.1.7.
     SECTION 6.1.8 Maintenance of Properties, Etc. The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties (real and personal and including all intangible assets), except obsolete properties which are not used or necessary in the conduct of its business, in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 6.1.9 Maintenance of Licenses and Permits. The Borrower will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all Intellectual Property, rights, permits, licenses, approvals and privileges issued under or arising under any Requirements of Law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 6.1.10 Employee Plans. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with the provisions of ERISA and the IRC which are applicable to any of the Plans, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
     SECTION 6.1.11 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Requirements of Law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, Project Delay or Cost Overrun.
     SECTION 6.1.12 Real Estate. If the Borrower or any of its Subsidiaries shall acquire a fee or leasehold interest in real estate which the Agent determines to be material to the Borrower or such Subsidiary, then the Borrower or such Subsidiary, as the case may be, will execute a first priority Mortgage (subject to Permitted Liens), in form and substance satisfactory to the Required Lenders, in favor of the Agent, for the benefit of the Secured Parties, and shall deliver to the Agent such title insurance policies, surveys and landlords’ estoppel agreements with respect thereto as the as the Agent shall reasonably request.
     SECTION 6.1.13 Deposit Accounts, Securities Accounts and Commodity Accounts. From and after the Closing Date, the Borrower shall (i) cause all of its Deposit Accounts at all times to be subject to a Deposit Account Control Agreement in form and substance satisfactory to the Agent; (ii) cause all of its Securities Accounts at all times to be subject to a Securities Account Control Agreement in form and substance satisfactory to the Agent; and (iii) cause all of its Commodity Accounts at all times to be subject to a Commodity Account Control Agreement; provided, however, that the Borrower may maintain Deposit Accounts which are not subject to a Deposit Account Control Agreement or other control agreement, to the extent permitted under Section 6.2.7(a).
     SECTION 6.1.14 Subsidiary Guaranty, Etc. The Borrower shall cause each of its Subsidiaries now existing or hereafter formed or acquired to unconditionally and irrevocably, jointly and severally, guaranty all Obligations, and grant Liens on all of its assets and properties to secure such guaranty, pursuant to such instruments and agreements as the Agent shall reasonably request and as required under the laws of the applicable jurisdiction, and to provide an opinion of counsel to such Subsidiary with respect thereto.
     SECTION 6.1.15 Hedge Contract. So long as hedging arrangements are available at commercially reasonable rates and terms, as determined by the Agent, within ninety (90) days after the Closing Date, the Borrower shall obtain, and thereafter shall maintain for the term of this Agreement, one or more Hedge Contracts for an aggregate notional principal amount of not less than fifty percent (50%) of the sum of the Term Loan Facility Commitment Amount and the Working Capital Facility Commitment Amount from time to time, effectively hedging against increases in the Eurodollar Rate over rates, and on such terms and with such parties, as shall be satisfactory to the Agent.
     SECTION 6.1.16 Agricultural Inventory. The provisions of this Section 6.1.16 shall apply to Borrower’s Inventory.
     (a) Notices from Farm Products Sellers. Borrower represents and warrants to Agent and Lenders that Borrower has not, within the one-year period immediately prior to the date hereof, received written notice pursuant to the applicable provisions of the Food Security Act or pursuant to the Uniform Commercial Code or any other applicable local laws or otherwise from (i) any of its suppliers or sellers of Farm Products (individually, a “Farm Products Seller” and collectively, the “Farm Product Sellers”), (ii) any secured party of any such Farm Products Seller or (iii) the Secretary of State (or the equivalent official) of any state in which Farm Products purchased by Borrower are produced, in any case advising or notifying Borrower of the intention of such Farm Products Seller or other Person to preserve the benefit of any trust applicable to any property of Borrower established in favor of such Farm Products Seller or other Person under the provisions of any law or of the existence or claim of a Lien in and to any Farm Products that may be or have been purchased by Borrower or any related or other property of Borrower (all of the foregoing, together with any such notices as Borrower may at any time hereafter receive, collectively, the “Food Security Act Notices”). Borrower shall notify Agent in writing within two (2) Business Days after receipt by Borrower of any applicable or purportedly applicable Food Security Act Notice or amendment to a previous Food Security Act Notice or notice of any such other Lien or other claim and provide Agent with a copy of such Food Security Act Notice or amendment or notice.
     (b) Compliance with Notices. Borrower shall in all respects comply with all applicable Food Security Act Notices during their periods of effectiveness under the Food Security Act, including directions to make payments to the Farm Products Sellers by issuing payment instruments directly to the Farm Products Sellers’ secured party or jointly payable to the Farm Products Sellers and the Farm Products Sellers’ secured party, as specified in the Food Security Act Notice, so as to terminate or release the security interest in Farm Products maintained by such Farm Products Seller or any secured party with respect to the properties of such Farm Products Seller under the Food Security Act.
     (c) Central Registry. If the aggregate purchase price of Farm Products purchased by Borrower in any Fiscal Year from Persons who produce Farm Products in any state with a central filing system certified by the U.S. Secretary of Agriculture exceeds $100,000, Borrower shall register as a buyer with the Secretary of State of such state (or the designated system operator) within thirty (30) days after the date on which the aggregate purchase price of such Farm Products exceeds $100,000. Borrower shall forward promptly to Agent a copy of each such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator).

     (d) Farm Product Seller Reports. If the aggregate purchase price of Farm Products purchased by Borrower from Persons who produce Farm Products in any state with a central filing system certified by the U.S. Secretary of Agriculture exceeds $250,000 during the term of this Agreement, the Borrower shall thereafter deliver to Agent not later than noon New York time twenty (20) days after the end of each Fiscal Quarter, a schedule of such Farm Product Sellers which shall (i) be prepared as of the last day of the immediately preceding Fiscal Quarter, (ii) set forth the complete legal name and address of each such Farm Product Seller, and (iii) set forth the aggregate purchase price of all Inventory purchased by Borrower from each such Farm Product Seller during each of the two immediately preceding Fiscal Quarters.
     (e) Canadian Requirements. Food Security Act Notices (as defined in Section 6.1.16(a) above) shall include all written agreements entered into by Borrower with producer organizations regarding the withholding of amounts payable to producers pursuant to section 5(1)(d) of the Advance Payments for Crops Act (Canada) or any other applicable local laws or otherwise (“Advance Payment Agreements”). Borrower affirms that its representation and warranty in the first sentence of Section 6.1.16(a) above also applies to Advance Payment Agreements. Borrower shall notify Agent in writing within two (2) Business Days after Borrower enters into an Advance Payment Agreement or an amendment to a previous Advance Payment Agreement or notice of any such other Canadian Lien or other claim and provide Agent with a copy of such Advance Payment Agreement or amendment or notice. Borrower shall in all respects comply with all Advance Payment Agreements during their periods of effectiveness under the Advance Payments for Crops Act (Canada) or other applicable legislation, including directions to make payments to the applicable producer organization or other parties, as specified in the Advance Payment Agreement, so as to terminate or release any liens or security interests in Farm Products under the Advance Payments for Crops Act (Canada) or other applicable legislation.
     SECTION 6.1.17 Major Project Documents. The Borrower shall perform in all material respects its obligations under, and otherwise comply in all material respects with, each Major Project Document, other than any Major Project Document which has been replaced with a Replacement Contract in accordance with the terms of this Agreement, including without limitation, the terms of this Section 6.1.17. If any Major Project Document has been replaced with a Replacement Contract, the Borrower shall perform in all material respects its obligations under, and otherwise comply in all material respects with, each such Replacement Contract.
     SECTION 6.1.18 Project Construction Completion Requirements. Promptly after completion of the Project Construction Completion Requirements (and in any event not later than the Project Construction Completion Deadline), the Borrower shall deliver to the Agent a certificate signed by the Independent Engineer stating that each of the Project Construction Completion Requirements has been satisfied, which shall be in form and substance satisfactory to the Agent.
     SECTION 6.1.19 Debt Service Reserve Account. On or prior to the Project Construction Completion Date, the Borrower shall establish the Debt Service Reserve Account in the name of the Agent and shall deposit or cause to be deposited not less than an amount equal to the Debt Service Reserve Amount. At all times thereafter, the Borrower shall maintain in the Debt Service Reserve Account an amount not less than the Debt Service Reserve Amount. For the avoidance of doubt, the Borrower may elect to fund the Debt Service Reserve Account on the Project Construction Completion Date from the proceeds of a Term Loan.
     SECTION 6.2 Negative Covenants. The Borrower agrees that it will perform the Obligations set forth in this Section 6.2.
     SECTION 6.2.1 Business Activities. The Borrower will not, and will not permit any Subsidiary to, engage in any business activity, except the construction, operation and maintenance of the Project, and the processing, storage, marketing, and sale of canola seed, canola oil, canola meal and other canola products and such research, development and other activities as may be incidental or related thereto. The Parent Guarantor will not engage in any business activities other than to hold the membership interests of the Borrower and activities as may be incidental or related thereto.
     SECTION 6.2.2 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than:
     (a) Indebtedness in respect of the Loans, Letters of Credit and other Obligations;
     (b) Indebtedness in respect of liabilities resulting from (i) endorsements of negotiable instruments in the ordinary course of business; and (ii) appeal, surety or performance bonds issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (c) Indebtedness existing on the Closing Date and secured by Liens set forth on Schedule 5.13 (“Existing Liens”);
     (d) Permitted Hedge Contracts;
     (e) Sponsor Temporary Working Capital Loans;
     (f) any Sponsor Loan;
     (g) unsecured Indebtedness not to exceed in the aggregate at any one time outstanding, $1,000,000;
     (h) Capitalized Lease Liabilities and Purchase Money Indebtedness, in addition to the Indebtedness permitted under clause (c) of this Section 6.2.2, in an amount not to exceed $500,000 in the aggregate at any time outstanding; and
     (i) Indebtedness secured by Liens permitted by Section 6.2.3(k).
     SECTION 6.2.3 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing the Obligations;

     (b) Liens identified in Schedule 5.13 (“Existing Liens”) evidencing rights of lessors in leased equipment and/or purchase money liens on specific items of equipment, and any extensions, renewals or replacements of any such Liens provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.
     (c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable with penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (d) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar liens imposed by law incurred in the ordinary course of business for sums not overdue for more than thirty (30) days or being contested in good faith by appropriate action or proceedings (which action or proceedings have the effect of preventing the forfeiture or sale of the asset subject to such Lien) and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (e) Liens (other than Liens arising under ERISA or Section 430(k) of the IRC) incurred in the ordinary course of business in respect of deposits made in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, performance or appeal bonds;
     (f) judgment Liens with respect to judgments to the extent such judgments do not constitute an Event of Default described in Section 7.1.9;
     (g) Liens which arise by operation of law under Article 2 of the UCC in favor of unpaid sellers of goods, or Liens in items or any accompanying documents or proceeds arising by operation of law under Article 4 of the UCC in favor of a collecting bank;
     (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of property, which do not materially detract from the value of such property or impair the use thereof;
     (i) Liens securing Indebtedness permitted under clause (e) of Section 6.2.2;
     (j) Liens arising from precautionary UCC Financing Statement filings with respect to operating leases which are otherwise permitted hereunder;
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
     (l) Liens on canola seed Inventory securing Sponsor Temporary Working Capital Loans;

     (m) customary offset rights of commodity intermediaries with respect to Commodity Accounts arising under applicable laws or under the terms of any commodity account agreements with respect to such Commodity Accounts, to the extent consented to in writing by the Agent pursuant to the terms of any Commodity Account Control Agreement with respect to such Commodity Accounts or otherwise; and
     (n) other Liens securing Indebtedness in aggregate principal amount not to exceed at any one time outstanding $500,000.
     SECTION 6.2.4 Financial Covenants. The Borrower hereby covenants and agrees as set forth below:
     (a) Debt to Adjusted Capitalization Ratio. The Borrower will not permit its Debt to Adjusted Capitalization Ratio as of the last day of any Fiscal Quarter to be more than 0.60 to 1.00.
     (b) Debt Service Coverage Ratio. The Borrower will not permit its Debt Service Coverage Ratio to be less than 1.75 to 1.00 as of the last day of any Fiscal Quarter, beginning with the second full Fiscal Quarter ending after the Project Construction Completion Date, calculated for the four consecutive Fiscal Quarter period ending on each such date.
     (c) Minimum Net Worth of Borrower. The Borrower will not permit its Net Worth on any date to be less than $60,000,000.
     SECTION 6.2.5 Capital Expenditures. No Loan Party will, or will permit any Subsidiary to, make or commit to make any Consolidated Capital Expenditures, except that (a) the Borrower and its Subsidiaries may make and commit to make Consolidated Capital Expenditures consisting of Construction Expenses, and (b) in addition to the Consolidated Capital Expenditures permitted under clause (a) of this Section 6.2.5, following the Project Construction Completion Date the Borrower and its Subsidiaries may make Consolidated Capital Expenditures during each Fiscal Year in an amount not to exceed $1,800,000 for any given Fiscal Year; provided, that in the event that the Borrower and its Subsidiaries do not make Consolidated Capital Expenditures in any given Fiscal Year in such amount, in addition to such amount for the immediately following Fiscal Year, the Borrower and its Subsidiaries shall be permitted to make in the immediately following Fiscal Year Consolidated Capital Expenditures in the amount by which Consolidated Capital Expenditures set forth below for such preceding Fiscal Year exceeded Consolidated Capital Expenditures made or committed to be made during such preceding Fiscal Year (but such additional permitted amount shall not increase any of the amounts set forth below or otherwise form the basis for any increase in permitted Consolidated Capital Expenditures for any subsequent Fiscal Years).
     SECTION 6.2.6 Lease Obligations. Except for (a) leases in existence on the Closing Date and described in Schedule 5.26 and any extensions or renewals of Existing Leases in accordance with their terms (“Existing Leases”), (b) any lease of real or personal property entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business and on fair and reasonable terms provided that the aggregate rent payable during any Fiscal Year under all such leases does not exceed $250,000, and (c) any capital lease, provided the Capitalized Lease Liabilities incurred thereunder are permitted under clause (f) of Section 6.2.2, the Borrower will not, and will not permit any Subsidiary to, create or suffer to exist any obligation for the payment of rent for any property under any lease or agreement to lease having a term of one year or more; provided, however, that no such lease shall by its terms subject the Borrower or any Subsidiary to Environmental Liabilities and Costs.
     SECTION 6.2.7 Investments. No Loan Party will, or will permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person except:
     (a) Cash Equivalent Investments, provided that the Borrower shall not maintain more than $250,000 in aggregate value of Cash Equivalent Investments in deposit accounts or securities accounts that are not subject to a control agreement in favor of the Agent for the benefit of the Secured Parties;
     (b) deposits for utilities, security deposits under leases, insurance premium deposits and similar prepaid expenses;
     (c) accounts receivable arising in the ordinary course of business;
     (d) deposit accounts and investment accounts established or required to be maintained under this Agreement; and
     (e) Investments consisting of Permitted Hedge Contracts.
     SECTION 6.2.8 Restricted Payments, Etc. The Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares or units of any class of Stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights in respect of any class of Stock (now or hereafter outstanding) of the Borrower or apply, or permit any Subsidiary to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares or units of any class of Stock (now or hereafter outstanding) of the Borrower or any rights, options or warrants to subscribe for or purchase any shares or units of any class of Stock of the Borrower or make any deposit for any of the foregoing; provided, however, that so long as (i) no Event of Default has occurred and is continuing, (ii) the Borrower is in compliance with all financial covenants as determined on a pro forma basis after giving effect to such distributions, and (iii) after giving effect to such distribution, the Borrower’s Liquidity is not less than $3,000,000, then (A) so long as the Borrower is a Pass-Through Entity and the direct or indirect owners of its Stock are directly responsible for the payment of taxes on income of the Borrower (such direct or indirect owners of the Borrower’s stock responsible for the payment of such taxes, the “Borrower’s Tax-Paying Entities”), the Borrower may make distributions from time to time to the owners of its Stock (for subsequent distribution in the event that such owners of the Borrower’s stock are not Borrower’s Tax-Paying Entities) in an amount up to the lesser of (x) the “Tax Distributions” as described in Section 5.6 of the Parent Guarantor’s LLC Agreement, (y) the estimated income tax liability of the Borrower’s Tax-Paying Entities with respect to the income of the Borrower (calculated based on a tax rate equal to the highest effective marginal combined federal, state and local income tax rate of an assumed taxpayer paying taxes in the jurisdictions(s) in which the Borrower’s Tax-Paying Entities are taxable (as reported by the Borrower to the Agent each year and consistent with any applicable provisions of the Borrower’s Organizational Documents) taking into account the deductibility of state and local income taxes for federal income tax purposes) arising solely as a result of the net income of the Borrower attributable to the Borrower’s Tax-Paying Entities, and (z) forty-one percent (41%) of the adjusted taxable income of the Borrower with respect to which the Borrower’s Tax-Paying Entities are responsible for paying income taxes (such distributions, “Permitted Tax Distributions”), provided that such distributions are made quarterly not more than five (5) Business Days prior to the deadline for such owners of Stock to file their quarterly estimated income tax returns with the Internal Revenue Service, and (B) on or after the Project Completion Date the Borrower may make distributions to the owners of its Stock, solely from amounts on deposit in the Cost Overrun Account, in an aggregate amount not to exceed the amount by which the amount on deposit in the Cost Overrun Account on the Project Construction Completion Date exceeds the sum of (i) the amount of all obligations owed with respect to Construction Expenses which have not yet been paid, and (ii) an amount equal to the Borrower’s reasonable estimate as approved by the Independent Engineer of the costs to complete the items described on the Punch List Certificate.
     SECTION 6.2.9 Take or Pay Contracts; Sale/Leasebacks.
     (a) No Loan Party will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by such Loan Party regardless of whether or not such materials, supplies, other properties or services are delivered or furnished to it; and
     (b) No Loan Party will enter into any arrangement with any Person providing for the leasing by such Loan Party of any property or assets, which property or assets have been or are to be sold or transferred by such Loan Party to such Person.
     SECTION 6.2.10 Consolidation, Merger, Subsidiaries, Etc.
     (a) No Loan Party will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division or business unit thereof) or otherwise make or agree to make acquisitions; provided, however, that any Subsidiary of the Borrower may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other wholly-owned Subsidiary (so long as the Borrower or such wholly-owned Subsidiary is the surviving Person).
     (b) No Loan Party will create or acquire any Subsidiary or transfer any assets to any Subsidiary.
     SECTION 6.2.11 Asset Dispositions, Etc. No Loan Party will sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person (excluding Liens permitted by Section 6.2.3), unless (a) such disposition constitutes a disposition of obsolete, surplus or retired assets not used in the business of such Loan Party, (b) such disposition constitutes the sale of Inventory in the ordinary course of such Loan Party’s business, or (c) such disposition constitutes the sale of Accounts and related rights pursuant to the Land O’Lakes Agreements, or (d) the disposition is in the ordinary course of business and the net book value of the asset to be disposed, together with the net book value of all other assets disposed by all Loan Parties pursuant to this clause (c) during the term of this Agreement, does not exceed $1,000,000.
     SECTION 6.2.12 Modification of Organizational Documents, Etc. No Loan Party will consent to any amendment, supplement or other modification of any of the terms or provisions contained in its Organizational Documents that would adversely effect the Agent’s or the Lender’s rights under the Loan Documents or such Loan Party’s capacity or ability to meet its obligations under this Agreement or any Loan Document.
     SECTION 6.2.13 Transactions with Affiliates. No Loan Party will enter into, or cause, suffer or permit to exist (a) any management contract or arrangement, consulting agreement or arrangement, contract or arrangement relating to the allocation of revenues, expenses or similar contract or arrangement requiring any payments to be made by any Loan Party to any Affiliate, or (b) any other transaction, arrangement or contract with any of its Affiliates which is on terms which are less favorable to such Loan Party than are obtainable from any Person which is not one of its Affiliates.
     SECTION 6.2.14 Inconsistent Agreements. No Loan Party will enter into any material agreement containing any provision which would be violated or breached in any material respect by any Loan or Letter of Credit or by the performance by such Loan Party of its obligations hereunder or under any Loan Document.
     SECTION 6.2.15 Change in Accounting Method. No Loan Party will make any change in accounting treatment and reporting practices except as required by GAAP.
     SECTION 6.2.16 Change in Fiscal Year End. No Loan Party will change its Fiscal Year.
     SECTION 6.2.17 Compliance with ERISA. No Loan Party will take or fail to take any action with respect to a Plan, including, but not limited to, establishing, amending, or terminating or withdrawing from any Plan, engaging in any prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 or ERISA), or causing any occurrence of any Reportable Event, or failing to satisfy the minimum funding standard applicable to the Plan for any plan year within the meaning of Section 412 of the IRC or Section 302 of ERISA), or engaging or failing to engage in any other activity, which could result in any liabilities under the IRC, ERISA or any other applicable law, which individually or in the aggregate could result in a Material Adverse Change.
     SECTION 6.2.18 Amendments to, and Replacement of, Project Documents. The Borrower (i) will not, and will not permit any Subsidiary to, enter into any amendment, restatement, replacement or other modification to any Project Document; provided, however, that the Borrower may, and may permit any Subsidiary to, enter into a Permitted Amendment or a Replacement Contract, in either case with respect to a Project Document (other than a Project Document which is a Loan Document), and (ii) will not, and will not permit any Subsidiary to, terminate any Project Document; provided, however, that no termination of a Project Document (other than a Project Document which is a Loan Document) shall constitute a Default or an Event of Default if replaced with a Replacement Contract within sixty (60) days of such termination.

     SECTION 6.2.19 Change Orders. The Borrower will not enter into any Change Order with respect to the Construction Contracts without the prior written consent of the Agent, unless the Borrower certifies, and the Independent Engineer confirms, that (i) such Change Order is technically feasible, and (ii) such Change Order could not reasonably be expected to result in a Material Adverse Change, a Project Delay, or a Cost Overrun.
     SECTION 6.2.20 Anti-Terrorism Laws. No Loan Party will directly or indirectly, knowingly enter into any material agreements with any person listed on the OFAC Lists. The Borrower shall notify the Agent as soon as possible if the Borrower has knowledge that the Borrower or any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person, or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Loan Party will, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
ARTICLE 7
EVENTS OF DEFAULT
     SECTION 7.1 Events of Default. The term “Event of Default” means any of the events set forth in this Section 7.1.
     SECTION 7.1.1 Non-Payment of Obligations. Any Loan Party shall default:
     (a) in the payment or prepayment when due of any principal of any Loan;
     (b) in the reimbursement when due of any drawing on any Letter of Credit; or
     (c) in the payment when due of the interest payable in respect of any Loan, the fees required under Section 2.3 hereof, any letter of credit fees required under Section 3.10.4 hereof, or any other Obligations and such default shall continue unremedied for a period of five (5) Business Days.
     SECTION 7.1.2 Non-Performance of Certain Covenants. Any Loan Party shall default in the due performance and observance of any of its obligations under Section 6.1 (other than Sections 6.1.13 or 6.1.18) and such default shall continue unremedied for a period of thirty (30) days; or the Borrower shall default in the due performance or observation of any of its obligations under Sections 6.1.13 and 6.1.18 or Section 6.2; provided, however, that if with respect to one single fiscal period occurring during the term of this Agreement and following the Project Construction Completion Date the Borrower fails to comply with the covenants in Sections 6.2.4 and the Sponsor has made a Financial Covenant Default Contribution to the

Borrower, the proceeds of which have been deposited into the Debt Service Reserve Account, then such failure shall not constitute an Event of Default.
     SECTION 7.1.3 Defaults Under Other Loan Documents; Non-Performance of Other Obligations. Any “Event of Default” shall occur under the other Loan Documents; or any Loan Party shall default in the due performance and observance of any other obligation, covenant or agreement contained herein or in any other Loan Document which the Agent determines is of a type that can be cured and such default shall continue unremedied for a period of twenty (20) days.
     SECTION 7.1.4 Bankruptcy, Insolvency, Etc. Any Loan Party or the Sponsor shall:
     (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due;
     (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Loan Party or any substantial part of its property of any thereof, or make a general assignment for the benefit of creditors;
     (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Loan Party or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;
     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, with respect to such Loan Party or the Sponsor, and, if such case or proceeding is not commenced by it, such case or proceeding shall be consented to or acquiesced in by such Loan Party or the Sponsor or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or
     (e) take any corporate or company action authorizing, or in furtherance of, any of the foregoing.
     SECTION 7.1.5 Breach of Warranty. Any representation or warranty of any Loan Party hereunder or in any other Loan Document or in any other writing furnished by or on behalf of any Loan Party to the Agent or any Lender for the purposes of or in connection with this Agreement or any such Loan Document is or shall be incorrect when made in any material respect.
     SECTION 7.1.6 Default on Other Indebtedness, Etc. (a) Any Indebtedness of any Loan Party in an aggregate principal amount exceeding $500,000 (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period; or (b) there shall occur and be continuing any event which constitutes an event of default under any Instrument relating to any Indebtedness of any Loan Party in an aggregate principal amount exceeding $500,000 the effect of which is to permit the holder or holders of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity; or (c) there shall occur under any Hedge Contract an Early Termination Date (as defined in such Hedge Contract) resulting from (A) any event of default under such Hedge Contract as to which a Loan Party is the Defaulting Party (as defined in such Hedge Contract) or (B) any Termination Event (as so defined) under such Hedge Contract as to which a Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by such Loan Party as a result thereof is greater than $500,000.
     SECTION 7.1.7 Failure of Valid, Perfected Lien; Unenforceability of Loan Documents. The Lien on any Collateral having an aggregate value in excess of $500,000 at any time shall cease to be valid or perfected at any time after the Closing Date, the Sponsor or any Loan Party shall assert the invalidity of any Loan Document, or any Loan Document shall be determined by a court of competent jurisdiction to be unenforceable.
     SECTION 7.1.8 Employee Plans. Any of the following events shall occur with respect to any Plan: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan and such “prohibited transaction” could result in a Material Adverse Change, (ii) any failure to satisfy the minimum funding standard applicable to the Plan for any plan year (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) a notice of intent to terminate any Single Employer Plan for purposes of Title IV of ERISA is issued by the plan administrator thereof without the prior written consent of the Required Lenders, or the PBGC shall commence proceedings to terminate any Single Employer Plan, (v) any Loan Party or any Commonly Controlled Entity shall, or in the opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan, (vi) any Loan Party or any Commonly Controlled Entity shall fail to make any quarterly installment payment to a Pension Plan required under Section 303(j) of ERISA or Section 430 of the Code, (vii) any Loan Party or any Commonly Controlled Entity shall fail to make any contribution to a Multiemployer Plan which is required under ERISA, the Code or applicable collective bargaining agreements, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could subject any Loan Party (directly or indirectly) to any tax, penalty or other liabilities under Title I or Title IV of ERISA, Section 404 or 419 and Chapter 43 of the IRC or any other applicable law which in the aggregate could result in a Material Adverse Change.
     SECTION 7.1.9 Judgments. A final judgment which, with other such outstanding final judgments against any Loan Party (in each case to the extent not covered by insurance), exceeds an aggregate of $1,000,000, shall be entered against any Loan Party and, within thirty (30) days after entry thereof, such judgment shall not have been discharged or execution thereof shall have been stayed pending appeal, or, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged.

     SECTION 7.1.10 Divestiture. Any order for the breaking up or divestiture of any Loan Party or any material portion of the assets of any Loan Party shall be entered by the Department of Justice, the Federal Trade Commission or any other Governmental Authority.
     SECTION 7.1.11 Loss of Permits, Etc. The expiration, loss, termination, cancellation, revocation, forfeiture, suspension, diminution, impairment of or failure to obtain or renew any Intellectual Property, right, permit, license or approval, which could reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun; or the entry of any order of a court enjoining, restraining or otherwise preventing the Borrower from constructing or operating the Project or preventing any Loan Party from conducting all or any material part of its business affairs; or the cessation of business or dissolution of any Loan Party.
     SECTION 7.1.12 Event of Abandonment. An Event of Abandonment shall have occurred.
     SECTION 7.1.13 Material Loss. Either (i) a Loss shall have occurred and the amount of such Loss uncompensated by insurance shall exceed $2,000,000, (ii) a Major Loss shall have occurred for which the Borrower has undertaken to accomplish a Major Replacement and the Major Replacement Construction Requirements shall not have been satisfied by the Major Replacement Construction Deadline, or (iii) a Total Loss shall have occurred.
     SECTION 7.1.14 Force Majeure. There shall occur an event of force majeure under any Major Project Document and the effect of such event of force majeure is that a Project Party is excused from performing under such Major Project Document for a period of sixty (60) days or more if the failure of such Project Party to perform its obligations under such Major Project Document during such period could reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun, unless a Replacement Contract is entered into within sixty (60) days of such event.
     SECTION 7.1.15 Default by Third Parties under Project Documents; Insolvency of Project Party; Termination or Unenforceability of Project Document. (A) A default by any Person (other than the Borrower) shall occur under any of the Project Documents and such default is not cured within any applicable cure period, and (i) if occurring prior to the Project Construction Completion Date, such default could reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun, or (ii) if occurring on or after the Project Construction Completion Date, such default could reasonably be expected to result in a Material Adverse Change, (B) either (i) Land O’Lakes shall become subject to a bankruptcy, insolvency or other similar proceeding, or (ii) any Project Party (other than Land O’Lakes) shall become subject to a bankruptcy, insolvency or other similar proceeding prior to the Project Construction Completion Date, or (C) any Project Document is, or is reasonably determined to be, unenforceable, in each case described in clauses (A), (B) and (C) unless (a) a Replacement Contract is entered into within sixty (60) days of such default, proceeding or determination, and (b) after giving effect to any such Replacement Contract, (x) if such Replacement Contract is entered into prior to the Project Construction Completion Date, it could not reasonably be expected to result in a Material Adverse Change, a Project Delay or a Cost Overrun based on the terms of such Replacement Contract, and (y) if such Replacement Contract is entered into on or after the Project Construction Completion Date, it could not reasonably be expected to result in a Material Adverse Change.
     SECTION 7.1.16 Default by Borrower under Major Project Documents. The Borrower shall fail to perform any material obligation, covenant or agreement contained in any Major Project Document and such default is not cured within any applicable cure period.
     SECTION 7.1.17 Default by Sponsor under Contribution Documents. The Sponsor shall fail to perform any material obligation, covenant or agreement contained in any Contribution Document.
     SECTION 7.1.18 Major Environmental Event. A Major Environmental Event shall occur.
     SECTION 7.1.19 Project Delay. A Project Delay shall have occurred.
     SECTION 7.1.20 Change in Control. A Change in Control shall have occurred.
     SECTION 7.1.21 Minimum Tangible Net Worth of Sponsor. The Tangible Net Worth of the Sponsor on any date shall not be less than $427,000,000.
     SECTION 7.2 Action if Bankruptcy. If any Event of Default described in Section 7.1.4 shall occur, the outstanding principal amount of all outstanding Loans and all other Obligations automatically shall be and become immediately due and payable, without notice or demand, and the Borrower will deposit with the Agent, as cash collateral, an amount equal to 105% of the aggregate undrawn stated amount of all Letters of Credit, which Loan, Obligations and amounts automatically shall become immediately due and payable by the Borrower and to the extent paid by the Borrower shall constitute a prepayment under this Agreement, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at law or in equity, at any time, in any order and in any combination.
     SECTION 7.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.1.4) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may, and upon the direction of the Required Lenders, shall (a) declare all or any portion of the outstanding principal amount of the Loans to be due and payable and any or all other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment, (b) demand that the Borrower deposit with the Agent, as cash collateral, an amount equal to 105% of the aggregate undrawn stated amount of all Letters of Credit, which amount shall become immediately due and payable by the Borrower and to the extent paid by the Borrower shall constitute a prepayment under this Agreement, (c) to the extent permitted under any Letter of Credit, require the beneficiary thereof to draw upon the undrawn stated amount thereof, and (d) exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at law or in equity, at any time, in any order and in any combination.

     SECTION 7.4 Application of Proceeds Following Default. Notwithstanding anything to the contrary set forth in this Agreement, following the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 7.2 or Section 7.3, all proceeds of Collateral and other payments made by any Loan Party, or received from any other source, shall be applied as follows:
     (a) first, to the payment of all fees, indemnities and expenses of the Agent then due hereunder or under any of the other Loan Documents until paid in full;
     (b) second, to the payment of all fees of issuers of Letters of Credit then due under clause (b) of the first sentence in Section 3.10.4 until paid in full;
     (c) third, to the payment of all indemnities and expenses then due to other Secured Parties, pro rata based on the outstanding amount of indemnities and expenses then due to Secured Parties until paid in full;
     (d) fourth, pari passu to the payment of (i) all principal and accrued interest on the Loans, Letter of Credit Obligations (to be held by the Agent as cash collateral in the amount of 105% of the then outstanding Letter of Credit Obligations), and accrued fees payable to or for the account of the Lenders (with amounts under this clause (i) applied first to the payment of accrued interest and fees and then to principal and Letter of Credit Obligations), and (ii) all Obligations in respect of Secured Hedge Contracts then due to the applicable Qualified Counterparties, until all such Obligations are paid in full (with amounts under this clause (ii) applied pro rata based on the outstanding amount of such Obligations in respect of Secured Hedge Contracts); and
     (e) fifth, to pay all other Obligations until all such other Obligations are paid in full, pro rata based on the outstanding amount of such Obligations;
provided, however, that (i) amounts on deposit in the Debt Service Reserve Account, the Cost Overrun Account and any other cash collateral accounts held by the Agent or for which the Agent serves as secured party shall first be applied to the payment of Obligations, other than Obligations under the Qualified Commodity Hedge Contract, unless the Agent or the Lenders shall then be precluded by injunction or other legal process from so applying such amounts and (B) if the Qualified Counterparty to the Qualified Commodity Hedge Contract shall then be entitled, under the terms of the Qualified Commodity Hedge Contract and any letter of credit or cash furnished to the Qualified Counterparty to the Qualified Commodity Hedge Contract in support of the obligations of any Loan Party under the Qualified Commodity Hedge Contract, to draw on such letter of credit or apply such cash collateral, such Qualified Counterparty shall first have then drawn on such letter of credit or applied such cash in the maximum amount then permitted unless (x) such Qualified Counterparty shall then be precluded by injunction or other legal process from so drawing or (y) the issuer of such letter of credit shall then be subject to bankruptcy or insolvency proceedings or shall have disavowed, repudiated or dishonored its obligations under such letter of credit.

ARTICLE 8
THE AGENT
     SECTION 8.1 Actions. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender (including, without limitation, ING in its capacity as a Lender) agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, severally but not jointly, pro rata according to such Lender’s aggregate percentage of the Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, or any other Loan Document, including the reimbursement of the Agent for all out-of-pocket expenses (including attorneys’ fees) incurred by the Agent hereunder or in connection herewith or in enforcing the Obligations of the Loan Parties under this Agreement or any other Loan Document, in all cases as to which the Agent is not reimbursed by the Loan Parties; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted primarily from the Agent’s gross negligence or willful misconduct. Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified to its satisfaction by the Lenders against loss, costs, liability and expense. If any indemnity in favor of the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.
     SECTION 8.2 Funding Reliance, Etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Term Loan Percentage of the Term Loans and its Working Capital Facility Percentage of the Working Capital Facility Loans on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount; provided, however, that the Agent shall have no obligation to do so. If such amount is made available by such Lender to the Agent on a date after the date of such Borrowing, such Lender shall pay to the Agent on demand interest on such amount at the Federal Funds Rate for the number of days from and including the date of such Borrowing to the date on which such amount becomes immediately available to the Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time. A statement of the Agent submitted to any Lender with respect to any amounts owing under this Section 8.2 shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Loans comprising such Borrowing, within five (5) Business Days after demand, from the Borrower.
     SECTION 8.3 Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement, the Notes, or any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, or sufficiency of any of the Loan Documents, the financial condition of any Loan Party or the condition or value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents, the financial condition of or any Loan Party or the existence or possible existence of any Default. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper Person.
     SECTION 8.4 Successor. The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and all Lenders, such resignation not to be effective until a successor Agent is in place. If the Agent at any time resigns, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a financial institution reasonably acceptable to the Borrower organized under the laws of the United States and having a combined capital and surplus of at least $500,000,000, and which shall not be a Defaulting Lender. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.
     SECTION 8.5 Loans and other Transactions by the Agent and its Affiliates. The Agent shall have the same rights and powers with respect to (a) the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates, as any Lender and may exercise the same as if it were not the Agent. ING and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower and its Subsidiaries or any Person who may do business with or own securities of the Borrower, all as if ING were not the Agent and without any duty to account therefor to the Lenders.
     SECTION 8.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such financial information and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend its Commitments, to make the Loans. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
     SECTION 8.7 Copies, Etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement. The Agent will distribute to each Lender each Instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement. Notwithstanding anything herein contained to the contrary, all notices to and communications with the Borrower under this Agreement and the other Loan Documents shall be effected by the Lenders through the Agent.
     SECTION 8.8 Collateral Matters.
     Each of the Secured Parties hereby appoints the Agent to act as its collateral agent with respect to all matters relating to the Collateral and the Security Documents. Each of the Secured Parties hereby authorizes the Agent to act on behalf of such Secured Party under this Agreement and the Security Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each reference herein to the Agent, to the extent such reference relates to the Collateral, and each reference to the Agent in the Security Documents, shall refer to the Agent in its capacity as collateral agent to the Secured Parties. Each of the Secured Parties irrevocably authorizes the Agent, at its option and in its discretion,
     (a) to release any Lien on any Collateral granted to or held by the Agent under any Security Document (i) upon termination of the Commitments and each Qualified Commodity Hedge Contract and payment in full of all Obligations under the Loan Documents and the Qualified Commodity Hedge Contracts and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any asset disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 9.1;
     (b) to release or subordinate any Lien on any Collateral granted to or held by the Agent under any Security Document if such Collateral constitutes property of the Borrower with respect to which a Lien is permitted under clauses (b), (i) or (l) of Section 6.2.3; and
     (c) to execute, deliver and perform its obligations under the Qualified Commodity Hedge Intercreditor Agreement (and each Secured Party irrevocably acknowledges and agrees that upon such execution and delivery by the Agent, such Secured Party shall be bound by the terms thereof).

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 8.8.
ARTICLE 9
MISCELLANEOUS
     SECTION 9.1 Waivers, Amendments, Etc.
     (a) The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and, (x) in the case of an amendment or modification, is consented to by the Borrower and the Required Lenders or (y) in the case of a waiver of any obligation of any Loan Party or of compliance by any Loan Party with any prohibition contained in this Agreement or any other Loan Document, is consented to by the Required Lenders; provided, however, that no such amendment, modification or waiver:
     (i) which would modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;
     (ii) which would modify this Section 9.1, change the definition of “Required Lenders,” increase the Working Capital Facility Commitment Amount or the Term Loan Facility Commitment Amount, change the Working Capital Facility Percentage or the Term Loan Percentage for any Lender, as applicable, reduce any fees payable to the Lenders described in Article 2 and Article 3, extend the Term Loan Maturity Date or the Working Capital Facility Maturity Date, or subject any Lender to any additional obligations shall be made without the consent of each Lender;
     (iii) which would extend the due date for, or reduce the amount of, any payment of principal on the Term Loans under Section 3.3.1(c), or any interest payable on any Loan, or any fees payable under this Agreement, or which would reduce the principal amount of or rate of interest on any Loan or rate of fees accruing under this Agreement, in each case other than any interest and fees to the extent accruing or payable at the Post-Default Rate, shall be made without the consent of each Lender affected thereby;
     (iv) which would release or permit the release of all or substantially all of the Collateral (and the release of Collateral the absence of which would prevent the Borrower from operating the Project substantially in accordance with the Project Construction Completion Requirements shall be deemed to constitute a release of all or substantially all of the Collateral) shall be effective unless consented to by each Lender and by each Qualified Counterparty to a Qualified Commodity Hedge Contract;
     (v) which would affect adversely the interests, rights, compensation or obligations of the Agent shall be made without the consent of the Agent; or

     (vi) which is (A) a Qualified Hedge Related Amendment or (B) an amendment to a Security Document that disproportionately and adversely affects the rights of a Qualified Hedge Counterparty (or the Qualified Hedge Counterparties as a class) under such Security Document relative to the Lenders (provided that such Qualified Hedge Counterparty notifies the Agent of such disproportionately adverse effect reasonably promptly after receiving written notice of such proposed amendment, modification or waiver), shall be effective unless consented to by each Qualified Counterparty to a Qualified Commodity Hedge Contract; or
     (vii) which is a Secured Hedge Related Amendment shall be effective unless consented to by each Qualified Counterparty.
     (b) No failure or delay on the part of the Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification or waiver hereunder or under any other Loan Document, nor shall any amendment, modification or waiver hereunder or under any other Loan Document require the consent or approval of, or execution and delivery by, any Defaulting Lender in order for such amendment, modification or waiver to be binding upon such Defaulting Lender, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender.
     (c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.1(a) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained within ten (10) Business Days after notice from the Agent (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request, Agent, or a Person reasonably acceptable to Agent, shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall sell and assign to Agent or such Person, all of the Commitments and Obligations of such Non-Consenting Lender for an amount equal to the principal balance of all Loans and unreimbursed Letter of Credit Obligations held by the Non-Consenting Lender and all accrued interest and fees and other obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Transfer Supplement.
     (d) Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. Recourse for security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders

enforces their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently for any reason invalidated, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     (e) Notwithstanding subsection (a) of this Section 9.1, the provisions of this Agreement and each other Loan Document may be amended pursuant to an Additional Term Loan Amendment or an Additional Working Capital Facility Commitment Amendment without the consent of the Required Lenders, but in accordance with Section 2.1.3 and Section 2.1.5, respectively.
     (f) Except as otherwise expressly provided in Section 9.1(a), no Qualified Counterparty, in its capacity as a Qualified Counterparty, shall have any rights in connection with any amendment, modification or waiver of this Agreement or any of the other Loan Documents or the management, enforcement, or release of any Liens on the Collateral; provided, however, that the Qualified Counterparty to the Qualified Commodity Hedge Contract shall be entitled to participate in the management, enforcement and release of any Liens on the Collateral, in each case as if such Qualified Counterparty were a Lender holding a Commitment and outstanding principal amount of Loans equal to either (i) prior to the occurrence of a termination of the Qualified Commodity Hedge Contract, the net amount that would be payable by the Borrower to such Qualified Counterparty if the Qualified Commodity Hedge Contract were terminated as of the date its consent is requested or provided, but in no event shall the amount determined under this clause (i) be deemed to be less than $10,000,000, or (ii) after a termination of the Qualified Commodity Hedge Contract, the net termination amount then payable by the Borrower to such Qualified Counterparty thereunder (and for purposes of making any determination of Required Lenders the aggregate amount of Commitments and Loans outstanding shall be deemed to be the amount of Commitments and Loans then outstanding plus the amount of Commitments and Loans deemed to be held by such Qualified Counterparty under clauses (i) or (ii) above as applicable). In order to be entitled to the rights granted under this Section 9.1(f), the Qualified Counterparty to the Qualified Commodity Hedge Contract shall provide a certificate to the Agent as to the amount determined under clauses (i) or (ii) of the immediately preceding sentence, and the Agent may conclusively rely on such certificate in making any determination of Required Lenders or other requisite consent of Lenders under this Agreement or any Security Document.
     (g) Notwithstanding subsection (a) of this Section 9.1, and notwithstanding any other provision of this Agreement and each other Loan Document, neither the Sponsor nor any Affiliate of the Sponsor, in its capacity as a Lender (in such capacity, a “Sponsor Lender”) shall have the right (i) to consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document (and no Sponsor Lender shall (nor shall any amount of the Loans held by any Sponsor Lender) be included for purposes of making a determination of (A) any Lender whose consent would otherwise be required under subsection (a) of this Section 9.1, (B) the Required Lenders, or (C) any other number or percentage of Lenders entitled to consent to any amendment, waiver, modification or action hereunder); (ii) to require the Agent or any other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or exercise any remedy (including, without limitation, any right of set-off) in its capacity as a Lender; (iii) to otherwise vote on any matter related to this Agreement or any other Loan Document; (iv) to attend any meeting or participate in any conference call, in each case, with the Agent or any Lender (including with respect to the exercise of rights and remedies under any Loan Document); (v) to receive any document, notice, information or communication from the Agent or any Lender (including documents, information or communications such Lender would otherwise be entitled to receive under the terms of the Loan Documents in its capacity as Lender); (vi) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of the Agent or any Lender under the Loan Documents; (vii) to exercise any remedies or take other actions against any Loan Party (other than collectively with the other Lenders); or (viii) to enforce any right it has under this Agreement as a Lender; provided, however, notwithstanding the provisions of this subsection (f), no amendment, modification or waiver pursuant to this Section 9.1 shall (w) deprive any Sponsor Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis under the Loan Documents, (x) increase the Commitments of any Sponsor, or extend the due date for, or reduce the principal of or the rate of interest (other than interest accruing at the Post-Default Rate) on, Loans owing to any Sponsor Lender, or fees or other amounts payable hereunder or under any other Loan Document to any Sponsor Lender, (y) without the consent of the Sponsor Lender, if such consent would otherwise be required under this Section 9.1, release the Borrower from its obligations under this Agreement; or (z) without the consent of the Sponsor Lender, if such consent would otherwise be required under this Section 9.1, release all or substantially all of the Collateral (other than in connection with the exercise of remedies).
     (h) Each Sponsor Lender, solely in its capacity as a Lender, hereby agrees that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Proceedings”), (i) such Sponsor Lender shall not challenge the limitations on its right to vote or participate in such Bankruptcy Proceeding set forth in the Loan Documents or take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Agent (or the taking of any action by a third party that is supported by the Agent) in relation to such Sponsor Lender’s claim with respect to its Loans and Letter of Credit Obligations (a “Claim”) (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition of assets, compromise, or plan of reorganization), (ii) such Sponsor Lender’s Claim shall be non-voting under Sections 1126 and 1129 of the Bankruptcy Code; (iii) with respect to any matter requiring the vote of the Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans and Letter of Credit Obligations held by such Sponsor Lender (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not a Sponsor Lender, so long as each Sponsor Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Sponsor Lender agree and acknowledge that the provisions set forth in this Section 9.1(g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for Protection under any Bankruptcy Proceeding application to such Loan Party.
     SECTION 9.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to the Agent:	ING Capital LLC 1325 Avenue of the Americas New York, NY 10019 Attention: Daniel W. Lamprecht Managing Director Facsimile No.: 646-424-6390 Telephone No.: 646-424-6871

with a copy to (which shall not constitute notice):	King & Spalding LLP 1180 Peachtree Street, NE Atlanta, GA 30309 Attention: Hector E. Llorens, Jr., Esq. Facsimile No.: 404-572-5128 Telephone No. 404-572-3523

If to the Borrower or the Parent Guarantor:	PICO Northstar Hallock, LLC PICO Northstar, LLC 15 Broadway, Suite 600 Fargo, North Dakota 58102 Attention: Neil Juhnke President Facsimile No.: 701-866-9059 Telephone No. 701-478-5848

with a copy to (which shall not constitute notice):	PICO Holdings, Inc. 7979 Ivanhoe Ave. La Jolla, CA 92037 Attention: John Hart Chief Executive Officer Facsimile No.: 858-456-6480 Telephone No. 858-456-6022

with a copy to (which shall not constitute notice):	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121037 Attention: Marty Lorenzo, Esq. Facsimile No.: 858-638-5030 Telephone No. 858-677-1430

If to any other Lender:	To the address, facsimile number, or telephone number specified in its Administrative Questionnaire

If to the Qualified Counterparty to the Qualified Commodity Hedge Contract:	To the address, facsimile number, or telephone number specified in or as otherwise provided in the Qualified Commodity Hedge Intercreditor Agreement
or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received, if deposited in the mail, postage prepaid; when transmission is verified, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     SECTION 9.3 Costs and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses of the Agent and the Lead Arranger in connection with the negotiation, preparation, execution, and delivery of this Agreement and each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements, terminations, releases or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required (including the reasonable fees and expenses of counsel for the Agent and the Lead Arranger), or of any consultants or other experts retained by the Agent and the Lead Arranger from time to time in connection therewith) whether or not the transactions contemplated hereby are consummated, and to pay all expenses of the Agent and the Lead Arranger (including reasonable fees and expenses of counsel to the Agent and the Lead Arranger, or of any consultants or other experts retained by the Agent and the Lead Arranger) incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement, the Notes or any other Loan Document. The Borrower also agrees to pay and hold the Agent, the Lead Arranger and the Lenders harmless from any stamp, documentary, intangibles, transfer or similar taxes or charges, and all recording or filing fees with respect to the Loan Documents or any payments to be made thereunder and all title insurance premiums, surveyors costs and valuation fees. The Borrower also agrees to reimburse the Agent, the Lead Arranger and each Lender upon demand for all out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Agent, the Lead Arranger or such Lender in enforcing the Obligations of the Loan Parties or the Sponsor under this Agreement or any other Loan Document or in connection with any restructuring or “work-out” of any Obligations.
     SECTION 9.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Commitments, each of the Borrower and the Parent Guarantor hereby indemnifies, exonerates and holds the Agent, and each Lender, their respective successors and assigns, each of their respective officers, directors, employees, partners, attorneys and agents and each of their respective successors and assigns (collectively, the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities (including, but not limited to, Environmental

Liabilities and Costs), damages and expenses (irrespective of whether such Lender Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Lender Parties or any of them or asserted or awarded against the Lender Parties or any of them by any third party or by the Borrower or any of its Subsidiaries or Affiliates as a result of, or arising out of, or relating to:
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit;
     (b) the use of any of the proceeds of any Loan or Letter of Credit by the Borrower or any of its Subsidiaries or any beneficiary of a Letter of Credit for any other purpose;
     (c) any information furnished by the Borrower in connection with the syndication of this Agreement;
     (d) the making of any claim by any investment banking firm, broker or third party in each case claiming through the Borrower or any of its Subsidiaries or as a result of their relationship to such parties that it is entitled to compensation from the Agent or any Lender in connection with this Agreement;
     (e) the entering into and performance of this Agreement and any other Loan Document by any of the Lender Parties (other than the breach by such Lender Party of this Agreement);
     (f) the existence of any contaminant, in, under, on or otherwise affecting any property owned, used, operated, or leased by Borrower or any Subsidiary in the past, present, or future or any surrounding areas affected by such property, regardless of whether the existence of the contaminant is related to the past, present, or future operations of the Borrower and its Subsidiaries, or their predecessors in interest or any other Person; any Environmental Liabilities and Costs related to any property owned, used, operated, or leased by Borrower or any Subsidiary in the past, present, or future; any Environmental Liabilities and Costs related to the past, present, or future operations of the Borrower or any Subsidiaries; any alleged violations of any Environmental Law related to any property owned, used, operated, or leased by Borrower or any Subsidiary in the past, present, or future; any alleged violations of any Environmental Law related to the past, present, or future operations of the Borrower or any Subsidiaries; the performance of any remedial action that is related to any property owned, used, operated, or leased by Borrower or any Subsidiaries in the past, present, or future; the performance of any remedial action that is related to the past, present, or future operations of the Borrower or any Subsidiaries; and the imposition of any Lien on any property affected by this Agreement or any of the other Loan Documents arising from any Environmental Liabilities or Costs;
     (g) the breach in any material respect by any Loan Party of any representation or warranty set forth in this Agreement or any Loan Document;
     (h) the failure of any Loan Party to comply in any material respect with any term, condition, or covenant set forth in this Agreement or any Loan Document; or

     (i) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Agent or any Lender (or any of their respective officers, directors, partners, employees or agents) is a party thereto;
except for any such Indemnified Liabilities arising for the account of a particular Lender Party by reason of the relevant Lender Party’s (or its agent’s, employee’s, representative’s or Affiliate’s) gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The foregoing indemnity shall become effective immediately upon the execution and delivery hereof and shall remain operative and in full force and effect notwithstanding the consummation of the transactions contemplated hereunder, the repayment of any of the Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender or the Agent.
     SECTION 9.5 Termination; Survival. All covenants, agreements, representations and warranties contained herein and in the certificates and instruments delivered in connection with or pursuant to this Agreement shall continue in full force and effect as long as the principal of or any accrued interest on the Notes or any fee or any other amounts payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The obligations of the Borrower under Sections 2.5, 3.5, 9.3 and 9.4 in each case survive any termination of this Agreement and the payment in full of principal, interest and other amounts payable hereunder and under the Notes and the other Loan Documents. The representations and warranties made by the Borrower in this Agreement, the Notes and in each other Loan Document shall survive the execution and delivery of this Agreement, the Notes and each such other Loan Document.
     SECTION 9.6 Severability. Any provision of this Agreement, the Notes or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, the Notes or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 9.7 Headings. The various headings of this Agreement, the Notes and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement, the Notes or such other Loan Document or any provisions hereof or thereof.
     SECTION 9.8 Counterparts, Effectiveness, Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Agent and each Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

     SECTION 9.9 Governing Law; Entire Agreement.
     (a) THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
     (b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT, AND EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT AGAINST THE AGENT OR ANY LENDER. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
     (c) The Borrower hereby irrevocably designates, appoints and empowers National Corporate Research, Ltd. (“NCR”), whose present address is 10 East 40th Street, 10th Floor, New York NY 10016, as its authorized agent to receive, for and on its behalf and its property, service of process in the State of New York when and as such legal actions or proceedings may be brought in the courts of the State of New York or of the United States of America, and such service of process shall be deemed complete upon the date of delivery thereof to such agent whether or not such agent gives notice thereof to the Borrower, or upon the earliest of any other date permitted by applicable law. The Borrower shall furnish the consent of NCR so to act to the Agent on or prior to the Closing Date. It is understood that a copy of said process served on such agent will as soon as practicable be forwarded to the Borrower, at its address set forth below, but its failure to receive such copy shall not affect in any way the service of said process on said agent as the agent of the Borrower. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date ten (10) calendar days after such mailing or (ii) any earlier date permitted by applicable law. The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and in the event that, for any reason, the agent named above or its successor shall no longer serve as its agent to receive service of process in the State of New York on its behalf, it shall promptly appoint a successor so to serve and shall advise the Agent and the Lenders thereof (and shall furnish to the Agent the consent of any successor agent so to act). For the avoidance of doubt, the foregoing appointment of NCR as the Borrower’s agent to receive service of process in the State of New York includes, without limitation, service of process for all legal actions or proceedings relating to this Agreement and to each of the Loan Documents to which the Borrower is a party. Nothing in this Section 9.9 shall affect the right of the Agent or any Lender to bring proceedings against the Borrower in the courts of any other jurisdiction or to serve process in any other manner permitted by applicable law.
     SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all Lenders; and the rights of sale, assignment and transfer of the Lenders are subject to Section 9.11.
     SECTION 9.11 Sale and Transfers, Participations, Etc.
     (a) Any Lender may at any time assign, syndicate or sell to one or more Participants (other than a natural person, a Defaulting Lender, the Sponsor or any Affiliate or Subsidiary of the Sponsor, the Borrower, any other Loan Party, or any Affiliate or Subsidiary of the Borrower or any other Loan Party) participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender, any interest of any Lender in any Letter of Credit Obligations or any other interest of Lender under this Agreement and any Loan Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the approval of the Required Lenders and to the obligations of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 3.7 as if the Participant were a Lender hereunder. The Borrower also agrees that any Participant shall be entitled to the benefits of (i) Section 9.4 and (ii) Sections 2.5 and 3.5, with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to the Sections referred to in clause (ii) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the obligations of such Lender set forth in such Sections. No Lender shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent that such amendment or waiver would (i) extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on the Loans (except in connection with a waiver of interest at the Post-Default Rate or the increased amount of fees payable with respect to the Letters of Credit following an Event of Default (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in the Loans shall be permitted without the consent of any

Participant if such Participant’s participation is not increased as a result thereof), (ii) release a substantial part of the Collateral or (iii) consent to the assignment or transfer by the Borrower of any of its rights or obligations under this Agreement.
     (b) With the consent of the Agent (and, except as provided in clause (f) below, prior to the occurrence of an Event of Default, with the consent of the Borrower which shall not be unreasonably withheld or delayed), any Lender may at any time sell to any Purchasing Lender all or any part in a minimum amount of $1,000,000, of its rights and obligations under this Agreement and the Notes pursuant to a Transfer Supplement in the form of Exhibit H attached hereto (“Transfer Supplement”), executed by such Purchasing Lender, such transferor Lender and the Agent. Upon (i) such execution of such Transfer Supplement, and (ii) delivery of a fully executed copy thereof to the Borrower, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with a Working Capital Facility Percentage and a Term Loan Percentage as set forth in such Transfer Supplement, and no further consent or action by the Borrower, the Lenders or the Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Working Capital Facility Percentages and Term Loan Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. Upon the consummation of any transfer to a Purchasing Lender pursuant to this paragraph (b), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Lender and new Notes to the Purchasing Lender in the amount equal to their respective Commitments and outstanding Loans, as appropriately adjusted pursuant to such Transfer Supplement.
     (c) The Agent shall maintain at its address referred to herein a copy of each Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a Transfer Supplement executed by a transferor Lender, the Agent and a Purchasing Lender together with payment by such Purchasing Lender to the Agent, for the account of the Agent and not for the account of the Lenders, of a registration and processing fee of $3,500, and the Notes subject to such Transfer Supplement, the Agent shall (i) accept such Transfer Supplement, (ii) record the information therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.
     (e) If, pursuant to this Section 9.11, any interest in this Agreement or any Note is transferred to any Participant or Purchasing Lender which is organized under the laws of any jurisdiction other than the United States or any State thereof, the Lender shall cause such Participant or Purchasing Lender, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Participant or Purchasing Lender in respect of the Loans, (ii) to furnish to the transferor Lender, the Agent and the Borrower two (2) properly executed original Internal Revenue Service Forms 4224 or 1001 (or any successor forms) and properly executed Internal Revenue Service Forms W-8 and W-9, as the case may be (wherein such Participant or Purchasing Lender claims entitlement to complete exemption from the United States federal withholding tax on all interest payments hereunder and all fees payable under Section 2.3), and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Borrower) to provide the transferor Lender, the Agent and the Borrower new Internal Revenue Service Forms 4224 or 1001 upon the expiration or obsolescence of any previously delivered form or after the occurrence of any event requiring a change in the most recent forms delivered by it to the transferor Lender, the Agent and the Borrower, and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Purchasing Lender, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.
     (f) Notwithstanding anything to the contrary set forth in this Section 9.11, (i) any Lender may sell to any of its Affiliates, to any Related Fund or to any other Lender or Affiliate of any other Lender all or any part of its rights and obligations under this Agreement and the Notes, (ii) any Lender may create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it) in favor of the Federal Reserve Bank in accordance with Regulation A of the F.R.S. Board or in favor of any other central bank having jurisdiction, and (iii) upon the occurrence and during the continuance of an Event of Default, any Lender may sell to any Purchasing Lender all or any part of its rights and obligations under this Agreement and the Notes notwithstanding that the Borrower does not consent to such sale, provided such Lender has obtained the consent of the Agent (which consent shall not be unreasonably withheld or delayed) and otherwise meets the requirements of this Section 9.11. In addition, any Lender may grant a security interest in favor of the Federal Reserve Bank or any other central bank having jurisdiction in any Loan Document; provided, however, that no such grant shall release the Lender from any of its obligations under the Loan Documents or substitute the beneficiary of such grant as a party to any Loan Document, and no such grant shall require any payments to be made by any Loan Party or grant to any Person any more extensive rights than those required to be made or granted to such Lender under the Loan Documents.
     SECTION 9.12 Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 9.13 Confidentiality. The Lenders and the Agent shall hold all non-public, proprietary or confidential information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; however, the Lenders and the Agent may make disclosure of any such information to its examiners, Affiliates, outside auditors, counsel, consultants, operators and other professional advisors in connection with this Agreement or as required by any proposed syndicate member, transferee or participant in connection with the contemplated transfer of any Note, Obligations or Commitments or the contemplating granting of a participation therein, as required or requested by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, or in connection with the enforcement hereof or of any other Loan Document or pursuant to legal process, or to any beneficiary of the grant described in Section 9.11(f); provided, however, that any such proposed syndicate member or proposed transferee or participant shall have agreed in writing for the Borrower’s benefit to be bound by the terms of this Section 9.13. In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it by the Borrower or any of its Subsidiaries.
     SECTION 9.14 Change in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referred to in clause (a) of Section 5.4 hereafter occur as a result of the promulgation of rules, regulations, pronouncements or opinions by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in this Agreement, the parties hereto agree to enter into negotiations (and such parties shall act in good faith in such negotiations) in order to amend such financial covenants, standards or terms so as to equitably reflect such changes with the desired result that the evaluations of the Borrower’s financial condition shall be the same after such changes as if such changes had not been made; provided, however, that, until the parties hereto have reached a definitive agreement on such amendments the Borrower shall not change its Fiscal Year and the Borrower’s financial condition and operations shall continue to be evaluated on the same principles as those used in the preparation of the financial statements referred to in clause (a) of Section 5.4.
     SECTION 9.15 Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Loan Parties hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.15 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
     SECTION 9.16 Waiver of Jury Trial, Etc. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, SUCH LENDERS OR THE BORROWER.

THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND SUCH LENDERS ENTERING INTO THIS AGREEMENT.
     SECTION 9.17 Limitation of Liability. Neither the Agent, the Lenders nor any Affiliate thereof shall have any liability with respect to, and THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREIN, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.
     SECTION 9.18 Usury Savings Clause. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if at any time any rate of interest accruing on any Obligation, when aggregated with all amounts payable by any Loan Party under any of the Loan Documents that are deemed or construed to be interest accrued or accruing on such Obligation under applicable law, exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable to such Lender with respect to such Obligation (each a “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, such rate of interest shall be reduced to the Maximum Lawful Rate; provided that if at any time thereafter such rate of interest accruing on Obligations held by such Lender is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest to such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender in respect of the Obligations held by it is equal to the total interest which such Lender would have received had interest on all Obligations held by such Lender (but for the operation of this Section 9.18) accrued at the rate otherwise applicable under this Agreement and the other Loan Documents. Thereafter, interest payable to such Lender in respect of the Obligations held by it shall accrue at the applicable rate set forth in this Agreement or other Loan Documents unless and until such rate again exceeds the Maximum Lawful Rate, in which event this Section 9.18 shall again apply. In no event, shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had interest been calculated for the full term of this Agreement at the Maximum Lawful Rate. In the event that the Maximum Lawful Rate is calculated pursuant to this Section 9.18, (a) if required by applicable law, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made, and (b) if permitted by applicable law, the Borrower and such Lender shall (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Loans so that interest for the entire term of the Loans shall not exceed the Maximum Lawful Rate. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 9.18 shall make a final determination that such Lender has received interest in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess, first to any interest due and outstanding under this Agreement and the other Loan Documents, second to any principal due and payable under this Agreement and the Notes, third to the remaining principal amount of the Notes and fourth to other unpaid Obligations held by such Lender, and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.
     SECTION 9.19 Notice from Agent. Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act and Agent’s policies and procedures in regard thereto, Agent is required to obtain, verify and record certain information and documentation that identifies the Loan Parties, which information includes the name and address of each Loan Party and such other information that will allow Lender to identify each Loan Party properly in accordance with the USA Patriot Act.
     Sponsor Non-Recourse. To induce the Sponsor to deliver the Agreement to Contribute Capital, each of the Agent and the Lenders, for itself and its successors and assigns, acknowledges and agrees that the Sponsor is not a party to this Agreement and is a legal entity separate from the Loan Parties, and that the Sponsor has not, and does not, assume any obligations of the Loan Parties and has no obligation to contribute capital, or otherwise provide financial support, to the Loan Parties, except as expressly set forth in the Agreement to Contribute Capital or as otherwise agreed in writing from time to time. Accordingly, except as set forth in the Agreement to Contribute Capital or as otherwise agreed in writing from time to time, each of the Agent and the Lenders is electing to enter into this Agreement without reliance upon the creditworthiness of the Sponsor for repayment of the Loans and other Obligations and without reliance upon any undertakings by the Sponsor in respect of any of the Project or the Project Improvements. The Sponsor is a third party beneficiary of this Section 9.20 and is entitled to rely on and enforce this Section 9.20 against the parties to this Agreement. For the purpose of this Section 9.20, “Sponsor” means and includes the Sponsor and each of its Affiliates (other than the Parent Guarantor, the Borrower or their respective Subsidiaries, if any). Notwithstanding anything to the contrary contained in this Section 9.20, the Sponsor shall be fully liable to the Agent and the Lenders for any deficiency, loss or damage suffered by any Secured Party under the Loan Documents because of (a) obligations arising under the Agreement to Contribute Capital or as otherwise agreed in writing from time to time, (b) liability arising from the commission by the Sponsor or any of its Affiliates (other than the Parent Guarantor, the Borrower or their respective Subsidiaries, if any) of a criminal act, (c) liability arising from acts involving deliberate malfeasance, misappropriation of funds, fraud and fraudulent misrepresentation made by the Sponsor or any Affiliate of the Sponsor (other than the Parent Guarantor, the Borrower or their respective Subsidiaries, if any), and (d) payment by the Sponsor to the Agent or any Lender which is held to be a preference or fraudulent conveyance under applicable bankruptcy laws. The Sponsor also shall be fully liable to the Agent and the Lenders for any and all attorneys’ fees and expenses and court costs incurred by the Agent or any Lender in connection with any of the matters described in clauses (a) through (d) of the immediately proceeding sentence. For the avoidance of doubt, the foregoing shall not be construed to limit in any manner the Sponsor’s obligations under the Agreement to Contribute Capital or any other agreement entered into by the Sponsor in writing.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

PICO NORTHSTAR HALLOCK, LLC, as the Borrower
By:
John R. Hart
Chief Executive Officer

PICO NORTHSTAR, LLC, as the Parent Guarantor
By:
John R. Hart
Chief Executive Officer

[Signature Page to Credit Agreement]

ING CAPITAL LLC, as the Agent and a Lender
By:
Keith Alexander
Managing Director

[Signature Page to Credit Agreement]

_____________________________,
as a Lender
By:
Name:
Title:

[Signature Page to Credit Agreement]